UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

inVentiv Health, Inc.

(Name of Registrant as Specified In Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

June 17, 2010

Dear Fellow Stockholder:

You are cordially invited to attend a Special Meeting of Stockholders of inVentiv Health, Inc., to be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, New York 10036, on July 21, 2010 at 9:00 a.m., local time. At the special meeting, you will be asked to consider and vote upon a proposal to adopt an Agreement and Plan of Merger, dated May 6, 2010, as it may be amended from time to time, providing for the acquisition of the Company by Papillon Holdings, Inc., an entity owned by certain affiliates of Thomas H. Lee Partners, L.P.

If the merger is completed, you will be entitled to receive $26.00 in cash, without interest, less any applicable withholding taxes, for each share of our common stock you own, unless you exercise your appraisal rights with respect to such shares. Additional nominal cash consideration may be paid if the closing date of the merger is extended due to the marketing period for transaction-related debt financing.

At the special meeting, you may also be asked to consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies on the proposal to adopt the merger agreement.

The board of directors of the Company, after considering the unanimous recommendation of the special committee, comprised entirely of independent directors, and the factors described in the accompanying proxy statement, has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has approved, adopted, and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The special committee made its recommendation to the board of directors after consideration of the factors described in the accompanying proxy statement and consultation with its legal and financial advisors, which advisors were determined to be independent of the Company.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies on the proposal to adopt the merger agreement.

Only stockholders of record at the close of business on June 15, 2010 will be entitled to notice of, and to vote at, the special meeting.

Your vote is very important. Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of our common stock entitled to vote thereon. Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope, or submit your proxy by telephone or the internet. Failure to vote or submit a proxy will have the same effect as a vote against the proposal to adopt the merger agreement.

The accompanying proxy statement, which is first being mailed to our stockholders on or about June 17, 2010, provides you with detailed information about the special meeting, the merger agreement, and the merger. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement. We encourage you to read the entire proxy statement and the attached annexes, including the merger agreement, carefully. You may also obtain additional information about the Company from documents we file with the Securities and Exchange Commission.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved or passed upon the merits or fairness of the merger agreement, or the transactions contemplated thereby, including the proposed merger, or passed upon the adequacy or accuracy of the disclosure in the enclosed documents. Any representation to the contrary is a criminal offense.

If you have any questions or need assistance voting your shares of common stock of the Company, please contact Okapi Partners LLC, the Company’s proxy solicitor, by telephone toll-free at (877) 869-0171 (banks and brokers call collect at (212) 297-0720) or by email at info@okapipartners.com.

On behalf of the board of directors and the employees of inVentiv Health, Inc., I would like to express my appreciation for your continued interest in the affairs of our Company.

Sincerely,

/s/ R. Blane Walter

R. Blane Walter

Chief Executive Officer

INVENTIV HEALTH, INC.

500 Atrium Drive

Somerset, New Jersey 08873

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD JULY 21, 2010

To Our Stockholders:

You are cordially invited to attend the Special Meeting of Stockholders of inVentiv Health, Inc. to be held at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, New York 10036, on July 21, 2010 at 9:00 a.m., local time. At the special meeting, our stockholders will consider and vote on the following:

(1)	a proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2010, as it may be amended from time to time, by and among the Company, Papillon Holdings, Inc., a Delaware corporation, and Papillon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Papillon Holdings, Inc., a copy of which is attached as Annex A to the accompanying proxy statement; and

(2)	a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Only stockholders of record at the close of business on June 15, 2010 will be entitled to notice of, and to vote at, the special meeting. In the accompanying proxy statement, we refer to this date as the record date.

Your vote is very important. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of the Company’s common stock entitled to vote thereon. Whether or not you plan to attend the special meeting in person, we request that you complete, sign, date, and return, as promptly as possible, the enclosed proxy card in the accompanying pre-paid reply envelope or submit your proxy by telephone or the internet prior to the special meeting to ensure that your shares of common stock of the Company will be represented at the special meeting. If your shares of common stock are not represented at the special meeting, either in person or by proxy, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the proposal to adopt the merger agreement.

If you are a stockholder of record, voting by ballot at the special meeting will revoke any proxy previously submitted. If you hold your shares of common stock of the Company through a bank, brokerage firm or other nominee, you should follow the procedures provided by your banker, brokerage firm or other nominee in order to vote.

Stockholders of the Company who do not vote in favor of the proposal to adopt the merger agreement and otherwise comply with Section 262 of the General Corporation Law of the State of Delaware will have the right to seek appraisal of the fair value of their shares of common stock if they properly demand appraisal of the fair value of their shares of common stock before the vote is taken on the merger agreement and otherwise comply with all the requirements of Section 262 of the General Corporation Law of the State of Delaware, which is reproduced in its entirety in Annex C to the accompanying proxy statement, and the merger is consummated.

The board of directors of the Company, after considering the unanimous recommendation of the special committee, comprised entirely of independent directors, and the factors described in the accompanying proxy statement, has determined that the merger is fair to, and in the best interests of, the Company and its stockholders and has approved, adopted, and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The special committee made its recommendation to the board of directors after consideration of the factors described in the accompanying proxy statement and consultation with its legal and financial advisors, which advisors were determined to be independent of the Company. The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies on the proposal to adopt the merger agreement.

June 17, 2010	By Order of the Board of Directors,

/s/ David S. Bassin

David S. Bassin

Secretary

Annex A	Agreement and Plan of Merger, dated May 6, 2010, by and among Papillon Holdings, Inc., Papillon Acquisition, Inc., and inVentiv Health, Inc., as amended on May 27, 2010.

Annex B	Opinion of Goldman, Sachs & Co., dated May 6, 2010.

Annex C	General Corporation Law of the State of Delaware – Section 262.

ii

SUMMARY

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to in this proxy statement. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Parties to the Merger (see page 19)

inVentiv Health, Inc., which we refer to as the Company, we, us, or our, is a Delaware corporation headquartered in Somerset, New Jersey. We are a leading provider of value-added services to the pharmaceutical, life sciences and healthcare industries. We support a broad range of clinical development, communications and commercialization activities that are critical to our customers’ ability to complete the development of new drug products and medical devices and successfully commercialize them. In addition, we provide medical cost containment services to payors in our patient outcomes business. References to the Company, we, us, or our in this proxy statement include the Company and its subsidiaries on a consolidated basis.

Papillon Holdings, Inc., which we refer to as Parent, is a Delaware corporation controlled by Thomas H. Lee Equity Fund VI, L.P., which we refer to as THL Equity Fund VI. Parent was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, upon consummation of the proposed merger, the Company will be a subsidiary of Parent.

Papillon Acquisition, Inc., which we refer to as Merger Sub, is a Delaware corporation that is wholly-owned by Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

In this proxy statement, we refer to the Agreement and Plan of Merger, dated May 6, 2010, as it may be amended from time to time, by and among the Company, Parent, and Merger Sub, as the merger agreement, and the merger of Merger Sub with and into the Company as the merger.

The Merger (see page 20)

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. If the merger is completed, you will not own any shares of capital stock of the surviving corporation. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the third quarter of 2010.

Merger Consideration (see page 20)

In the merger, each outstanding share of our common stock (except for certain shares owned by Parent, Merger Sub, and the Company, and certain of their subsidiaries, which we refer to collectively as excluded shares, and shares owned by stockholders who have properly demanded appraisal rights, which we refer to as dissenting shares) will be converted into the right to receive $26.00 in cash, which we refer to as the per share merger consideration, without interest, less any applicable withholding taxes. Additional nominal cash consideration may be paid if the closing date of the merger is extended due to the marketing period for transaction-related debt financing.

Reasons for the Merger; Recommendation of the Board of Directors (see page 29)

The board of directors, after considering the unanimous recommendation of the special committee and the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors,” determined that the merger is fair to, and in the best interests of, the Company and its stockholders, and approved, adopted, and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The special committee made its recommendation to the board of directors after consideration of the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” and consultation with its legal and financial advisors, as to legal and financial matters, respectively, and taking into consideration the opinion of Goldman, Sachs & Co., which we refer to as Goldman Sachs, the special committee’s financial advisor, which financial advisor was determined to be independent of the Company. The special committee is comprised entirely of independent directors of the Company. Members of the special committee are also independent of Parent, Merger Sub, THL Equity Fund VI, and Thomas H. Lee Partners, L.P., which we refer to as THL.

In considering the recommendation of the board of directors regarding the merger and the proposal to adopt the merger agreement, you should be aware that certain of our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section titled “The Merger — Interests of Certain Persons in the Merger.”

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies.

Effects of the Merger (see page 32)

If the merger agreement is adopted by our stockholders and the other closing conditions are satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly-traded company. Your shares of common stock will be converted into the right to receive the merger consideration, unless you properly exercise your appraisal rights as briefly described below and elsewhere in the proxy statement. Shares of the Company’s common stock will no longer be traded or listed on the Nasdaq Global Select Market, which we refer to as Nasdaq.

Timing and Likelihood of Closing (see page 32)

We are working towards completing the merger as soon as possible, and we anticipate that the merger will be completed during the third quarter of 2010, assuming timely satisfaction of necessary closing conditions. However, because the merger is subject to certain conditions, including adoption of the merger agreement by our stockholders, the receipt of certain regulatory approvals, and the marketing period for the debt financing, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section titled “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period.”

Opinion of Financial Advisor to the Special Committee of the Board of Directors of the Company (see page 32)

Goldman Sachs rendered its opinion to the special committee that, as of May 6, 2010 and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 6, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage you to read the Goldman Sachs opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger agreement and the transactions contemplated thereby, including the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the issued and outstanding shares of the common stock of the Company should vote with respect to the merger or any other matter. Pursuant to the terms of an engagement letter between the special committee and Goldman Sachs, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $11,000,000, of which approximately $10,000,000 is contingent upon consummation of the merger.

Financing of the Merger (see page 41)

We anticipate that the total amount of funds necessary to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of equity-based awards) the amounts due to them under the merger agreement;

•	refinance or repay certain of our existing indebtedness and satisfy existing liabilities that will come due as a result of the merger; and

•	pay related fees and expenses in connection with the transactions contemplated by the merger agreement,

will be approximately $1,270,000,000.

These payments are expected to be funded by a combination of (i) equity contributions by THL Equity Fund VI to Merger Sub, (ii) certain debt financing and (iii) cash and cash equivalents of the Company. Parent has obtained the equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing (see page 41)

Parent has entered into an equity commitment letter with THL Equity Fund VI, dated May 6, 2010, pursuant to which THL Equity Fund VI has committed to provide equity financing in an aggregate amount up to $384,000,000. THL Equity Fund VI may allocate all or a portion of its investment to affiliated funds and other co-investors (including rollover investors), and its commitment will be reduced by any rollover shares actually contributed on or before the closing date and made available to finance the merger transactions. The funding of financing contemplated by the equity commitment letter is subject to the satisfaction at the closing of all conditions precedent to the obligations of Merger Sub and Parent to consummate the transactions contemplated by the merger agreement, the funding of the debt financing on the terms and conditions described in the debt commitment letter (as described below) and the merger of Merger Sub with the Company or the entry of a final order or judgment awarding specific performance to cause the equity financing to be funded.

Debt Financing (see page 42)

In connection with Parent’s entry into the merger agreement, Merger Sub received a debt commitment letter, dated May 6, 2010, from Citigroup Global Markets Inc., which together with Citibank, N.A., Citicorp North America, Inc. and/or certain of their affiliates, we refer to as Citi. The debt commitment letter was amended and restated in its entirety pursuant to a commitment letter, dated May 25, 2010, from Citi, Banc of America Securities LLC, Bank of America Bridge LLC, Bank of America, N.A., Credit Suisse Securities (USA) LLC, Credit Suisse AG, Deutsche Bank Trust Company Americas, Deutsche Bank AG Cayman Islands Branch and Deutsche Bank Securities Inc., to whom we refer collectively as the Commitment Parties, to provide in the aggregate up to $875,000,000 in debt financing to Merger Sub, $600,000,000 of which shall consist of a senior secured credit facility made up of a $525,000,000 term loan facility, and a $75,000,000 revolving credit facility, of which no more than $25,000,000 may be used at the closing of the merger (i) to fund any original issue discount or upfront fees with respect to the credit facilities described above, (ii) to finance transaction costs related to the merger, and (iii) for seasonal working capital and variations from projected working capital at the closing of the merger. The debt commitment letter also contemplates that either (i) Merger Sub or the Company will issue and sell senior unsecured notes in a Rule 144A or other private placement on the closing date yielding at least $275,000,000 in gross cash proceeds on the closing date, or (ii) to the extent Merger Sub or the Company does not, or is unable to, issue at least $275,000,000 in senior notes, Merger Sub or the Company will obtain at least $275,000,000, less the amount of the senior notes, if any, issued on or prior to the closing date, under a new senior unsecured bridge facility. The Commitment Parties may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Guaranty (see page 43)

Pursuant to a guaranty, dated May 6, 2010, delivered by THL Equity Fund VI in favor of the Company, THL Equity Fund VI has agreed to guarantee the performance and discharge of certain obligations of Parent under the merger agreement, provided that the maximum aggregate liability of THL Equity Fund VI shall not exceed the sum of (i) $62,500,000, which equals the sum of the parent termination fee, as defined below, and the maximum amount of company expenses, as defined below, subject to reimbursement under the merger agreement and (ii) certain costs and expenses reasonably incurred by the Company in connection with the enforcement of Parent’s obligations to pay the parent termination fee and the company expenses.

Interests of Certain Persons in the Merger (see page 44)

When considering the recommendation of the board of directors, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•

pursuant to employment agreements with each of R. Blane Walter and David Bassin, the payment of change of control payments, which will result in an aggregate cash payment to such executive officers of approximately $2,508,000 (exclusive of the estimated value of employee benefits and Mr. Walter’s excise tax gross-up) and an excise tax gross-up payment to Mr. Walter of approximately $1,408,000;

•

pursuant to the terms of their award documentation, and assuming, in the case of Nat Krishnamurti, that he experiences a qualifying termination during a specified period after the closing of the merger, the vesting and cash-out of all vested and unvested stock options and restricted stock held by our directors and executive officers, which will result in an aggregate cash payment to such executive officers and directors of approximately $11,268,000, based on holdings as of June 15, 2010 and the right to receive $26.00 per share in cash;

•

pursuant to employment agreements with each of Mr. Walter, Mr. Bassin, and Mr. Krishnamurti, and assuming such executive officers experience qualifying terminations during a specified period after the closing of the merger, the payment of severance payments, which will result in an aggregate cash payment to such executive officers of approximately $1,489,000 (exclusive of the estimated value of employee benefits and Mr. Walter’s excise tax gross-up) and an excise tax gross-up payment to Mr. Walter of approximately $594,000; and

•	the payment of a one-time committee fee in the amount of $30,000 to each member of the special committee for such member’s service on the special committee.

In addition, certain of our executive officers are currently in discussions with THL regarding potential arrangements with the surviving corporation. See the section titled “The Merger — Interests of Certain Persons in the Merger.”

The Merger Agreement (see page 46)

Treatment of Common Stock, Options and Other Equity Awards (see page 48)

Common Stock. At the effective time of the merger, each share of common stock issued and outstanding (except excluded shares and dissenting shares) will convert into the right to receive the per share merger consideration, without interest, less any applicable withholding taxes.

Options under Employee Equity Incentive Plans and Arrangements. At the effective time, each outstanding qualified and nonqualified option to purchase shares of common stock under any employee equity incentive plan or arrangement will be canceled in exchange for the right to receive (i) to the extent such option was vested immediately prior to the effective time of the merger (or (a) was disclosed on a schedule to the merger agreement or (b) is permitted to be provided for under the merger agreement during the period between signing and closing and, in either case, will become vested upon the closing as a result of the merger), payment in cash in an amount equal to the product of (x) the number of shares of common stock subject to such vested portion and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such vested portion, less any applicable withholding taxes; and (ii) to the extent such option was not vested immediately prior to the effective time of the merger and does not by its terms become vested immediately upon a change of control, the right to receive, at such time as such unvested portion would otherwise have vested and become exercisable, a payment in cash equal to the product of (x) the number of shares of common stock subject to such unvested portion and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such unvested portion, less any applicable withholding taxes.

Unvested Shares of Restricted Stock under the 1999 Stock Incentive Plan. At the effective time, each outstanding and unvested share of restricted stock under the 1999 Stock Incentive Plan will be converted into the right to receive cash in an amount equal to the per share merger consideration, without interest, less any applicable withholding taxes.

Restricted Stock under the 2006 Long-Term Incentive Plan. At the effective time, each outstanding share of restricted stock granted under the 2006 Long-Term Incentive Plan that is not vested (other than restricted stock that (a) was disclosed on a schedule to the merger agreement or (b) is permitted to be provided for under the merger agreement during the period between signing and closing and, in either case, will become vested upon the closing as a result of the merger) shall be canceled in exchange for the right to receive, at the time such share of restricted stock would have become vested, a payment equal to the per share merger consideration, without interest, less any applicable withholding taxes. At the effective time, each outstanding restricted stock unit award and similar award with substantially equivalent economic effect under the 2006 Long-Term Incentive Plan shall be canceled in exchange for the right to receive in respect of each share of common stock subject to such award, at such time as shares of common stock would otherwise have been issued in respect thereof, a payment equal to the per share merger consideration, without interest, less any applicable withholding taxes.

Solicitation of Takeover Proposals (see page 55)

From and after May 6, 2010, the effective date of the merger agreement, and until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, we are not permitted to solicit any inquiry or the making of any takeover proposals or engage in any negotiations or discussions with any person relating to a takeover proposal. Notwithstanding these restrictions, under certain circumstances, we may, from and after May 6, 2010, and prior to the time our stockholders adopt the merger agreement, respond to an unsolicited bona fide takeover proposal or engage in discussions or negotiations with the person making such takeover proposal. If at any time before the merger agreement is adopted by our stockholders our board of directors determines that a takeover proposal is a superior proposal, we may terminate the merger agreement and enter into any takeover, merger or similar agreement, which we refer to as a company acquisition agreement, with respect to such superior proposal, so long as we comply with certain terms of the merger agreement, including paying a termination fee to Parent and reimbursing Parent for certain expenses incurred by it. See “The Merger Agreement — Termination Fee.”

Conditions to the Merger (see page 59)

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of certain customary conditions, including:

•	adoption of the merger agreement by our stockholders;

•

the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the HSR Act, and any applicable foreign antitrust laws and the receipt of certain required antitrust approvals;

•	no governmental authority having enacted any order making the merger illegal or otherwise prohibiting the consummation of the merger;

•

the performance, in all material respects, by all parties to the merger agreement of their respective agreements and covenants in the merger agreement, and the representations and warranties of the Company, Parent, and Merger Sub in the merger agreement being true and correct (subject to certain materiality standards specified in the merger agreement);

•	the absence of a company material adverse effect (as described below); and

•	Parent’s delivery to the Company at the closing of a solvency certificate.

Termination (see page 60)

We, Parent, and Merger Sub may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent, Merger Sub, or the Company, if:

•

upon a vote taken at our stockholders’ meeting, our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (but this right to terminate will not be available to a party if the failure of the party to perform its obligations under the merger agreement was the primary cause of or resulted in the failure to obtain stockholder approval);

•

any governmental entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, and such order, decree, judgment, injunction or other action shall have become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable order was primarily due to the failure of such party to perform its obligations under the merger agreement); or

•

the merger has not been consummated on or before November 19, 2010 (but this right to terminate will not be available to a party whose failure to comply with any provision of the merger agreement was the primary cause of or resulted in the failure to consummate the merger on or prior to November 19, 2010);

•	by Parent, if:

•

we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements in the merger agreement (except our covenants and agreements with respect to the solicitation of takeover proposals) which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within a 20-day notice period (but this right to terminate will not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the Company’s obligation to close the merger not being satisfied);

•

we have breached our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and such breach, if capable of being cured, shall not have been cured within a five-day notice period; or

•

(i) our board of directors shall have effected a Company adverse recommendation change (as described below); (ii) our board of directors shall have effected a change of recommendation in response to an intervening event; (iii) our board of directors shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within two business days after Parent so requests in writing; (iv) our board of directors shall have failed to recommend against any publicly announced takeover proposal and reaffirm its recommendation, in each case, within ten business days following the public announcement of such takeover proposal and in any event at least two business days prior to the meeting of our stockholders, (v) the Company enters into a company acquisition agreement or (vi) the Company or our board of directors has publicly announced its intention to take any of the above actions;

•	by the Company, if:

•

Parent or Merger Sub have breached or failed to perform in any material respects any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) cannot be cured by Parent or Merger Sub, or if capable of being cured, shall not have been cured within a 20-day notice period (but this right to terminate will not be available to the Company if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions with respect to Parent’s and Merger Sub’s obligations to close the merger not being satisfied);

•

at any time prior to the adoption of the merger agreement by our stockholders we concurrently enter into a company acquisition agreement with respect to a superior proposal if (i) we have complied in all material respects with our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed under the heading “The Merger Agreement — Termination Fees;” or

•

(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) we have irrevocably confirmed in writing that all conditions to our obligations to close the merger have been satisfied or that we are willing to waive all such conditions provided the closing occurs within two business days following the date of such notice, (iii) the marketing period has ended or will end on the date of such notice, and (iv) within two business days after we have delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the merger shall not have been consummated.

Termination Fee (see page 62)

If the merger agreement is terminated in certain circumstances described under “The Merger Agreement — Termination Fee”:

•

the Company may be obligated to pay a termination fee of $27,500,000, and reimburse up to $7,500,000 of the out-of-pocket fees and expenses reasonably incurred by Parent or its affiliates, including under circumstances in which the merger agreement is terminated in order to enter into a definitive agreement with respect to a superior proposal; or

•

Parent may be obligated to pay the Company a parent termination fee of $55,000,000 and reimburse up to $7,500,000 of the out-of-pocket fees and expenses reasonably incurred by the Company or its affiliates, including under circumstances in which the merger agreement is terminated as a result of Parent’s or Merger Sub’s material breach of any representation, warranty, covenant or agreement of the merger agreement, which breach has not been cured within the periods specified, subject to certain conditions. THL Equity Fund VI has agreed to guarantee the obligation of Parent to pay the parent termination fee and company expenses pursuant to the guaranty.

Remedies (see page 63)

Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. The Company has the right under certain circumstances (i) to require Parent to seek to cause the equity financing to be funded in accordance with the terms of the equity financing commitment and to consummate the merger or (ii) to require Parent to use its reasonable best efforts to enforce the terms of the debt financing commitment. The Company is not otherwise entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement.

In the event that the Company receives the parent termination fee, then, except, with respect to Parent and Merger Sub, in the case of fraud and except for the payment obligations guaranteed under the guaranty (which include, in addition to the parent termination fee, the company expenses plus any costs and expenses reasonably incurred in connection with the enforcement of Parent’s obligations to pay the parent termination fee and the company expenses), such fee shall be the sole and exclusive remedy against the Parent and its affiliates for any and all losses or damages suffered or incurred by the Company or any other person or entity in connection with the merger agreement, the equity commitment letter, the debt commitment letter or the guaranty, the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination, and neither the Company nor any other person or entity shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any of their affiliates or representatives arising out of or in connection with the merger agreement, the equity or debt financing commitments or the guaranty, any of the transactions contemplated thereby and the abandonment or termination thereof or any matter forming the basis for such termination.

The maximum liability of the Company for damages under the merger agreement is the sum of the (i) termination fee, (ii) the parent expenses, and (iii) reasonable costs and expenses incurred by the Parent (together with interest) to enforce payment of the amounts specified in clause (i) and (ii) of this sentence. The maximum liability of the Parent and Merger Sub for damages under the merger agreement is the sum of (i) the parent termination fee, (ii) the company expenses (inclusive of (A) the amounts payable under the merger agreement for indemnification of officers or directors of the Company and (B) the reimbursable expenses reasonably incurred by the Company in connection with the financing of the transaction by Parent and Merger Sub), and (iii) reasonable costs and expenses incurred by the Company (together with interest) to enforce payment of the amounts specified in clauses (i) and (ii) of this sentence.

The Special Meeting (see page 66)

Time, Place, and Purpose of the Special Meeting (see page 66)

The special meeting will be held on July 21, 2010, starting at 9:00 a.m., local time, at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, New York 10036.

At the special meeting, holders of our common stock, par value $0.001 per share will be asked to approve the proposal to adopt the merger agreement, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Record Date and Quorum (see page 66)

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on June 15, 2010, which the Company has set as the record date for the special meeting and which we refer to as the record date. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 34,957,721 shares of common stock outstanding and entitled to vote at the special meeting. A majority of the shares of common stock outstanding at the close of business on the record date and entitled to vote, present in person or represented by proxy at the special meeting, constitutes a quorum for the purposes of the special meeting.

Vote Required (see page 66)

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast on this proposal.

Registered and Beneficial Owners; Proxies (see page 67)

If your shares of common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and the accompanying proxy card have been sent directly to you by the Company.

If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy;

•	over the internet — the website for internet voting is identified on your proxy card; or

•	by telephone — a toll-free telephone number is identified on your proxy card.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

If you fail to submit a proxy or vote in person at the special meeting, or if you do not provide your broker, bank, or other nominee with instructions, as applicable, your shares of common stock will not be voted on the proposal to adopt the merger agreement or the proposal to adjourn the special meeting. Failure to vote on the proposal to adopt the merger agreement will have the same effect as a vote against that proposal. Failure to vote on the proposal to adjourn the special meeting will not have an effect on that proposal.

Revocation of Proxy (see page 68)

You have the right to revoke a proxy delivered in any manner at any time before it is exercised by executing and delivering to the Company a new proxy, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attendance at the special meeting, by itself, is not sufficient to revoke a proxy.

Material U.S. Federal Income Tax Consequences of the Merger (see page 69)

The exchange of shares of common stock for cash pursuant to the merger generally will be a taxable transaction to U.S. holders for U.S. federal income tax purposes. Stockholders who are U.S. holders and who exchange their shares of common stock in the merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash payments made pursuant to the merger and their adjusted tax basis in their shares of common stock. Backup withholding may also apply to the cash payments made pursuant to the merger unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct and otherwise complies with the backup withholding rules. You should read “The Merger — Material U.S. Federal Income Tax Consequences of the Merger” for a definition of “U.S. holder” and a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Regulatory Approvals (see page 71)

Under the merger agreement, each of the Company, Parent, and Merger Sub has agreed to prepare and file any other filings required under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, or any other federal, state or foreign law relating to the merger as soon as practicable following the date of the merger agreement.

A condition to the parties’ respective obligations to consummate the merger is that any waiting period applicable to the merger under the HSR Act, and any applicable foreign antitrust laws, will have expired or been terminated. Pursuant to the requirements of the HSR Act, on May 20, 2010, the Company and THL Equity Fund VI filed notification reports, along with requests for early termination of the waiting period, with the United States Department of Justice, Antitrust Division, which we refer to as the Antitrust Division, and the Federal Trade Commission, which we refer to as the FTC. On June 1, 2010, we were informed by the FTC that the requests of the Company and THL Equity Fund VI for early termination of the waiting period had been granted effective as of that date. See “The Merger Agreement — Conditions to the Merger.”

Litigation Relating to the Merger (see page 71)

In connection with the merger, six putative stockholder class action lawsuits have been filed in the Delaware Court of Chancery and in the Chancery Division of the New Jersey Superior Court for Somerset County. The complaints allege that the defendant directors and officers breached their fiduciary duties by, among other things, engaging in self-dealing, failing to disclose material information in our preliminary proxy statement, and failing to maximize shareholder value, and that THL aided and abetted the alleged breaches of fiduciary duties. Among other remedies, the complaints in certain of these actions seek to enjoin the merger. The Company, its board of directors, and THL believe these lawsuits are without merit and intend to defend them vigorously. See the section titled “Litigation Relating to the Merger.”

Appraisal Rights (see page 73)

You are entitled to appraisal rights under the General Corporation Law of the State of Delaware, which we refer to as the DGCL, in connection with the merger, provided that you satisfy all of the requirements and procedures set forth in Section 262 of the DGCL, including, among other things, not voting in favor of the merger. Provided that you satisfy all such requirements of and procedures for making a proper demand for appraisal rights, this means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation instead of receiving the per share merger consideration provided under the merger agreement. The ultimate amount you receive in an appraisal proceeding may be less than, equal to, or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must, among other things, submit a written demand for appraisal to the Company before the vote is taken on the merger agreement and you must not submit a proxy or otherwise vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. See the section titled “Appraisal Rights” and the text of Section 262 of the DGCL, reproduced in its entirety as Annex C to this proxy statement. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal through your nominee. In view of the complexity of the procedures specified under the DGCL, stockholders who wish to pursue appraisal rights should consult their legal and financial advisors promptly.

Market Prices of Common Stock and Dividend Information (see page 77)

Our common stock trades on Nasdaq. The closing price of our common stock on March 25, 2010, the last trading day before the Company issued a public announcement that it had been approached by financial investors regarding a possible acquisition of the Company, was $17.15 per share. On June 15, 2010, the most recent practicable date before we mailed this proxy statement to our stockholders, the closing price of our common stock was $25.15 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

Shares Held by Directors and Executive Officers (see page 79)

As of June 15, 2010, the directors and executive officers of the Company beneficially owned approximately 5.5% of the outstanding shares of the Company common stock entitled to vote at the special meeting. To our knowledge, our directors and executive officers intend to vote the shares of common stock beneficially owned by them in favor of both proposals to be presented at the special meeting, and any adjournment or postponement thereof.

Procedure for Receiving the Merger Consideration (see page 79)

The Company will appoint a paying agent reasonably acceptable to Parent for the payment of the merger consideration following the merger. As soon as possible after the effective time, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock in exchange for the applicable portion of the per share merger consideration. Please do not send in your stock certificates now.

Delisting and Deregistration of Company Common Stock (see page 79)

If the merger is completed, you will no longer be a stockholder of our Company, and our common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the Securities and Exchange Commission, which we refer to as the SEC, on account of the common stock.

Questions (see page 81)

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Okapi Partners LLC, at:

Okapi Partners LLC

780 Third Avenue, 30th Floor

New York, New York 10017

Stockholders Call Toll-Free: (877) 869-0171

Banks and Brokers Call Collect: (212) 297-0720

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the merger agreement, and the special meeting. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement, and the documents referred to in, or incorporated by reference into, this proxy statement, which you should read carefully. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions under “Where You Can Find More Information.”

Q.	Why am I receiving this proxy statement?

A.	You are receiving this proxy statement because you own shares of the Company’s common stock. This proxy statement describes matters on which we urge you to vote and is intended to assist you in deciding how to vote your shares of the common stock with respect to such matters.

Q.	What am I being asked to vote on at the special meeting?

A.	You are being asked to consider and vote on (i) a proposal to adopt the merger agreement that provides for the acquisition of the Company by Parent and (ii) a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What effects will the proposed merger have on the Company?

A.	If the merger agreement is adopted by our stockholders and the other closing conditions are satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly-traded company. Each of your shares of common stock will be converted into the right to receive the per share merger consideration, unless you properly exercise your appraisal rights as described below and elsewhere in this proxy statement. Upon completion of the merger, shares of the Company’s common stock will no longer be traded or listed on Nasdaq.

Q.	What is the per share merger consideration? What will I receive if the merger is completed?

A.	Upon completion of the merger, if you do not exercise appraisal rights, you will be entitled to receive the per share merger consideration of $26.00 in cash, without interest, less any applicable withholding taxes, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $2,600 in cash in exchange for your shares of common stock, less any applicable withholding taxes. After the merger is complete and the merger consideration is paid, you will not own any shares of the capital stock in the surviving corporation. Additional nominal cash consideration may be paid if the closing date of the merger is extended due to the marketing period for transaction-related debt financing.

Q.	When do you expect the merger to be completed?

A.	We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, including adoption of the merger agreement by our stockholders and completion of the marketing period, we anticipate that the merger will be completed during the third quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger.

Q.	Am I entitled to exercise appraisal rights under the DGCL instead of receiving the per share merger consideration for my shares of the common stock?

A.	Yes. As a holder of common stock, you are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger if you satisfy the requirements and procedures of Section 262 of the DGCL.

Q.	What is the adjournment proposal?

A.	The adjournment proposal will allow stockholders to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	How does the board of directors recommend that I vote?

A.	The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement. The board of directors made is recommendation after considering the unanimous recommendation of a special committee and the factors described in the accompanying proxy statement.

The board of directors also recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Q.	What is the special committee and what was their role?

A.	The special committee is made up entirely of independent members of our board of directors. The board of directors appointed a special committee to conduct a strategic review process for the Company, including evaluating the possibility of a sale to a third party. The board of directors delegated to the special committee, to the fullest extent permitted by law, all power and authority of the board of directors to take actions with respect to a potential sale transaction, including the review, evaluation, and negotiation on behalf of the Company of the terms and conditions of any potential transaction.

The special committee unanimously recommended to the board of directors that the merger, the merger agreement, and the other transactions contemplated by the merger agreement be approved and adopted. The special committee made its recommendation to the board of directors after considering the factors described in the section titled “The Merger — Reasons for the Merger; Recommendation of the Board of Directors” and consultation with its legal and financial advisors, as to legal and financial matters, respectively, and taking into consideration the opinion of Goldman Sachs, the special committee’s financial advisor, which financial advisor was determined to be independent of the Company, which states that, as of the date of the opinion and subject to the factors and assumptions described in the opinion, the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders.

Q.	Do any of the Company’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A.	Yes. In considering the recommendation of the board of directors with respect to the merger agreement, you should be aware that certain of the Company’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of our stockholders generally. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company.

Q.	When and where is the special meeting?

A.

The special meeting of stockholders of the Company will be held on July 21, 2010 at 9:00 a.m., local time, at 1180 Avenue of the Americas, 10 th Floor (Times Square Conference Room), New York, New York 10036.

Q.	Who can vote at the special meeting?

A.	All of our holders of common stock of record as of the close of business on June 15, 2010, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting. Each holder of our common stock is entitled to cast one vote on each matter properly brought before the special meeting for each share of common stock that such holder owned as of the record date.

Q.	What vote is required for the Company’s stockholders to approve the proposal to adopt the merger agreement?

A.	The adoption of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.

Because the affirmative vote required to approve the proposal to adopt the merger agreement is based upon the total number of outstanding shares of common stock, if you fail to submit a proxy or vote in person at the special meeting, or abstain, or if you do not provide your broker, bank, or other nominee with voting instructions, as applicable, this will have the same effect as a vote against the proposal to adopt the merger agreement.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of the holders of a majority of the votes cast on this proposal.

If your shares of the common stock are held through a bank, brokerage firm, or other nominee and you do not instruct your bank, brokerage firm, or other nominee to vote your shares of common stock, your shares of common stock will not be voted, but this will not have an effect on the proposal to adjourn the special meeting. Abstaining will not have an effect on the proposal to adjourn the special meeting.

Q.	How do I vote?

A.	If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy;

•	over the internet — the website for internet voting is identified on your proxy card; or

•	by telephone — a toll-free telephone number is identified on your proxy card.

If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm, or other nominee to see which of the above choices are available to you. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of the common stock, and to confirm that your voting instructions have been properly recorded, when voting over the internet or by telephone. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Q.	If my shares of common stock are held in “street name” by my bank, brokerage firm, or other nominee, will my bank, brokerage firm or other nominee vote my shares of common stock for me?

A.	Your bank, brokerage firm or other nominee will be permitted to vote your shares of common stock of the Company only if you instruct the bank, brokerage firm or nominee how to vote. You should follow the procedures provided by your bank, brokerage firm, or other nominee regarding the voting of your shares of common stock. If you do not instruct your bank, brokerage firm, or other nominee to vote your shares of common stock, your shares of common stock will not be voted and (1) will have the same effect as a vote against the proposal to adopt the merger agreement and (2) will not have an effect on the proposal to adjourn the special meeting.

Q.	How can I change or revoke my proxy?

A.	You have the right to revoke a proxy, whether delivered over the internet, by telephone or by mail, at any time before it is exercised, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attending the special meeting, by itself, is not sufficient to revoke a proxy.

Q.	What happens if I sell my shares of common stock before the special meeting?

A.	The record date for stockholders entitled to vote at the special meeting is earlier than the date of the special meeting. If you transfer your shares of the common stock after the record date but before the special meeting you will, unless special arrangements are made, retain your right to vote at the special meeting but will transfer the right to receive the merger consideration, if the merger is completed, to the person to whom you transfer your shares.

Q.	What happens if the merger is not completed?

A.	If the merger agreement is not adopted by the stockholders of the Company or if the merger is not completed for any other reason, the stockholders of the Company will not receive any payment for their shares of common stock in connection with the merger. Instead, the Company will remain an independent public company and the Company’s common stock will continue to be listed and traded on Nasdaq. If the merger is not completed, under specified circumstances, the Company may be required to pay to or receive from Parent a termination fee and/or reimbursement for expenses, as applicable.

Q.	Should I send in my stock certificates now?

A.	No. You will be sent a letter of transmittal promptly after the completion of the merger describing how you may exchange each share of common stock you own for the per share merger consideration. If your shares of common stock are held in “street name” by your bank, brokerage firm or other nominee, you will receive instructions from your bank, brokerage firm or other nominee as to how to effect the surrender of each of your “street name” shares of common stock in exchange for the per share merger consideration. Please do not return your stock certificate(s) with your proxy.

Q.	What do I need to do now?

A.

YOUR VOTE IS VERY IMPORTANT. PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE. Even if you plan to attend the special meeting, after carefully reading and considering the information contained in this proxy statement, please vote promptly to ensure that your shares are represented at the special meeting. If you hold your shares of common stock in your own name as the stockholder of record, please vote your shares of common stock by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-paid reply envelope, using the telephone number printed on your proxy card, or using the internet voting instructions printed on your proxy card. If you decide to attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted. If you are a beneficial owner, please refer to the instructions provided by your bank, brokerage firm or other nominee to see which of the above choices are available to you.

Q.	Who can help answer my other questions?

A.	If you have additional questions about the merger, or if you need assistance in submitting your proxy or voting your shares of common stock, or if you need additional copies of the proxy statement or the enclosed proxy card, please contact Okapi Partners LLC, our proxy solicitor, by telephone toll-free at (877) 869-0171 (banks and brokers call collect at (212) 297-0720) or by email at info@okapipartners.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us, contain statements that, in our opinion, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words such as “believe,” “estimate,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “project,” “will,” “may,” “should,” “future,” “predicts,” “potential,” “continue” and similar expressions identify these forward-looking statements, which appear in a number of places in this proxy statement (and the documents to which we refer you in this proxy statement) and include all statements relating directly or indirectly to the timing or likelihood of completing the merger to which this proxy statement relates. Investors are cautioned that such forward-looking statements are not assurances for future performance or events and involve risks and uncertainties that could cause actual results and developments to differ materially from those covered in such forward-looking statements. These risks and uncertainties include the risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K, the factors and matters contained or incorporated by reference in this proxy statement, and the following factors:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination under circumstances that could require us to pay a termination fee;

•

the failure of Parent or Merger Sub to obtain the necessary equity and debt financing set forth in commitment letters received in connection with the merger, or the failure of that financing to be sufficient to complete the merger and the transactions contemplated by the merger agreement;

•

the inability to complete the merger due to the failure to obtain stockholder approval, or the failure to satisfy other conditions to completion of the merger, including obtaining required regulatory approvals;

•	the failure of the merger to close for any other reason;

•	the risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger;

•	the outcome of any legal proceedings that have been or may be instituted against the Company or others relating to the merger agreement and the transactions contemplated by the merger agreement;

•	the diversion of our management’s attention from our ongoing business concerns;

•	the effect of the announcement of the merger on our business relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger.

Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including (a) the information contained under this heading and (b) the information contained under the headings “Risk Factors” and “Business” and in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-Q and 10-K.

You should carefully consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We undertake no obligation to publicly release any revision to any forward-looking statement contained or incorporated herein to reflect any future events or occurrences.

PARTIES TO THE MERGER

The Company

inVentiv Health, Inc.

500 Atrium Drive

Somerset, New Jersey 08873

(800) 416-0555

The Company is a Delaware corporation headquartered in Somerset, New Jersey. We are a leading provider of value-added services to the pharmaceutical, life sciences and healthcare industries. We support a broad range of clinical development, communications and commercialization activities that are critical to our customers’ ability to complete the development of new drug products and medical devices and successfully commercialize them. In addition, we provide medical cost containment services to payors in our patient outcomes business.

Parent

Papillon Holdings, Inc.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, Massachusetts 02110

(617) 227-1050

Papillon Holdings, Inc. is a Delaware corporation controlled by THL Equity Fund VI. Parent was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Parent has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, upon consummation of the proposed merger, the Company will be a subsidiary of Parent.

Merger Sub

Papillon Acquisition, Inc.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, Massachusetts 02110

(617) 227-1050

Papillon Acquisition, Inc. is a Delaware corporation that is wholly-owned by Parent and was organized solely for the purpose of entering into the merger agreement and consummating the transactions contemplated by the merger agreement. Merger Sub has not conducted any activities to date other than activities incidental to its formation and in connection with the transactions contemplated by the merger agreement. Under the terms of the merger agreement, Merger Sub will merge with and into the Company, with the Company continuing as the surviving corporation. Upon consummation of the proposed merger, Merger Sub will cease to exist.

PROPOSAL 1 — THE MERGER

This discussion of the merger is qualified in its entirety by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

The merger agreement provides that Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger. The Company will then be a wholly-owned subsidiary of Parent and will continue to do business following the merger. As a result of the merger, the Company will cease to be a publicly-traded company. You will not own any shares of capital stock of the surviving corporation.

Merger Consideration

In the merger, each outstanding share of common stock, other than excluded shares and dissenting shares, will be converted into the right to receive the per share merger consideration of $26.00 in cash, without interest, less any applicable withholding taxes. Additional nominal cash consideration may be paid if the closing date of the merger is extended due to the marketing period for transaction-related debt financing.

Background of the Merger

The board of directors and senior management continually review the Company’s long-term strategic plan with the goal of maximizing stockholder value. As part of this ongoing process, the board of directors has also periodically reviewed the Company’s strategic alternatives.

In March 2008, the board of directors, due to the then-current debt and financial markets, the premiums being paid in public company mergers and acquisitions transactions at that time and the Company’s receipt of informal expressions of interest from potential acquirors over the previous several quarters, determined to undertake a review of the Company’s strategic alternatives, including, if it maximized stockholder value, a possible sale of the Company. In March 2008, the board of directors determined that it was advisable and in the best interests of the Company and its stockholders to form a special committee, consisting of independent members of the board of directors, for the purpose of directing this review process. The composition of the special committee was determined in part to address any actual or perceived conflicts of interest involving Company management that could arise, given that the process would likely involve financial buyers and could involve different types of transactions or potential purchasers that management could have reasons to favor or disfavor, and in part to ensure that the process was managed and directed by a smaller group of directors who would be better positioned to respond to time-sensitive decisions that could be required during the process. The board of directors appointed each of A. Clayton Perfall, Mark E. Jennings and John R. Harris, who all were at the time the members of the Company’s audit committee, as a member of the special committee, each of whom was determined by the board of directors to be independent and disinterested in any potential transaction. Mr. Perfall was appointed chairman of the special committee. The special committee was delegated full power and authority to direct the strategic review process, including full power and authority (i) to review and to evaluate the terms and conditions, and to determine the advisability, of any potential transaction and any alternative thereto, (ii) to negotiate with any potential acquiror with respect to the terms and conditions of any potential transaction and, if the special committee deemed appropriate, but subject to the limitations of applicable law, approve the execution and delivery of documents in connection with any potential transaction on behalf of the Company, (iii) to determine whether a potential transaction negotiated by the special committee is fair to, and in the best interests of, the Company and its stockholders, and (iv) to recommend to the full board of directors what action, if any, should be taken by the board of directors with respect to a potential transaction. The special committee retained Goldman Sachs as its financial advisor, and Richards, Layton & Finger, P.A., which we refer to as RLF, as its legal counsel. Each of Goldman Sachs and RLF was chosen because of its experience in advising directors in strategic review processes, and each was determined to be independent of the Company. Shortly after its retention, RLF provided members of the special committee with advice regarding their fiduciary duties under Delaware law, including their fiduciary duties in connection with a potential sale of the Company.

The special committee, in consultation with Goldman Sachs as to valuation matters, considered the possibility of a sale of the Company in parts. Ultimately, however, the special committee determined that the strategic review process should be focused on soliciting bids for the acquisition of the entire Company. This determination was based on the special committee’s belief that the value inherent in the Company’s operating strategy of cross-selling services across divisions would not be recognized in a sale of less than the entire Company, that the Company’s remaining business units could be more vulnerable to competitive threats, personnel loss and operational deterioration during an extended process of selling the Company in parts and that, as a result, any strategic alternative involving the acquisition of less than all of the Company likely would not maximize stockholder value and would not be in the stockholders’ best interests.

At the direction of the special committee, in March 2008, representatives of Goldman Sachs contacted eleven financial sponsors about their interest in pursuing a potential transaction involving the Company, of which six submitted preliminary indications of interest. After reviewing these indications of interest, the special committee, in consultation with Goldman Sachs, invited four of these parties (one of which was THL) to continue into the second round of the strategic review process, one of which declined to continue in the strategic review process. Although the special committee had not established formal guidelines for determining whether to admit parties to the second round, its decision was based on the indicated price ranges, the special committee’s determination (with input from its advisors) regarding the experience and reputation of the interested parties and the financial strength and ability of such parties to consummate an acquisition of the Company at their proposed valuations. After obtaining input from representatives of Goldman Sachs, the special committee, based on, among other factors, the special committee’s view of the industries in which the Company operates and the special committee’s review of companies that have business units that complement those of the Company, identified the parties that it believed were likely potential strategic acquirors of the Company and instructed Goldman Sachs to invite them to participate in the strategic review process. Each of the likely strategic acquirors contacted by Goldman Sachs declined to participate in the Company’s strategic review process. Under the direction of the special committee a draft merger agreement was made available to each of the parties continuing in the second round of the strategic review process. Two of the financial sponsors invited to continue into the second round of the strategic review process withdrew after conducting further due diligence. The withdrawal of the financial sponsors from the Company’s strategic review process was due in part to the deterioration of the credit markets and the perceived difficulty in obtaining debt financing for a potential acquisition of the Company. The remaining financial sponsor, THL, submitted its comments to the draft merger agreement supplied by the Company and engaged in preliminary negotiations with respect thereto but, shortly thereafter, withdrew from the strategic review process. Given the lack of interest in acquirors pursuing a strategic transaction with the Company at that time, the special committee determined to discontinue the strategic review process in order to allow management to focus on the Company’s business. However, the board of directors did not take action to disband the special committee. In May 2008, John Harris, due to a number of other business commitments, declined to stand for reelection to the board of directors.

Subsequent to the discontinuation of the strategic review process in May 2008, various parties from time to time approached members of management expressing potential interest in a possible transaction involving the Company. These expressions of potential interest were reported to the special committee and to the chairman of the board of directors. The special committee did not meet in formal session with respect to these expressions of interest, having determined that it was not an appropriate time to seek to pursue a sale of the Company in light of the state of the credit markets and the decline in economic activity generally, and given the informal nature of the expressions of interest. During the course of 2009, Mr. R. Blane Walter, the Company’s Chief Executive Officer, received additional informal unsolicited inquiries regarding a possible sale transaction from representatives of various private equity firms that had knowledge of or were participants in the Company’s 2008 strategic review process, as well as from institutional investors encouraging the Company to solicit a possible sale transaction. Mr. Walter contacted representatives of Goldman Sachs to inform them of the informal unsolicited inquiries. Mr. Walter reported to the board of directors at its regular meeting on June 30, 2009, that several stockholders and participants in the 2008 strategic review process had approached management about possible strategic alternatives to enhance stockholder value. Mr. Walter had additional contacts with potential interested parties during the third quarter of 2009.

On August 26, 2009, a stockholder of the Company (“Bidder A”) had contacted Mr. Walter and requested a meeting in order to advise the Company of Bidder A’s perspective on the Company and on a potential transaction between Bidder A, a potential financial buyer, and the Company. That contact was reported to the board of directors at its regularly scheduled meeting on September 9, 2009. Also at that meeting, Mr. Walter again reported that several parties had indicated interest in further discussions with the Company relating to a possible transaction and, following discussion, the board of directors determined that the non-management directors would seek advice from representatives of Goldman Sachs and RLF on the appropriate manner of proceeding prior to any non-public information being provided to interested parties or to reengage the Company’s strategic review process. On September 30, 2009, the special committee, comprised of Messrs. Perfall and Jennings, convened a telephonic meeting with representatives of Goldman Sachs and RLF to discuss potential strategic alternatives that might then be available to the Company. The special committee concluded that, due to the then-current market conditions and the likelihood of consummating a transaction at a price that would be attractive to the Company’s stockholders, it was not an appropriate time for the Company to pursue a transaction at that time.

Mr. Perfall and Mr. Jennings met with representatives of Bidder A on October 19, 2009, in New York City. On October 22, 2009, Bidder A submitted a preliminary, non-binding indication of interest for the potential acquisition of the Company and requested the Company enter into an exclusivity agreement with Bidder A. Bidder A indicated that, based on publicly available information, it might be willing to acquire the Company in an all cash transaction at a price between $20 and $22 per share.

On October 26, 2009, the special committee convened a telephonic meeting at which representatives of Goldman Sachs and RLF were present to discuss Bidder A’s preliminary indication of interest. After consultation with representatives of Goldman Sachs and RLF, the special committee determined that entering into an exclusivity agreement with Bidder A at that time was not in the best interests of the Company given the potentially chilling effect that exclusivity may have on potential transactions involving the Company. The special committee discussed the then-current state of the economy and the financing and credit markets as well as the exploration of the Company’s other potential alternatives, including the possibility of reaching out to other potentially interested parties if the Company were to reengage in a strategic review process. In light of the preliminary nature of Bidder A’s indication of interest, the then-prevailing economic conditions and the state of the financing and credit markets, the special committee determined not to recommend to the board of directors that the Company reengage in a strategic review process or pursue a transaction with Bidder A at that time.

On November 6, 2009, after receiving further inquiries from Bidder A, the special committee convened a telephonic meeting at which representatives of Goldman Sachs and RLF were present to further discuss Bidder A’s indication of interest and whether it would be advisable for the Company to conduct a broad-based strategic review process at that time. The special committee determined to await further developments in the financing and credit markets before making a recommendation to the board of directors with respect to these matters.

On November 12, 2009, the board of directors convened a telephonic meeting at which representatives of Goldman Sachs and RLF were present. The board reviewed with Goldman Sachs the current financing and credit market conditions and the state of the economy and the Company’s industry generally. The outside directors then met in executive session to discuss Bidder A’s proposal and Goldman Sachs’ preliminary financial analysis with respect to the Company. The special committee determined that it would be appropriate to await the Company’s 2009 fourth quarter operating results before continuing to evaluate Bidder A’s proposal.

On January 15, 2010, the special committee convened a telephonic meeting at which representatives of Goldman Sachs were present to review discussion materials that had recently been submitted to the special committee by Bidder A. The discussion materials included a range of topics, including the financial model underpinning Bidder A’s valuation range and its proposed framework for conducting due diligence. Representatives of Goldman Sachs advised the special committee that Bidder A had once again requested that the Company engage in negotiations regarding a potential transaction exclusively with Bidder A. The special committee determined not to negotiate exclusively with Bidder A, as it continued to believe that such arrangement could become chilling to a review of the Company’s strategic alternatives.

On February 10, 2010, the board of directors convened a telephonic meeting to consider whether, in light of the continuing inquiries being received by the Company from Bidder A and others, the Company should reengage the special committee to conduct a strategic review process for the Company, including evaluating the possibility of a sale to a third party. Mr. Walter advised the board of directors that the Company was continuing to receive expressions of interest in a possible transaction from potential acquirors, and reported that certain of the Company’s institutional stockholders continued to encourage the Company to explore a possible sale transaction. The board of directors reaffirmed the authority of the special committee and confirmed the appointment of Mr. Perfall and Mr. Jennings to the special committee, each of whom was determined by the board of directors to continue to be independent and disinterested in any potential transaction. The board of directors delegated to the special committee all the power and authority of the board of directors (to the fullest extent permitted by law) to take actions with respect to a potential transaction and any review, discussion, consideration, deliberation, examination, investigation, analysis, assessment, evaluation, exploration, response, negotiation, termination, rejection, approval and/or authorization on behalf of the Company of the terms and conditions of any potential transaction, or any other strategic alternatives available to the Company, including, but not limited to: (i) the review, evaluation, discussion and determination of whether a strategic alternatives process was appropriate and desirable for the Company at that time and, if so, the design, oversight, establishment and implementation of a strategic alternatives process; (ii) the authorization, monitoring and exercise of general oversight on behalf of the Company of any and all agreements, proceedings, activities and litigation of the Company involving, responding to or relating to any potential transaction; (iii) the power and authority on behalf of the Company to formulate, structure, negotiate and document any potential transaction, including proposals, agreements or transactions in connection with any potential transaction with any of the Company’s officers, directors or employees, and/or any of their affiliates or associates, and any third parties; (iv) the power and authority on behalf of the Company to approve the form of all requisite documentation or agreements involving, responding to or relating to any potential transaction; and (v) all such other power and authority that may otherwise be exercised by the board of directors that the special committee determined to be necessary, useful, helpful, advisable or appropriate in carrying out and fulfilling its duties and responsibilities with respect to any potential transaction.

On February 10, 2010, in order for Bidder A to have access to non-public information so that it could further refine its proposal, the Company, under the direction of the special committee, entered into a confidentiality agreement with Bidder A.

On February 12, 2010, under the direction of the special committee, representatives of Bidder A met with Mr. Walter, Mr. David Bassin, Chief Financial Officer of the Company and representatives of Goldman Sachs. Prior to this meeting, Messrs. Walter and Bassin, and other members of the Company’s senior management, had been instructed not to negotiate employment or potential equity ownership terms with Bidder A or any other party potentially interested in pursuing a strategic transaction with the Company unless authorized by the special committee.

On February 16, 2010, Bidder A submitted a letter indicating that Bidder A would not be willing to participate in a public or private auction of the Company. Bidder A requested that the Company negotiate a binding acquisition agreement with Bidder A providing for a post-signing market check.

On February 17, 2010, the special committee convened a telephonic meeting to discuss the Company’s strategic alternatives and to review with Goldman Sachs its preliminary financial analysis with respect to the Company.

On February 22, 2010, Bidder A submitted a letter requesting a three-week period of exclusive access to a Company data room and a full management presentation with representatives from the Company’s entire senior management team. Under the direction of the special committee, the Company set up the data room.

On February 25, 2010, the special committee convened a telephonic meeting at which Eran Broshy, chairman of the board of directors, and representatives of Goldman Sachs and RLF were present. The special committee invited Mr. Broshy, who was then no longer serving as chief executive officer of the Company, to participate in this and subsequent meetings of the special committee because of Mr. Broshy’s knowledge of the Company and the industries in which it operates, as well as his experience in the private equity sector. Mr. Broshy had also previously informed the special committee that a private equity firm that he was affiliated with was not interested in pursuing a potential transaction with the Company. After discussing Bidder A’s February 22, 2010, letter, the special committee resolved to allow Bidder A access to the Company’s data room and additional access to senior management in order to ensure Bidder A remained engaged in the strategic review process. However, the special committee continued to decline to grant Bidder A the exclusive right to negotiate a potential transaction with the Company. The special committee instructed Goldman Sachs to contact the eleven financial sponsors that were presently actively expressing, or in the previous year had actively expressed, interest in the Company. The special committee, taking into consideration the special committee’s interaction with strategic parties during the Company’s 2008 strategic review process, the special committee’s determination that the strategic parties contacted during the 2008 strategic review process remained the most likely potential strategic acquirors of the Company, the special committee’s determination that a transaction with a strategic party was unlikely to be as attractive to the stockholders of the Company as a transaction with a financial sponsor (given the unique nature of the Company’s business and the difficulty that presented to strategic acquirors seeking to develop synergies), and input from Goldman Sachs and RLF as to financial and legal matters, respectively, determined that it would not contact potential strategic acquirors at that time. The special committee set March 19, 2010, as the deadline for the submissions of initial indications of interest from the financial sponsors invited to participate in the strategic review process.

On March 2, 2010, Bidder A was given access to the Company’s data room.

Between March 2, 2010, and March 8, 2010, under the direction of the special committee, nine financial sponsors entered into, or amended existing, confidentiality agreements with the Company. On March 10, 2010, at the direction of the special committee, Goldman Sachs circulated a process letter to such financial sponsors. On March 10, 11 and 12, 2010, Mr. Walter, Mr. Bassin and representatives of Goldman Sachs had meetings with all nine of such financial sponsors.

On March 16, 2010, Bidder A withdrew from the Company’s strategic review process.

On March 22, 2010, the special committee convened a telephonic meeting, at which representatives of Goldman Sachs and RLF were present, to review the preliminary indications of interest submitted by various financial sponsors. Bidder B submitted an indication of interest with a price per share of $25. Bidder C submitted an indication of interest with a price range of $21.50 to $24.50 per share. Bidder D, Bidder E, and THL, each submitted an indication of interest with a price range of $21 to $23 per share. Bidder F submitted an indication of interest with a price range of $20 to $23 per share, and Bidder G submitted an indication of interest with a price range of $19.50 to $20.50 per share. Although the special committee had not established formal guidelines for determining whether to admit parties to the second round, in consultation with Goldman Sachs, the special committee, based on the range of indicated prices, the special committee’s determination regarding the experience and reputation of the financial sponsors, the financial strength and ability of the financial sponsors to consummate an acquisition of the Company at their proposed valuations, and input from Goldman Sachs and RLF as to financial and legal matters, respectively, admitted Bidder B, Bidder C, Bidder D, Bidder E and THL to the second round of the strategic review process. The special committee instructed Goldman Sachs to inform Bidder C, Bidder D, Bidder E, and THL that they would be asked to refine their price range in approximately two weeks, during which time they and Bidder B would have additional access to the Company’s management and the data room. The special committee set April 20, 2010, as the deadline for the submissions of the revised indications of interest. In light of the strength of Bidder B’s interest, the special committee determined that Bidder B would be allowed to move forward in the strategic review process without being asked to refine its price.

On March 25, 2010, the financial sponsors that were asked to continue in the Company’s strategic review process were given access to the Company’s data room.

On March 26, 2010, The New York Post published an article reporting that the Company had retained Goldman Sachs to conduct an auction of the Company and that Company management had begun meeting with financial sponsors regarding a potential acquisition of the Company. Later that day, the Company issued a press release announcing that the Company had been approached by financial investors regarding a possible acquisition of the Company and that the Company had formed a special committee, which had retained Goldman Sachs as its financial advisor, to consider the Company’s strategic alternatives.

On March 31, 2010, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present. Representatives of Goldman Sachs reported that they had received inquiries from five additional potential financial sponsors and four potential strategic acquirors since the Company’s March 26, 2010, press release. The special committee instructed Goldman Sachs to request each party demonstrating an interest in acquiring the Company to prepare a preliminary indication of interest based on publicly available information.

On April 7, 2010, Company management and representatives of Goldman Sachs met to discuss the Company with representatives of Bidder C in the morning and representatives of Bidder B in the afternoon. On April 8, 2010, Company management and representatives of Goldman Sachs met to discuss the Company with representatives of THL in the morning and representatives of Bidder D in the afternoon. On April 9, 2010, Company management and representatives of Goldman Sachs met to discuss the Company with representatives of Bidder E in the morning.

On April 8, 2010, the Company received a preliminary indication of interest from Bidder H, a potential financial acquiror, indicating a per share purchase price in the range of $23 to $25. On April 9, 2010, the Company received a preliminary indication of interest from Bidder I, a potential strategic acquiror, indicating a potential acquisition of the Company at a price per share in the range of $25.33 to $34.15. In its preliminary indication, Bidder I also asked the Company to consider a transaction in which Bidder I would contribute its health care assets and cash to the Company in exchange for approximately 50% of the stock of the resulting entity. None of the other potential acquirors that had contacted Goldman Sachs after the Company issued its March 26, 2010, press release submitted an indication of interest to the Company.

On April 9, 2010, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present. Goldman Sachs and RLF updated the special committee on the Company’s strategic review process. The special committee also discussed with its advisors the preliminary indications of interest received from Bidder H and Bidder I. The special committee determined to engage with both Bidder H and Bidder I and determined to give both bidders access to additional information and a conference call with Mr. Walter and Mr. Bassin. The special committee, after obtaining the input of Goldman Sachs and RLF as to financial and legal matters, respectively, determined that, although it would not actively solicit additional acquirors at this time, it would review all proposals for transactions involving the Company that were submitted to the Company.

On April 9, 2010, at the direction of the special committee, Goldman Sachs circulated a process letter to Bidder C, Bidder D, Bidder E and THL asking the financial sponsors to re-submit their indications of interest, in a narrower price range, by April 20, 2010.

On April 12, 2010, the Company entered into a confidentiality agreement with Bidder H, and on April 14, 2010, the Company entered into a confidentiality agreement with Bidder I. At Bidder I’s request, the standstill provision in its confidentiality agreement provided that it would cease to restrict Bidder I from taking specified actions related to an acquisition or an acquisition proposal involving the Company upon the public announcement of a transaction with another acquiror. On April 14, 2010, Bidder H was given access to the Company’s data room. On April 15, 2010, at the direction of the special committee, representatives of Goldman Sachs circulated a bid letter to Bidder H requesting that Bidder H re-submit its indication of interest, in a narrower price range, by April 20, 2010. On April 15, 2010, and April 16, 2010, Bidder I and Bidder H, respectively, had a telephonic meeting to discuss the Company with Mr. Walter, Mr. Bassin and representatives of Goldman Sachs. On April 16, 2010, at the direction of the special committee, Goldman Sachs circulated a bid letter to Bidder I requesting that Bidder I re-submit its indication of interest, in a narrower price range, by April 22, 2010.

On April 20, 2010, Bidder I verbally informed representatives of Goldman Sachs that Bidder I was no longer interested in a transaction to acquire the whole Company and reiterated its interest in a joint venture whereby Bidder I would contribute its healthcare assets and cash to the Company in exchange for stock of the

Company. Bidder I also requested that the special committee grant it access to the financial sponsors currently engaged in the Company’s strategic review process to discuss the possibility of partnering with a financial sponsor in connection with a transaction involving the Company. The special committee determined not to give Bidder I access to the financial sponsors currently engaged in the Company’s strategic review process because the special committee determined that Bidder I’s focus on acquiring less than all of the Company’s divisions could prejudice the financial sponsors’ view of the attractiveness of acquiring the Company as a whole, resulting in less attractive offers to acquire the Company.

On April 20, 2010, THL submitted a revised indication of interest with an increased price range of $24 to $25 per share, Bidder C submitted a revised indication of interest with an increased price of $25.50 per share, and Bidder H submitted a revised indication of interest with an increased price range of $24 to $25 per share. Bidder D did not submit a revised indication of interest but orally indicated to representatives of Goldman Sachs a revised price range of $22 to $24 per share.

Also, on April 20, 2010, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present. At that meeting, the special committee discussed with its advisors the status of the revised indications of interest and received an update on the Company’s strategic review process. The special committee instructed Goldman Sachs to ask the financial sponsors to submit their final bids by May 3, 2010. At the meeting, the special committee reviewed with its advisors the form of merger agreement that would be distributed to all bidders with a request for comments on such agreement.

On April 21, 2010, at the direction of the special committee, representatives of Goldman Sachs circulated a process letter and a draft form of merger agreement to THL, Bidder B, Bidder C, Bidder D and Bidder H. Also on April 21, 2010, representatives of Goldman Sachs sent Bidder I an email (following a prior communication by telephone) encouraging Bidder I to reevaluate its position and submit an all cash bid for the entire Company or, if Bidder I had a proposal for an alternative transaction that it would like the special committee to consider, to submit a detailed proposal for such alternative transaction so that the special committee could evaluate the proposal. Bidder I did not respond to Goldman Sachs’s requests made on behalf of the special committee.

On April 27, 2010, Bidder C submitted a mark-up of the draft merger agreement. On April 28, 2010, representatives of Akerman Senterfitt, the Company’s outside legal counsel, which we refer to as Akerman, and RLF had a conference call with Bidder C’s legal counsel regarding Bidder C’s mark-up of the draft merger agreement.

On April 30, 2010, Bidder C’s legal counsel submitted a revised mark-up of the draft merger agreement, and Bidder B’s legal counsel submitted a mark-up of the draft merger agreement, along with drafts of Bidder B’s proposed debt commitment letters.

On May 1, 2010, Ropes & Gray LLP, THL’s legal counsel, which we refer to as Ropes, submitted a mark-up of the draft merger agreement and drafts of THL’s proposed debt commitment letters.

On May 1, 2010, Bidder C’s legal counsel submitted a list of legal diligence clarifications and questions. Later that day, Akerman sent a revised draft of the merger agreement to Bidder C’s legal counsel. Also later that day, representatives of Akerman and RLF had a conference call with representatives of Ropes concerning THL’s mark-up of the draft merger agreement.

On May 2, 2010, representatives of Akerman and RLF had a conference call with representatives of Ropes regarding THL’s mark-up of the draft merger agreement. The discussion covered, among other things, (i) the size of the proposed reverse termination fee and the circumstances under which the fee would be payable, (ii) the circumstances, if any, under which the Company would have the right to seek specific performance of the merger agreement, (iii) whether THL would have the right to force a vote of the Company’s stockholders upon a change in the board of directors’ recommendation with respect to the merger, (iv) the negative covenants imposed on the Company between execution of the merger agreement and closing, and (v) certain representations and warranties of the Company. Representatives of Ropes indicated that THL would be reluctant to agree to a specific performance remedy with respect to its obligation to secure debt financing. Later that day, after consultation with RLF, Akerman sent revised drafts of the merger agreement to Ropes and Bidder B’s legal counsel.

On May 3, 2010, Bidder B submitted its draft debt commitment letters and an exclusivity agreement providing that, from the date that such agreement was executed until an unspecified date in May 2010, the Company would negotiate a potential transaction exclusively with Bidder B.

Also on May 3, 2010, THL submitted a proposal to acquire 100% of the capital stock of the Company for a purchase price of $25.25 and submitted a revised draft merger agreement, along with drafts of its equity commitment letter and guaranty, and revised drafts of its debt commitment letters.

On May 3, 2010, the special committee convened a meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present for the purpose of receiving an update on the status of discussions with potential bidders from Goldman Sachs and to review the draft merger agreements and associated documents (including the debt financing commitment) that were submitted by legal counsel to each of Bidder B, Bidder C and THL. Representatives of RLF reviewed the directors’ fiduciary duties under applicable law and the material terms and conditions of the draft merger agreements and associated documents. The special committee, with its advisors, considered the revised proposal submitted by THL and Bidder B’s and Bidder C’s then-current proposals. The special committee reviewed with its advisors and representatives of Akerman the terms of the draft merger agreements submitted by THL, Bidder B and Bidder C, including (i) the size of the reverse termination fee and the circumstances under which the fee would be payable, (ii) the circumstances under which the Company would have the right to seek specific performance of the merger agreement, (iii) the negative covenants imposed on the Company between execution of the merger agreement and closing, (iv) certain representations and warranties of the Company, (v) the financing-related covenants and representations, and (vi) the inclusion of a marketing period in the THL draft merger agreement, and the absence of such period in each of Bidder B’s and Bidder C’s draft merger agreement. The special committee also reviewed with its advisors the material terms of the debt commitment letters submitted by the financial sponsors and the effect a Company material adverse effect would have on the financial sponsors’ ability to obtain financing under such commitment letters as well as the equity commitment letters and guarantees submitted by the financial sponsors. The special committee instructed Goldman and RLF to continue to negotiate terms of a potential transaction with each of THL, Bidder B and Bidder C.

After the meeting of the special committee, Bidder B submitted a proposal to acquire all of the outstanding equity securities of the Company at a price of $25 per share.

Later that day, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present to receive an update on the strategic review process. Goldman Sachs informed the special committee that Bidder C had withdrawn from the strategic review process.

Representatives of Akerman and RLF had a conference call with Bidder B’s legal counsel regarding the terms of Bidder B’s draft of the merger agreement. The discussion involved, among other things, the Company’s negotiating for superior terms of its pre-closing operating covenants.

On May 4, 2010, representatives of Akerman and RLF had an additional conference call with Bidder B’s legal counsel regarding the terms of Bidder B’s draft of the merger agreement. Representatives of Akerman and RLF also had a conference call with Ropes regarding THL’s draft of the merger agreement. On the evening of May 4, 2010, representatives of Akerman informed Ropes that THL would need to make a final decision regarding when, if at all, the Company could specifically enforce the merger agreement and the amount of the reverse termination fee. Akerman also informed Ropes that certainty of closing was an important consideration to the special committee and that THL’s reluctance to agree to permit the Company to seek specific performance of its obligations with respect to the debt financing would put THL at a competitive disadvantage relative to other bidders. Later that day, Ropes circulated a revised equity commitment letter. Also on May 4, 2010, at the request of THL and Bidder B, and with the permission of the special committee, Mr. Walter had separate telephonic meetings with representatives of THL and Bidder B, respectively, to discuss Mr. Walter’s employment with the Company. The special committee determined to permit these meetings with Mr. Walter at this time because both Bidder B and THL indicated that Mr. Walter’s continuing employment with the Company after a transaction was a significant assumption in their bids to acquire the Company and such assumption needed to be confirmed before their bids were finalized. A representative of RLF attended these meetings and reported to the special committee regarding the terms discussed at the meetings. Additionally, on May 4, 2010, both THL and Bidder B had telephonic diligence meetings with certain of the Company’s customers.

On May 4, 2010, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present. At the meeting, the special committee discussed with its advisors the terms of the draft merger agreements submitted by THL and Bidder B, including, but not limited to, the right to seek specific performance under certain circumstances (which was present in Bidder B’s draft merger agreement but not in THL’s draft) and the marketing period (which was present in THL’s draft merger agreement but not in Bidder B’s draft).

On May 5, 2010, each of Bidder B and THL circulated revised draft merger agreements. Additionally, The New York Post published an article stating that four private equity firms were in the process of submitting final bids for the acquisition of the Company. Also on that day, both THL and Bidder B had telephonic meetings with certain of the Company’s customers in the presence of Company management.

Also on May 5, 2010, at the direction of the special committee, representatives of Goldman Sachs contacted both THL and Bidder B and requested that both bidders submit their best and final offer on May 5, 2010. Representatives of Goldman Sachs also informed representatives of THL that the special committee was concerned about potential increased consummation risk that the additional delay caused by the marketing period provision in THL’s draft of the merger agreement could impose, and they informed the representatives of THL that the special committee viewed that provision unfavorably.

On May 5, 2010, the special committee convened a telephonic meeting at which Mr. Broshy and representatives of Goldman Sachs and RLF were present. At the meeting, representatives of RLF reviewed with the special committee the terms of the draft merger agreements, including certain issues relating to the effect of THL’s proposed marketing period on the timeline for closing its proposed transaction. RLF also reviewed with the members of the special committee their fiduciary duties under Delaware law, including their obligation to seek the best transaction reasonably available. After Goldman Sachs’ discussion with THL, THL submitted a revised draft of the merger agreement and a non-binding revised proposal for the acquisition of 100% of the capital stock of the Company for a purchase price of $26.00 per share. The draft merger agreement included a reverse termination fee of $55,000,000. THL’s draft merger agreement contained a marketing period; however, the draft merger agreement was revised to include a “ticking fee” of 6% per annum of the total merger consideration for each day of the marketing period following the date at which the parties would otherwise be obligated to consummate the merger. Additionally, the draft merger agreement afforded the Company a specific performance remedy under certain circumstances with respect to Parent’s obligation to seek funding of the debt financing commitment. THL also submitted a revised executed debt commitment letter.

Also on May 5, 2010, Bidder B submitted a non-binding revised proposal for the acquisition of the Company for a purchase price of $25.65 per share with a 3% reverse termination fee and a 2% Company termination fee. The special committee discussed the risks associated with the longer duration until closing associated with the marketing period in the THL agreement and the risk of the Company experiencing a Company material adverse effect during such time, and determined that such risks were outweighed by the higher price offered by THL as well as the special committee’s perception that THL had a higher degree of commitment to completing a transaction. In consultation with its financial and legal advisors, the special committee determined to pursue the THL proposal and instructed its advisors to seek to finalize an agreement on the terms of the draft merger agreement with THL.

On May 6, 2010, representatives of Akerman and RLF had a conference call with representatives of Ropes with regard to the open issues of the draft merger agreement.

On the morning of May 6, 2010, the parties reached agreement on substantially all of the material open issues in the draft merger agreement, Company disclosure schedules, equity commitment letter, debt commitment letter, and guaranty and THL continued to work to finalize its debt commitment letter with its provider of debt financing. Early that morning, the Company convened a joint meeting of the special committee and board of directors at which representatives of Goldman Sachs, RLF and Akerman were present. A copy of the proposed merger agreement in its then-current form and a summary thereof was sent to the directors prior to the meeting. Representatives of Goldman Sachs gave a presentation to the directors on its financial analyses of the merger consideration and indicated that it was prepared to deliver its opinion to the special committee that, as of May 6, 2010, and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders. Representatives of RLF reviewed the terms of the proposed merger agreement in its then-current form between the Company, Parent and Merger Sub with the directors, including a review of the material open issues. At the meeting, the special committee, after consultation with its financial and legal advisors as to financial and legal matters, respectively, unanimously recommended that the board of directors approve the proposed merger between the Company, Parent and Merger Sub, subject to the remaining open items being resolved in a manner satisfactory to the special committee. The joint meeting of the board of directors and special committee was then recessed in order to allow Akerman, RLF and Ropes to resolve the remaining open issues and finalize the transaction documents and THL to finalize its debt commitment with its provider of financing. Later in the day, after all of the remaining open issues were resolved and THL finalized the debt commitment with the provider of debt financing, the joint meeting of the board of directors and special committee was reconvened. Prior to the meeting being reconvened, a copy of the proposed merger agreement, a summary thereof and the associated transaction documents was circulated to the members of the board of directors. When the meeting was reconvened, representatives of Goldman Sachs rendered its oral opinion, addressed to the special committee and subsequently confirmed in writing, that, as of such date and based upon and subject to the factors and assumptions set forth in the opinion, the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders. Representatives of Akerman and the Company’s senior counsel reviewed the material terms of the final transaction documents with the board of directors, including the resolution of the material open issues that were resolved earlier in the day. Mr. Walter indicated that he would recuse himself from the board’s vote on the approval of the merger agreement, and he recused himself from that vote. The board of directors thereafter determined that the merger agreement and the transactions contemplated thereby, including without limitation, the merger, are advisable and in the best interests of, and fair to, the Company and its stockholders and directed that the merger agreement be submitted to the stockholders of the Company and recommended that the stockholders of the Company adopt the merger agreement.

Following the meeting, the parties executed the merger agreement and the associated transaction documents. On the afternoon of May 6, 2010, the Company issued a press release announcing the execution of the merger agreement.

On May 27, 2010, the board of directors approved an amendment to the merger agreement to make technical corrections and other conforming changes in the merger agreement. On May 27, 2010, the parties entered into the amendment to the merger agreement.

Reasons for the Merger; Recommendation of the Board of Directors

On May 6, 2010, the board of directors met to consider the merger. The board of directors, after considering the unanimous recommendation of the special committee and the factors described below, determined that the merger is fair to, and in the best interests of, the Company and its stockholders and approved, adopted, and declared advisable the merger agreement, the merger, and the other transactions contemplated by the merger agreement. The special committee made its recommendation to the board of directors after consideration of the factors described below and consultation with its legal and financial advisors, as to legal and financial matters, respectively, and taking into consideration the opinion of Goldman Sachs, the special committee’s financial advisor, which financial advisor was determined to be independent of the Company. The special committee is comprised entirely of independent directors of the Company. Members of the special committee are independent of Parent, Merger Sub, THL Equity Fund VI and THL. At this May 6, 2010 meeting, the board of directors further resolved that the merger agreement be submitted for consideration by our stockholders at a special meeting, and recommended that our stockholders vote to adopt the merger agreement.

In evaluating the merger agreement, the merger, and the other transactions contemplated by the merger agreement, both the board of directors and the special committee considered a number of factors, including the following factors, which are not listed in any relative order of importance:

•	the views and opinions on the current health care, pharmaceutical, pharmaceutical services and market research and information services industries;

•

the understanding of the business, operations, financial condition, earnings and prospects of the Company, including the strategy and prospects (as well as the risks involved in achieving these prospects) of the Company as an independent entity;

•	the nature of the industry and economic and market conditions, both on a historical and a prospective basis;

•

the belief that the merger is more favorable to our stockholders than continuing to operate the business as an independent publicly-traded company when considering the overall uncertainty surrounding governmental regulation affecting health care, pharmaceutical, pharmaceutical services and market research and information services industries;

•	the Company’s potential near- and long-term performance on a stand-alone basis;

•	the belief that the merger is more favorable to the Company’s stockholders than the alternatives to the merger;

•	the premium of the transaction price to the unaffected and recent stock price;

•	the receipt of executed commitment letters from sources of debt and equity financing for the merger, and the terms of the commitments;

•

the Company’s ability to seek specific performance under specified circumstances to (i) require Parent to seek to cause the equity financing to be funded in accordance with the terms of the equity financing commitment and to consummate the merger and (ii) to require Parent to use reasonable best efforts to enforce the terms of the debt financing commitment;

•

that the all cash per share merger consideration should provide stockholders with immediate value, in cash, for all of their shares of common stock, avoiding potential long-term business risk, while also providing such stockholders certainty of value for their shares of common stock;

•	the Company’s ability to consider and respond to an unsolicited acquisition proposal or engage in discussions or negotiations with the person making such a proposal under certain circumstances;

•	the Company’s ability to terminate the merger agreement in order to enter into an agreement providing for a superior proposal;

•	the absence of a financing condition to the merger;

•	the Company’s ability to withhold, withdraw, qualify or modify its recommendation that its stockholders vote to adopt the merger agreement under certain circumstances;

•

the availability of appraisal rights under the DGCL, to holders of the common stock who comply with all of the requirements and procedures under the DGCL, which allows such holders to seek appraisal of the fair value of their shares of common stock as determined by the Delaware Court of Chancery;

•	the termination date under the merger agreement, which should allow for sufficient time to complete the merger; and

•	that the negotiations of the merger were conducted under the oversight of the special committee, which:

•	is comprised solely of independent directors who are not employees of the Company and who have no material financial interest in the merger that is different from that of our stockholders;

•

retained and received advice and assistance from its own financial and legal advisors, which advisors were determined to be independent of the Company in evaluating the transaction and negotiating the terms of the merger agreement and the associated transaction documents; and

•	had ultimate authority to decide whether or not to proceed with a transaction or any alternative thereto, subject to our board of directors’ approval of the merger agreement.

The board of directors and the special committee also considered a variety of potentially negative factors in its deliberations concerning the merger agreement and the merger, including the following factors, which are not listed in any relative order of importance:

•

the merger will preclude the Company’s stockholders from having the opportunity to participate in the future performance of its assets, future earnings growth, future appreciation of the value of its common stock or future dividends that could be expected if its strategic plan were successfully implemented;

•

the costs involved in connection with entering into and completing the merger and the time and effort of management required to complete the merger and related disruptions to the operation of the Company’s business;

•	stockholder lawsuits may be filed against the Company in connection with the merger agreement;

•

the restrictions on the conduct of the Company’s business prior to the completion of the merger, which could delay or prevent the Company from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of the Company absent the pending completion of the merger;

•

the announcement and pendency of the merger, or failure to complete the merger, may cause substantial harm to relationships with the Company’s employees, vendors, customers and partners and may divert management and employee attention away from the day to day operation of our business;

•

that under the merger agreement, the Company does not have the ability, to initiate, solicit, or encourage alternative acquisition proposals from third parties or, except under specified circumstances, negotiate with third parties with respect to such proposals;

•

the possibility that the Company will be required to pay a termination fee upon the termination of the merger agreement could discourage other potential acquirors from making a competing bid to acquire the Company;

•	there can be no assurance that all conditions to the parties’ obligations, including with respect to required antitrust approvals, to complete the merger will be satisfied;

•	an all cash transaction would be taxable to the Company’s stockholders that are U.S. holders for U.S. federal income tax purposes;

•	the risk that the financing contemplated by any debt or equity commitment letter for the consummation of the merger might not be obtained; and

•	the fact that some of our directors and executive officers have interests in the merger that are different from, or in addition to, our stockholders.

The foregoing discussion of the factors considered by both the board of directors and the special committee is not intended to be exhaustive, but rather includes the material factors considered by the board of directors and the special committee. Neither the board of directors nor the special committee quantified or assigned any relative weights to the factors considered and individual directors and committee members may have given different weights to different factors. Neither the board of directors nor the special committee made any specific determination as to whether any factor, or any particular aspect of any factor, supported or did not support its ultimate determination.

The board of directors recommends that you vote “FOR” the proposal to adopt the merger agreement.

In considering the recommendation of the board of directors regarding the merger and the proposal to adopt the merger agreement, you should be aware that some of our directors and executive officers have interests in the merger that are different from, or in addition to, yours. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating the merger and the merger agreement, and in recommending that the merger agreement be adopted by the stockholders of the Company. See the section titled “The Merger  — Interests of Certain Persons in the Merger.”

Effects of the Merger

If the merger agreement is adopted by our stockholders and the other closing conditions are satisfied or waived, Merger Sub will merge with and into the Company. The Company will be the surviving corporation in the merger and will become a wholly-owned subsidiary of Parent. As a result of the merger, the Company will cease to be a publicly-traded company. Your shares of common stock will be converted into the right to receive the merger consideration, unless you properly exercise your appraisal rights as briefly described below and elsewhere in the proxy statement. Shares of the Company’s common stock will no longer be traded or listed on Nasdaq.

Timing and Likelihood of Closing

We are working towards completing the merger as soon as possible, and we anticipate that the merger will be completed during the third quarter of 2010, assuming timely satisfaction of necessary closing conditions. However, because the merger is subject to certain conditions, including adoption of the merger agreement by our stockholders, the receipt of certain regulatory approvals and the marketing period for the debt financing, the exact timing of the completion of the merger and the likelihood of the consummation thereof cannot be predicted. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section titled “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period.”

Opinion of Financial Advisor to the Special Committee of the Board of Directors of the Company

Goldman Sachs rendered its opinion to the special committee that, as of May 6, 2010 and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated May 6, 2010, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. We encourage you to read the Goldman Sachs opinion carefully and in its entirety. Goldman Sachs provided its opinion for the information and assistance of the special committee in connection with its consideration of the merger. The Goldman Sachs opinion does not constitute a recommendation as to how any holder of the issued and outstanding shares of the common stock of the Company should vote with respect to the merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	the annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company;

•	certain other communications from the Company to its stockholders;

•	certain publicly available research analyst reports for the Company; and

•	certain internal financial analyses and forecasts for the Company prepared by its management, as approved for Goldman Sachs’ use by the Company, which we refer to as the Forecasts.

Goldman Sachs also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the shares of the Company’s common stock; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it and it did not assume any responsibility for any such information. In that regard, Goldman Sachs assumed with the consent of the special committee that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries, nor was any such evaluation or appraisal furnished to Goldman Sachs. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the expected benefits of the merger in any way meaningful to its analysis. Goldman Sachs also assumed that the merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion did not address the underlying business decision of the Company to engage in the merger, or the relative merits of the merger as compared to any strategic alternatives that may be available to the Company; nor did it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion and subject to the factors and assumptions set forth therein, of the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement.

Goldman Sachs’ opinion did not express any view on, and did not address, any other term or aspect of the merger agreement or the merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger, including, without limitation, the fairness of the merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the merger, whether relative to the $26.00 per share of common stock of the Company in cash to be paid to the holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the merger on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it, as of the date of the opinion, and Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses presented by Goldman Sachs to the special committee in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before May 5, 2010, and is not necessarily indicative of current market conditions.

Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information for the Company to corresponding financial information, ratios and public market multiples for the following publicly-traded corporations in the healthcare industry and providing services to the healthcare industry:

Contract Research Organizations (CROs)

•	Covance Inc.

•	Pharmaceutical Product Development, Inc.

•	PAREXEL International

•	Kendle International Inc.

Advertising

•	WPP

•	Omnicom Group Inc.

•	Havas

•	Publicis Groupe

•	The Interpublic Group of Companies, Inc.

CSO/Strategy & Analytics

•	IMS Health Incorporated, or IMS

Although none of the selected companies is directly comparable to the Company, particularly given the variety of industry segments in which the Company operates, the companies included were chosen by Goldman Sachs because they are publicly-traded companies with operations that for purposes of analysis may be considered similar to certain operations of the Company.

Goldman Sachs calculated and compared the financial multiples and ratios for the Company and the selected companies based on the Forecasts, publicly available financial information obtained from SEC filings, estimates from Institutional Brokers’ Estimate System, or IBES, market research and common stock closing prices on March 25, 2010 (except that the multiples and ratios for IMS were calculated as of October 16, 2009, the last trading day prior to public speculation that IMS was considering its strategic alternatives and represent the ratio of estimated enterprise value, which we refer to as EV (which is the market value of common equity, including stock options, plus the book value of debt, less cash), to estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, for calendar year 2009 and price per share as a multiple of earnings, or P/E, as estimated for calendar year 2010). Goldman Sachs used March 25, 2010 in these analyses as it was the last trading day prior to the Company’s public announcement that it had been approached by financial investors regarding a possible acquisition of the Company and had formed a special committee, which had retained Goldman Sachs as its financial advisor, to consider possible courses of action. With respect to each of the Company and the selected companies, Goldman Sachs calculated:

•	estimated EV as a multiple of estimated EBITDA for calendar year 2010; and

•	P/E as estimated for calendar year 2011.

The results of these analyses are summarized as follows:

	2010E EV/EBITDA	2011E P/E
Company	5.6x	10.7x
Median of CROs	8.5x	15.9x
Median of Advertising	8.4x	13.3x
CSO/Strategy Analytics	7.1x	9.3x

In addition, with respect to each of the Company and the selected companies excluding IMS, Goldman Sachs calculated:

•	enterprise value as a multiple of EBITDA for the last twelve month period for which financial information was available, or LTM EV/EBITDA; and

•

estimated P/E for calendar year 2011, calculated at each point in time as the then-current price per share as a multiple of the then-current market estimates of earnings per share for the applicable second forward calendar year, or the FY+2 P/E multiple, for the Company against the median of the FY+2 P/E multiples for the selected companies.

The results of these analyses are summarized as follows:

	LTM EV/EBITDA				FY+2 P/E Multiples
	1 Yr. Average	2 Yr. Average	3 Yr. Average	5 Yr. Average	1 Yr. Average	2 Yr. Average	3 Yr. Average	5 Yr. Average
Company	5.4x	6.1x	8.5x	9.5x	10.0x	9.8x	12.7x	14.8x
CROs	7.1x	9.0x	10.9x	11.8x	13.8x	14.9x	17.2x	19.0x
Advertising (excluding Havas)	7.0x	6.6x	7.7x	8.8x	15.6x	13.6x	14.6x	17.4x

Premia Paid Analysis. For all acquisition transactions announced between January 1, 2006 through May 5, 2010 and between January 1, 2008 through May 5, 2010, respectively, involving the sale of U.S. targets for aggregate consideration between $500,000,000 and $1.5 billion, Goldman Sachs calculated the median percentage premia of the consideration paid to the target’s closing price on the trading day immediately preceding the date of announcement, referred to as the 1-Day Prior Premium, and the median percentage premia of the consideration paid to the target’s closing price on the trading day one week preceding the date of announcement, referred to as the 1-Week Prior Premium. Goldman Sachs also calculated the 1-Day Prior Premium and the 1-Week Prior Premium for transactions in the healthcare industry involving aggregate consideration between $500,000,000 and $1.5 billion and for transactions in the healthcare services industry involving aggregate consideration greater than $150,000,000, in case announced between January 1, 2006 through May 5, 2010 and between January 1, 2008 through May 5, 2010, respectively. The results of these analyses are summarized as follows:

	Transactions since January 1, 2006		Transactions since January 1, 2008
	1-Day Prior Premium	1-Week Prior Premium	1-Day Prior Premium	1-Week Prior Premium
All Transactions ($500m — $1.5b)	23.6%	26.0%	27.2%	30.0%
Healthcare Transactions ($500m — $1.5b)	34.8%	35.5%	32.0%	36.2%
Healthcare Services Transactions (>$150m)	24.6%	25.4%	32.7%	30.1%

Implied Premia and Transaction Multiples. Goldman Sachs calculated the implied premia represented by the $26.00 per share amount to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement relative to the closing price of $17.15 per share of the Company common stock on March 25, 2010 and the closing price of $24.25 per share of the Company common stock on May 5, 2010. Goldman Sachs determined that the $26.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of Company common stock pursuant to the merger agreement represented a premium of 51.6% to the closing price of the Company common stock on March 25, 2010 and 7.2% to the closing price of the Company common stock on May 5, 2010.

Goldman Sachs also calculated various financial multiples and ratios for the Company based on the closing price of $17.15 per share of the Company common stock on March 25, 2010, the closing price of $24.25 per share of the Company common stock on May 5, 2010 and the $26.00 per share merger consideration. With respect to the Company, Goldman Sachs calculated the following implied multiples:

•	enterprise value as a multiple of 2009 actual EBITDA and projected 2010 EBITDA, based on the Forecasts and market estimates as of May 5, 2010; and

•	price as a multiple of projected 2010 earnings per share, or EPS, and projected 2011 EPS, based on the Forecasts and market estimates as of May 5, 2010.

For purposes of these analyses, Goldman Sachs’ calculation of EBITDA did not add back stock compensation expense and 2009 management EBITDA was adjusted for $6,400,000 in one-time expenses.

The results of these analyses are summarized as follows:

Multiples based on
	$17.15 per share (as of 3/26/10)	$24.25 per share (as of 5/5/10)	$26.00 per share (Per Share Merger Consideration)

Implied EV/EBITDA (Forecasts)
2009A EBITDA	5.6x	7.4x	7.8x
2010E EBITDA	5.2x	6.9x	7.3x

Implied EV/EBITDA (Market Estimates)
2009A EBITDA	6.0x	7.8x	8.3x
2010E EBITDA	5.6x	7.3x	7.7x

Implied P/E (Forecasts)
2010E EPS	11.5x	16.2x	17.4x
2011E EPS	10.6x	15.0x	16.1x

Implied P/E (Market Estimates)
2010E EPS	11.7x	16.5x	17.7x
2011E EPS	10.7x	15.2x	16.3x

Illustrative Discounted Cash Flow Analysis. Goldman Sachs performed an illustrative discounted cash flow analysis on the Company using the Forecasts projected through 2014. Goldman Sachs calculated indications of net present value of unlevered free cash flows for the Company for the second half of 2010 and for the years 2011 through 2014 using discount rates ranging from 9.5% to 10.5%, reflecting estimates of the Company’s weighted average cost of capital. Goldman Sachs then calculated illustrative terminal values in the year 2014 based on perpetuity growth rates for free cash flow ranging from 0.0% to 2.0% and discount rates ranging from 9.5% to 10.5%, which implied terminal value multiples of EBITDA with a range of 5.0x to 7.2x. Goldman Sachs then added the present values of the free cash flows for the second half of 2010 and for the years 2011 through 2014 to the present value of the illustrative terminal value, in each case discounted to July 1, 2010 using a mid-year convention, to arrive at the illustrative implied present values per share of Company common stock ranging from $24.65 to $34.34.

Using the Forecasts, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in post-2011 revenue growth. The analysis utilized (1) a range of post-2011 revenue growth rates of 2.0% to 8.0%, (2) discount rates ranging from 9.5% to 10.5% and (3) a perpetuity growth rate of 1.0%. This analysis resulted in a range of illustrative implied present values per share of Company common stock of $23.79 to $32.03.

Illustrative Present Value of Future Stock Price Analysis. Goldman Sachs performed illustrative analysis of the implied present value of the future prices of a share of common stock, which is designed to provide an indication of the present value of a theoretical future price of a company’s equity. Goldman Sachs first calculated the implied values per share of common stock for each of years 2011 to 2014 by applying price to forward earnings multiples of 9.7x to 13.7x to the Company management’s EPS estimates for the years 2011 to 2014, and then discounted the 2011 to 2014 values back to July 1, 2010 using a discount rate of 11.0%, reflecting an estimate of the Company’s cost of equity. This analysis resulted in a range of implied present values of $13.82 to $19.99 per share of common stock.

Illustrative Leveraged Buyout Analysis. Goldman Sachs performed an illustrative leveraged buyout analysis using the Forecasts and publicly available historical information. In performing the illustrative leveraged buyout analysis, Goldman Sachs assumed hypothetical financial buyer purchase prices per share of common stock ranging from $25.00 to $27.00. In performing this analysis, Goldman Sachs also assumed that a buyer would have a capital structure and weighted-average cost of debt that were consistent with what Goldman Sachs believed, based on its experience and professional judgment at the time Goldman Sachs performed its analysis, would be achievable for a financial buyer acquiring a company in the healthcare industry in a leveraged transaction. Based on a range of illustrative projected 2014 EBITDA exit multiples of 5.5x to 7.0x for the assumed exit at the end of 2014, which reflect illustrative implied prices at which a hypothetical financial buyer might exit its investment through a sale transaction, this analysis resulted in illustrative internal rate of equity returns to a hypothetical financial buyer ranging from 12.3% to 27.7%.

Using the Forecasts, Goldman Sachs also performed a sensitivity analysis to analyze the effect of increases or decreases in the percentage of post-2011 revenue growth and the blended cost of new acquisition debt. The post-2011 revenue growth sensitivity analysis utilized post-2011 revenue growth percentages between 2.0% and 8.0%, a range of 2014 EBITDA exit multiples of 5.5x to 7.0x and a purchase price per share of $26.00. This analysis resulted in illustrative internal rate of equity returns ranging from 7.9% to 26.9%. The blended cost of new acquisition debt sensitivity analysis utilized blended cost of new acquisition debt percentages between 6.5% and 8.0%, a range of 2014 EBITDA exit multiples of 5.5x to 7.0x and a purchase price per share of $26.00, and resulted in illustrative internal rate of equity returns ranging from 14.0% to 25.0%.

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to the special committee that, as of May 6, 2010 and based upon and subject to the factors and assumptions set forth therein, the $26.00 per share in cash to be paid to the holders (other than Parent and its affiliates) of shares of common stock of the Company pursuant to the merger agreement was fair from a financial point of view to such holders. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Merger Sub, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The $26.00 per share of common stock of the Company in cash to be paid to holders (other than Parent and its affiliates) of such shares pursuant to the merger agreement was determined through arms’-length negotiations between the Company, the special committee and Parent and, consistent with the recommendation of the special committee, was approved by the board of directors. Goldman Sachs provided advice as to financial matters to the special committee during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to the Company, the board of directors or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion to the special committee was one of many factors taken into consideration by the special committee in making its determination to recommend that the board of directors approve the merger agreement and by the board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement which you should read in its entirety.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any of its affiliates and any affiliates and portfolio companies of THL, or any currency or commodity that may be involved in the merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to the special committee in connection with, and participated in certain of the negotiations leading to, the merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to THL and its affiliates and portfolio companies from time to time for which the investment banking division of Goldman Sachs has received, and may receive, compensation, including, but not limited to, having acted as a joint bookrunning manager with respect to an offering of 10% Senior Secured Notes due 2013 of Nortek, Inc., a portfolio company of THL, (aggregate principal amount $750,000,000) in May 2008; arranger with respect to an investment by Goldman Sachs Senior Loan Fund in ARAMARK Corporation, a portfolio company of THL, in December 2008; joint bookrunning manager with respect to an offering of 11.5% Senior Notes due 2016 of The Nielsen Company BV, a portfolio company of THL, (aggregate principal amount $500,000,000) in April 2009; joint bookrunning manager with respect to an offering of 9.5% Senior Secured Notes due 2016 of Warner Music Group, a portfolio company of THL, (aggregate principal amount $1,100,000,000) in May 2009; and joint bookrunning manager with respect to an offering of 9.25% Series A and Series B Senior Notes due 2017 of Clear Channel Communications, Inc., a portfolio company of THL, (aggregate principal amount $2,500,000,000) in December 2009. Goldman Sachs also may provide investment banking and other financial services to the Company and its affiliates and THL and its affiliates and portfolio companies in the future for which the investment banking division of Goldman Sachs may receive compensation. In addition, affiliates of Goldman Sachs may have co-invested with THL and its affiliates and may have invested in limited partnership units of affiliates of THL from time to time, and may do so in the future.

The special committee selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement dated March 17, 2008, as amended on March 3, 2010, the special committee engaged Goldman Sachs to act as its financial advisor in connection with the contemplated merger. Pursuant to the terms of this engagement letter, the Company has agreed to pay Goldman Sachs a transaction fee of approximately $11,000,000, of which approximately $10,000,000 is contingent upon consummation of the merger. In addition, the Company has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Certain Company Forecasts

The Company does not, as a matter of course, publicly disclose financial forecasts as to future financial performance, earnings or other results and we are especially cautious of making financial forecasts for extended periods due to unpredictability of the underlying assumptions and estimates. However, in connection with the evaluation of a possible transaction involving the Company, the Company’s management team prepared and provided to THL, our board of directors, and the special committee and its legal and financial advisors certain non-public financial forecasts that were not prepared with a view toward public disclosure.

The summary of these financial forecasts presented below is included in this proxy statement because these financial forecasts were made available to THL, our board of directors, and the special committee and its legal and financial advisors and not to influence your decision whether to vote for or against the proposal to adopt the merger agreement. The inclusion of this information should not be regarded as an indication that our board of directors, the special committee, the special committee’s legal or financial advisors, or any other person considered, or now considers, such financial forecasts to be material or to be a reliable prediction of actual future results. While the financial forecasts were prepared in good faith, they are subjective in many respects and no assurance can be given that the financial forecasts will be realized or that actual results will not be significantly higher or lower than those results presented in the financial forecasts. The financial forecasts cover multiple years and such information by its nature becomes subject to greater uncertainty with each successive year. As a result, the inclusion of the financial forecasts in this proxy statement should not be relied on in any manner or by any person as predictive of actual future events.

In addition, the financial forecasts were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles, which we refer to as GAAP, the published guidelines of the SEC regarding projections and the use of non-GAAP measures, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The financial forecasts included below were prepared by, and are the responsibility of, our management. Neither our independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability. The report of the independent registered public accounting firm, which is incorporated by reference in this proxy statement, relates to the Company’s historical financial information. It does not extend to the financial forecasts and should not be read to do so.

These financial forecasts were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts not to be achieved include, but are not limited to, risks and uncertainties relating to the Company’s business (including its ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, the regulatory environment, general business and economic conditions, and other factors described under “Cautionary Statement Concerning Forward-Looking Information.” In addition, the financial forecasts do not reflect revised prospects for the Company’s business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the financial forecasts were prepared. Accordingly, there can be no assurance that these financial forecasts will be realized or that the Company’s future financial results will not materially vary from these financial forecasts.

No one has made or makes any representation to any stockholder or anyone else regarding the information included in the financial forecasts set forth below. Readers of this proxy statement are cautioned not to rely on the forecasted financial information. We have not updated and do not intend to update, or otherwise revise the financial forecasts to reflect circumstances existing after the date when these financial forecasts were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. The Company has made no representation to THL, Parent, Merger Sub, or any other person, concerning these financial forecasts.

The financial forecasts are forward-looking statements. For information on factors that may cause the Company’s future financial results to materially vary, see “Cautionary Statement Concerning Forward-Looking Information.”

The following is a summary of the financial forecasts prepared by management of the Company and given to THL, the board of directors, the special committee, and the special committee’s legal and financial advisors except as set forth in the table below:

Summary Financial Forecasts

(in millions)	2010E	2011E	2012E	2013E	2014E
Net Revenue	$1,005.2	$1,072.2	$1,141.7	$1,216.7	$1,298.0
Net Income	$52.2	$57.2	$64.8	$73.0	$80.3
EPS (1)	$1.49	$1.61	$1.80	$2.00	$2.17
EBITDA (2)	$162.0	$173.5	$189.7	$205.9	$221.3

(1)	THL did not receive the EPS figures.
(2)	Excludes stock compensation expense.

In preparing the summary financial forecasts, the Company made the following assumptions for the periods presented:

•	no new acquisitions are consummated;

•	no impact from healthcare reform and no other legislative changes affecting our business;

•	estimated annual growth rates for each business unit based on currently known conditions; and

•	no significant change in our cost and expense structure.

Financing of the Merger

We anticipate that the total amount of funds necessary to complete the merger, including the funds needed to:

•	pay our stockholders (and holders of equity-based awards) the amounts due to them under the merger agreement;

•	refinance or repay certain of our existing indebtedness and existing liabilities that will come due as a result of the merger; and

•	pay related fees and expenses in connection with the transactions contemplated by the merger agreement,

will be approximately $1,270,000,000.

These payments are expected to be funded by a combination of (i) equity contributions by THL Equity Fund VI, (ii) certain debt financing, and (iii) cash and cash equivalents of the Company. Parent has obtained equity and debt financing commitments described below in connection with the transactions contemplated by the merger agreement.

Equity Financing

Parent has entered into an equity commitment letter with THL Equity Fund VI, dated May 6, 2010, pursuant to which THL Equity Fund VI has committed to provide equity financing in an aggregate amount up to $384,000,000. THL Equity Fund VI may allocate all or a portion of its investment to affiliated funds and co-investors (including rollover investors), and its commitment will be reduced by any rollover shares actually contributed on or before the closing date and made available to finance the merger transactions.

The funding of financing contemplated by the equity commitment letter is subject to the satisfaction at the closing of all conditions precedent to the obligations of Merger Sub and Parent to consummate the transactions contemplated by the merger agreement, the funding of the debt financing on the terms and conditions described in the debt commitment letter (as described below) and the merger of Merger Sub with the Company or the entry of a final order or judgment awarding specific performance to cause the equity financing to be funded.

The obligation of THL Equity Fund VI to fund its equity commitment will automatically terminate upon the earliest to occur of (i) the closing of the merger, (ii) the termination of the merger agreement pursuant to its terms (unless we or Parent has previously commenced an action to enforce the equity commitment letter), and (iii) the assertion by or on behalf of Parent or the Company or any of their affiliates of any claim against THL Equity Fund VI or any of its affiliates or representatives or the financing sources, in connection with the merger agreement, the guaranty or the equity commitment letter, other than a claim to enforce the equity commitment letter or against THL Equity Fund VI under the guaranty.

Debt Financing

In connection with Parent’s entry into the merger agreement, Merger Sub received a debt commitment letter, dated May 6, 2010, from Citi. The debt commitment letter was amended and restated in its entirety pursuant to a commitment letter, dated May 25, 2010, from the Commitment Parties, to provide in the aggregate up to $875,000,000 in debt financing to Merger Sub, $600,000,000 of which shall consist of a senior secured credit facility made up of a $525,000,000 term loan facility and a $75,000,000 revolving credit facility, of which no more than $25,000,000 may be used at the closing of the merger (i) to fund any original issue discount or upfront fees with respect to the credit facilities described above, (ii) to finance transaction costs related to the merger, and (iii) for seasonal working capital and variations from projected working capital at the closing of the merger. The debt commitment letter also contemplates that either (i) Merger Sub or the Company will issue and sell senior unsecured notes in a Rule 144A or other private placement on the closing date yielding at least $275,000,000 in gross cash proceeds on the closing date, or (ii) to the extent Merger Sub or the Company does not, or is unable to, issue at least $275,000,000 in senior notes, Merger Sub or the Company will obtain at least $275,000,000, less the amount of the senior notes, if any, issued on or prior to the closing date, under a new senior unsecured bridge facility. The Commitment Parties may invite other institutional lenders to participate in the debt financing described in the debt commitment letter and to undertake a portion of the commitment to provide such financing.

Conditions

The facilities contemplated by the debt financing are subject to certain closing conditions, including without limitation:

•	the execution and delivery of definitive loan documents consistent with the terms set forth in the debt commitment letter;

•	Parent having received the proceeds of the equity financing and having contributed the same to the Merger Sub;

•	Parent and its subsidiaries having no debt outstanding on the closing date other than the indebtedness contemplated by the debt commitment letter (which shall include certain existing indebtedness);

•

consummation of the merger in accordance with the merger agreement (without any amendments or waivers that are materially adverse to the Lenders (unless consented to), it being understood that any decrease in the merger consideration will be deemed materially adverse) substantially concurrently with the closing under the senior secured credit facilities;

•	that, since December 31, 2009, there has not occurred any Company material adverse effect (as defined in the merger agreement);

•	the closing of the credit facilities having occurred on or before the expiration date (as defined below);

•	the Commitment Parties having received certain audited, unaudited and pro forma financial statements;

•

as a condition to the availability of the senior secured facility, the Commitment Parties having received not later than 20 business days prior to the closing date, a confidential information memorandum for use in the syndication of the senior secured facility and having been afforded at least 20 consecutive business days upon receipt of the confidential information memorandum to syndicate the senior secured facilities;

•

as a condition to the availability of the bridge facility, (a) the Commitment Parties having received not later than 20 business days prior to the closing date, a confidential information memorandum for use in the syndication of the bridge facility, and (b) the investment bank and the Commitment Parties having been afforded at least 20 consecutive business days upon receipt of the offering memorandum to seek to place the senior notes with qualified purchasers;

•	the accuracy of certain representations and warranties under the merger agreement and specified representations and warranties in the definitive loan documents;

•	payment of all fees and expenses required to be paid on the closing date from the proceeds of the initial fundings under the credit facilities; and

•

delivery of certain customary certificates and other closing documents (including a solvency certificate, legal opinions and documentation required under anti-money laundering laws) and the taking of certain actions necessary to establish and perfect a first priority security interest in certain of the collateral.

The debt commitment expires upon the first to occur of (i) November 19, 2010, (ii) the closing date, and (iii) the valid termination by Parent or Merger Sub of the merger agreement prior to the closing of the merger.

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment letter and the debt commitment letter, and not to agree to, or permit, any amendment or modification to, or waiver under, such commitment letters or other final documentation relating to the financing commitments without our prior written consent (which cannot be unreasonably withheld) except Parent and Merger Sub may amend, modify, supplement, restate or replace these financing commitments, in whole or part, if such amendment, modification, supplementation, restatement or replacement would not (x) reduce the aggregate amount of the financing, (y) impose new or additional conditions or expand on the conditions to the financing, and (z) reasonably be expected to hinder or delay the closing.

Although the debt financing described in this proxy statement is not subject to due diligence or a “market out” provision, which allows lenders not to fund their commitments if certain conditions in the financial markets prevail, there is still a risk that such financing may not be funded when required. As of the date of this proxy statement, no alternative financing arrangements or alternative financing plans have been made in the event the debt financing described in this proxy statement is not available as anticipated.

Guaranty

Pursuant to a guaranty delivered by THL Equity Fund VI in favor of the Company, dated May 6, 2010, THL Equity Fund VI has agreed to guarantee the performance and discharge of certain obligations of Parent under the merger agreement, provided that the maximum aggregate liability of THL Equity Fund VI shall not exceed the sum of (i) $62,500,000 (which equals the sum of the parent termination fee and the company expenses) and (ii) certain costs and expenses reasonably incurred by the Company in connection with the enforcement of Parent’s obligations to pay the parent termination fee and the company expenses. See the section titled “The Merger Agreement — Termination Fee.”

Subject to certain exceptions, the guaranty will terminate upon the earliest to occur of (i) the effective time of the merger, if the closing occurs, (ii) the first anniversary of November 19, 2010 if the closing has not occurred and no claim is brought under the guaranty prior to such first anniversary, (iii) the termination of the merger agreement in accordance with its terms by mutual consent of the parties or under circumstances in which Parent would not be obligated to pay the parent termination fee, (iv) the final resolution of any and all claims brought under the guaranty prior to its termination, and (v) any time when the Company or any of its affiliates asserts in any proceeding (x) that certain provisions of the guaranty are illegal, invalid or unenforceable, (y) that THL Equity Fund VI is liable in excess of or to a greater extent than its maximum aggregate liability as set forth in the guaranty or (z) any theory of liability against THL Equity Fund VI or any of its affiliates or representatives or the financing sources in connection with the merger agreement, the guaranty, or any other agreement or instrument delivered in connection with the merger agreement or the guaranty (including the equity commitment letter), other than a claim to enforce the equity commitment letter or against THL Equity Fund VI under the guaranty.

Interests of Certain Persons in the Merger

When considering the recommendation of the board of directors that you vote to adopt the merger agreement, you should be aware that certain of our executive officers and directors have interests in the merger that are different from, or in addition to, your interests as a stockholder. The special committee and the board of directors were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be adopted by the stockholders of the Company. These interests include the following:

•

pursuant to employment agreements with each of R. Blane Walter and David Bassin, the payment of change of control payments, which will result in an aggregate cash payment to such executive officers of approximately $2,508,000 (exclusive of the estimated value of employee benefits and Mr. Walter’s excise tax gross-up) and an excise tax gross-up payment to Mr. Walter of approximately $1,408,000;

•

pursuant to the terms of their award documentation, and assuming, in the case of Nat Krishnamurti, that he experiences a qualifying termination during a specified period after the closing of the merger, the vesting and cash-out of all vested and unvested stock options and restricted stock held by our directors and certain of our executive officers, which will result in an aggregate cash payment to such executive officers and directors of approximately $11,268,000, based on holdings as of June 15, 2010 and the right to receive $26.00 in cash;

•

pursuant to employment agreements with each of Mr. Walter, Mr. Bassin, and Mr. Krishnamurti, and assuming such executive officers experience qualifying terminations during a specified period after the closing of the merger, the payment of severance payments, which will result in an aggregate cash payment to such executive officers of approximately $1,489,000 (exclusive of the estimated value of employee benefits and Mr. Walter’s excise tax gross-up) and an excise tax gross-up payment to Mr. Walter of approximately $594,000; and

•	the payment of a one-time committee fee in the amount of $30,000 to each member of the special committee for such member’s service on the special committee.

Parent has previously indicated its belief that the continued involvement of our management team is integral to the Company’s future success; however, as of the date of this proxy statement, no members of our current management have entered into any agreement, arrangement or understanding with Parent, Merger Sub or their affiliates regarding employment with, or the right to convert into or reinvest or participate in the equity of, the surviving corporation or Parent (and/or an affiliate of Parent). However, discussions have occurred and are continuing between Mr. Walter and representatives of Parent and/or THL with respect to such agreements.

Shortly prior to the execution of the merger agreement, Parent indicated to Mr. Walter that (1) it might offer current members of management the opportunity to convert a portion of their current equity interests in the Company into, or otherwise invest in, equity interests in Parent (and/or an affiliate of Parent) at the same price per share to be paid by other investors, (2) might establish equity-based compensation plans for management of the surviving corporation, and (3) was considering certain changes to existing executive employment arrangements. Representatives of THL initially delivered to Mr. Walter a preliminary term sheet reflecting its views and discussed parameters of an equity incentive program for management of the Company. In particular, THL representatives described an equity incentive plan for management of the Company consisting of 7.5% to 10% of the fully-diluted common equity of Parent (and/or a subsidiary of Parent). During such discussions, Mr. Walter expressed his desire to roll over between 50% and 100% of his beneficial ownership in the Company, which would represent between approximately 4.8% and 9.7%, respectively, of the post-closing equity of Parent (and/or an affiliate of Parent) on a fully-diluted basis.

At the date of this proxy statement, Parent expects that the terms of the employment arrangements for members of our current management team following the proposed transaction would be substantially similar to their current employment arrangements and that no member of our current management team would receive significant increases in compensation as a result of the proposed transaction, except that, in Mr. Walter’s case, Parent expects to negotiate a new multi-year employment agreement providing for certain modifications to his existing agreement, including modifications to his existing change of control benefits and the treatment of his equity incentive awards upon termination of employment. Parent has also indicated that it may offer current members of management the opportunity to convert a portion of their current equity interests in the Company into, or otherwise invest in, equity interests in Parent (and/or an affiliate of Parent) at the same price per share to be paid by other investors in the proposed transaction. Parent has indicated that it expects that certain select current members of management (including Mr. Walter) will invest a substantial portion of the after-tax proceeds received by them in connection with the proposed transaction in the equity securities of Parent (and/or an affiliate of Parent). In addition, Parent has indicated that, concurrent with the closing of the proposed transaction, Parent expects that it (and/or one of its affiliates) will adopt a new equity incentive plan for executives, new hires and certain other employees consisting of approximately 9% of the fully-diluted common equity of Parent (and/or an affiliate of Parent) immediately following the closing of the proposed transaction. Parent expects that awards in respect of approximately one-third of the shares available to be granted under the new equity incentive plan will be granted to Mr. Walter. It is anticipated that 33 1/3% of such grants will be subject to vesting over a period of 4 years of continued employment and 66 2/3% of such grants will be subject to the achievement of performance targets.

As discussed above, it is likely, and certain members of management may have an expectation, that Parent, Merger Sub or their affiliates will enter into certain agreements, arrangements or understandings with certain members of management regarding employment with, or the right to invest or participate in the equity of, the surviving corporation or Parent or any of its subsidiaries. Any new arrangements are currently expected to be entered into at or prior to the completion of the merger and would not become effective until after the merger is completed. All of the foregoing matters are subject to negotiation and no terms or conditions have yet been finalized.

Except as disclosed in this proxy statement, there is no present or proposed material agreement, arrangement, understanding or relationship between Parent, Merger Sub, THL Equity Fund VI, or any of their respective executive officers, directors, controlling persons or subsidiaries, on the one hand, and the Company or any of its respective executive officers, directors, controlling persons or subsidiaries, on the other hand.

Accounting Treatment

The merger will be accounted for as a “purchase transaction” for financial accounting purposes.

THE MERGER AGREEMENT

This section describes the material terms of the merger agreement, as amended. The description in this section and elsewhere in this proxy statement is qualified in its entirety by reference to the complete text of the merger agreement, a copy of which is attached as Annex A and is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. We encourage you to read the merger agreement carefully and in its entirety. This section is not intended to provide you with any factual information about us. Such information can be found elsewhere in this proxy statement and in the public filings we make with the SEC, as described in the section titled, “Where You Can Find More Information.”

Explanatory Note Regarding the Merger Agreement

The merger agreement is included to provide you with information regarding its terms. Factual disclosures about the Company contained in this proxy statement or in the Company’s public reports filed with the SEC may supplement, update or modify the factual disclosures about the Company contained in the merger agreement. The representations, warranties and covenants made in the merger agreement by the Company, Parent and Merger Sub were qualified and subject to important limitations agreed to by the Company, Parent and Merger Sub in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the merger agreement may have the right not to close the merger if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to stockholders and reports and documents filed with the SEC and in some cases were qualified by disclosures that were made by each party to the other, which disclosures were not reflected in the merger agreement. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws

The merger agreement provides for the merger of Merger Sub with and into the Company upon the terms and subject to the conditions set forth in the merger agreement. As the surviving corporation, the Company will continue to exist following the merger.

The board of directors of the surviving corporation will, from and after the effective time of the merger, consist of the directors of Merger Sub until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal. The officers of the Company at the effective time of the merger will, from and after the effective time of the merger, continue as the officers of the surviving corporation until their successors have been duly appointed and qualified or until their earlier death, resignation or removal.

At the effective time of the merger, the certificate of incorporation of the surviving corporation will remain in effect until changed or amended as provided in the certificate of incorporation or by applicable law. At the effective time of the merger, the bylaws of the surviving corporation will remain in effect until changed or amended as provided in the bylaws, by the certificate of incorporation or by applicable law.

Following the completion of the merger, we expect our common stock to be delisted from the Nasdaq and deregistered under the Exchange Act, and cease to be publicly traded.

Closing and Effective Time of the Merger; Marketing Period

The closing of the merger will take place no later than the second business day following the date on which the last of the conditions to closing of the merger (described under the heading “The Merger Agreement — Conditions to the Merger”) have been satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), unless another date is agreed to in writing by the parties. However, if the marketing period (as defined below) has not ended on the date these conditions are satisfied or waived (other than the conditions that by their nature are to be satisfied at the closing of the merger, but subject to the fulfillment or waiver of those conditions), neither Parent nor Merger Sub will be required to effect the closing of the merger until the earlier to occur of (i) a date during the marketing period specified by Parent on no less than three business days’ prior written notice to the Company or (ii) the final day of the marketing period.

The marketing period is the first period of 21 consecutive business days throughout and at the end of which (i) Parent shall have received financial statements and pro forma financial information specified in the debt commitment letter, all information relating to the Company and our subsidiaries reasonably requested by Parent or Merger Sub to prepare a confidential information memorandum that is required to be delivered by the debt commitment letter, and all financial statements, pro forma financial statements, business and other financial data and disclosures relating to the Company and our subsidiaries reasonably requested by Parent or Merger Sub to prepare the offering memorandum and private placement memoranda required to be delivered by the debt commitment letter (all such information specified in this clause (i) we refer to in this proxy statement as the “required information”); (ii) all conditions to the obligations of Parent and Merger Sub to close have been satisfied (other than those that by their nature will not be satisfied until the effective time of the merger) and nothing has occurred and no condition exists that would cause any of the conditions to the obligations of Parent and Merger Sub not to be satisfied assuming the effective time of the merger were to be scheduled for any time during such consecutive 21 business day period; and (iii) all general conditions to close have been satisfied. However, if the marketing period has not ended on or prior to August 20, 2010, the marketing period will commence no earlier than September 7, 2010. In addition, the marketing period will not be deemed to have commenced if before the completion of the marketing period, (a) the Company’s independent registered accounting firm has withdrawn its audit opinion as to any financial statements contained in the required information, in which case the marketing period will not be deemed to commence until the time at which a new unqualified audit opinion is issued, (b) we have announced any intention to restate any material financial information included in any forms, reports, statements or other documents filed with the SEC since January 1, 2009 (which we refer to in this proxy statement as the “SEC company reports”), in which case the marketing period will be deemed not to commence until such restatement has been completed and the applicable SEC company reports have been amended or we have announced our conclusion that no restatement will be required, (c) we have failed to file any report with the SEC when due containing certain required financial information, in which case the marketing period will be deemed not to commence unless and until all such reports have been filed, or (d) the required information would not be compliant (as defined below) throughout and on the last day of such 21 business day period, in which case a new 21 business day period will commence upon the date on which Parent receives updated required information that is compliant, and the requirements in clauses (ii) and (iii) above would be satisfied throughout and on the last day of such new 21 business day period.

In this proxy statement, we refer to the required information as “compliant” if (i) such required information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such required information, in light of the circumstances under which it was made, not misleading (disregarding new developments occurring after the commencement of the marketing period and certain forward looking information); (ii) such required information is, and remains throughout the marketing period, compliant in all material respects with all requirements of Regulation S-K and Regulation S-X (excluding certain information required by Rule 3-10) under the Securities Act for offerings of debt securities that customarily would be included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offering or placement of such debt securities; and (iii) such required information is, and remains throughout the marketing period, sufficient to permit Parent and Merger Sub’s financing sources to receive customary comfort letters from our independent auditors on the financial information contained in such offering documents to consummate any offering of debt securities on the last day of the marketing period.

The effective time of the merger will occur at the time the certificate of merger is filed with and accepted by the Secretary of State of the State of Delaware (or at such later date as the parties to the merger agreement may agree upon and specify in the certificate of merger in accordance with applicable law).

Treatment of Common Stock, Options, and Other Equity Awards

Common Stock

At the effective time, each share of common stock issued and outstanding immediately prior thereto (other than excluded shares and dissenting shares) will be converted into the right to receive the per share merger consideration consisting of $26.00 in cash plus the additional per share consideration, as described below, without interest, less any applicable withholding taxes.

At the effective time of the merger, common stock owned by Parent, Merger Sub or us, or any other direct or indirect wholly-owned subsidiary of Parent, Merger Sub or us, will be cancelled without payment of any consideration. Common stock outstanding immediately prior to the effective time of the merger and held by a holder who is entitled to demand and properly demands appraisal of these shares and who complies with Section 262 of the DGCL will not be converted into the stock merger consideration and the holder shall instead be entitled to payment of the fair value of such shares in accordance with Section 262 of the DGCL. However, if the holder of such shares fails to perfect or otherwise waives, withdraws or loses the right to appraisal under Section 262 of the DGCL, then the right of the holder to be paid the fair value for such shares will cease and such shares will be deemed to have been converted as of the effective time of the merger into, and to have become exchangeable solely for the right to receive, the per share merger consideration or, with respect to unvested shares of restricted common stock, the consideration that would otherwise be payable upon cancellation and exchange of such shares as described below, in either case without interest.

The additional per share consideration referred to above is, with respect to each share of common stock, the product of $0.004274 and the number of days the closing date is extended due to the marketing period for transaction-related debt financing.

Options under Employee Equity Incentive Plans and Arrangements

At the effective time, each outstanding qualified and nonqualified option to purchase shares of common stock under any employee equity incentive plan or arrangement will be canceled in exchange for the right to receive (i) to the extent such option was vested immediately prior to the effective time of the merger (or (a) was disclosed on a schedule to the merger agreement or (b) is permitted to be provided for under the merger agreement during the period between signing and closing and, in either case, will become vested upon the closing as a result of the merger), payment in cash in an amount equal to the product of (x) the number of shares of common stock subject to such vested portion and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such vested portion, less any applicable withholding taxes; and (ii) to the extent such option was not vested immediately prior to the effective time of the merger and does not by its terms become vested immediately upon a change of control, the right to receive, at such time as such unvested portion would otherwise have vested and become exercisable, a payment in cash equal to the product of (x) the number of shares of common stock subject to such unvested portion and (y) the excess, if any, of the per share merger consideration over the exercise price per share of such unvested portion, less any applicable withholding taxes.

Unvested Shares of Restricted Stock under the 1999 Stock Incentive Plan

At the effective time, each outstanding and unvested share of restricted stock under the 1999 Stock Incentive Plan will be converted into the right to receive cash in an amount equal to the per share merger consideration, without interest, less any applicable withholding taxes.

Restricted Stock and Other Stock-Based Awards under the 2006 Long-Term Incentive Plan

At the effective time, each outstanding share of restricted stock granted under the 2006 Long-Term Incentive Plan that is not vested (other than restricted stock that (a) was disclosed on a schedule to the merger agreement or (b) is permitted to be provided for under the merger agreement during the period between signing and closing and, in either case, will become vested upon the closing as a result of the merger) shall be canceled in exchange for the right to receive, at the time such share of restricted stock would have become vested, a payment equal to the per share merger consideration, without interest, less any applicable withholding taxes. At the effective time, each outstanding restricted stock unit award and similar award with substantially equivalent economic effect under the 2006 Long-Term Incentive Plan shall be canceled in exchange for the right to receive in respect of each share of common stock subject to such award, at such time as shares of common stock would otherwise have been issued in respect thereof, a payment equal to the per share merger consideration, without interest, less any applicable withholding taxes.

Exchange and Payment Procedures

At the effective time, Parent will deposit, or will cause to be deposited, with the paying agent, for the benefit of the holders of shares of our common stock, a cash amount equal to the aggregate per share merger consideration payable under the merger agreement.

Each record holder of shares of common stock will be sent a letter of transmittal and instructions describing how such holder may exchange such holder’s shares of common stock for the per share merger consideration promptly after the completion of the merger (but in no event more than five business days thereafter). Each record holder of an equity incentive plan award in respect of which a cash payment is payable at the effective time of the merger will be sent a notice summarizing such holder’s rights under the merger agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment promptly after the completion of the merger (but in no event more than five business days thereafter).

You should not return your stock certificates with the enclosed proxy card, and you should not forward your stock certificates to the paying agent without a letter of transmittal.

You will not be entitled to receive the per share merger consideration until you deliver a duly completed and executed letter of transmittal to the paying agent or, to the extent you are a holder of an equity incentive plan award, you comply with the procedures set forth in notice described above. If your shares are certificated, you must also surrender your stock certificate or certificates to the paying agent.

No interest will be paid or accrued on the cash payable as the per share merger consideration as provided above. Parent, the surviving corporation and the paying agent will be entitled to deduct and withhold any applicable taxes from the per share merger consideration. Any sum that is withheld will be deemed to have been paid to the person with regard to whom it is withheld.

From and after the effective time of the merger, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, any person presents to the surviving corporation any certificates for any reason, such certificates shall be cancelled and exchanged for the per share merger consideration as provided above to the extent that the per share merger consideration has not already been paid in respect of the shares of common stock represented by such certificates.

Any portion of the per share merger consideration deposited with the paying agent that remains unclaimed by former record holders of common stock for one year after the effective time of the merger will be delivered to the surviving corporation. Record holders of common stock who have not complied with the above-described exchange and payment procedures will thereafter only look to Parent and the surviving corporation for payment of the per share merger consideration. None of the surviving corporation, Parent or the paying agent will be liable to any former record holder of common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar laws.

If you have lost a certificate, or if it has been stolen or destroyed, then before you will be entitled to receive the per share merger consideration, you will have to make an affidavit of the loss, theft or destruction. These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.

Financing Covenants; Company Cooperation

Subject to the terms and conditions of the merger agreement, each of Parent and Merger Sub has agreed to use reasonable best efforts to obtain the financing on the terms and conditions described in the equity commitment letter and the debt commitment letter, and not to agree to, or permit, any amendment or modification to, or waiver under, such commitment letters or other final documentation relating to the financing commitments without our prior written consent (which cannot be unreasonably withheld) except Parent and Merger Sub may amend, modify, supplement, restate or replace these financing commitments, in whole or part, if such amendment, modification, supplementation, restatement or replacement would not (x) reduce the aggregate amount of the financing, (y) impose new or additional conditions or expand on the conditions to the financing and (z) reasonably be expected to hinder or delay the closing.

Parent and Merger Sub will use their reasonable best efforts to:

•	maintain in effect the financing and the financing commitments;

•	enter into definitive financing agreements with respect to the financing on the terms and conditions specified in the financing commitments; and

•	consummate the financing at or prior to the closing.

Obtaining financing is not a condition to the consummation of the merger under the merger agreement.

Parent and Merger Sub have agreed to provide us with copies of all final documents related to the financing and to keep us fully informed of material developments in the financing process.

We have agreed to use our reasonable best efforts (and Parent will reimburse us for all reasonable out-of-pocket expenses) to cooperate in connection with the arrangement and obtaining of the financing, including providing information regarding us and our industry reasonably requested by the lenders providing the financing, participating in certain meetings with third parties, assisting with the preparation of offering and syndication documents and materials, preparing and furnishing the required information, cooperating in satisfying the conditions precedent set forth in the financing commitments or any other definitive document relating to the financing, issuing customary representation letters to auditors and using reasonable best efforts to obtain accountant’s comfort letters and consents from our independent auditors, providing monthly financial statements, executing and delivering pledge and security documents and other definitive financing documents and reasonably facilitating the pledging of collateral for the financing, and taking all corporate actions necessary to authorize the consummation of the financing and to permit the proceeds to be made available to the surviving corporation.

Representations and Warranties

We made customary representations and warranties in the merger agreement that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules the Company delivered in connection therewith. These representations and warranties relate to, among other things:

•	due organization, existence, good standing and authority to carry on our businesses;

•	compliance with applicable laws, licenses and permits since January 1, 2009;

•	the absence of any pending audit, suit, demand, claim or investigation before any governmental entity, and certain other matters that have occurred since January 1, 2009;

•	our corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against us;

•	inapplicability of any anti-takeover law to the merger;

•	our capitalization;

•	our subsidiaries;

•	our investments and interests;

•

the absence of any required government approvals, or violations of, or conflicts with, our governing documents, applicable law and certain agreements, as a result of our entering into and performing our obligations under the merger agreement;

•	our SEC filings since January 1, 2009 and the financial statements, exhibits and schedules included therein;

•	the absence of certain undisclosed liabilities;

•	material compliance with the Sarbanes-Oxley Act of 2002 and the listing and corporate governance rules and regulations of Nasdaq;

•	our disclosure controls and procedures and internal controls over financial reporting;

•	the absence of any order before any governmental entity or of any pending or threatened legal or administrative proceeding, investigation or action;

•

the conduct of our business and the businesses of our subsidiaries in the ordinary course of business and the absence of a company material adverse effect (as described below) and certain other changes since December 31, 2009;

•	tax matters;

•	our properties;

•	environmental matters;

•	our employee benefit plans;

•	certain labor and employment matters;

•	the absence of any undisclosed broker’s or finder’s fees;

•	the receipt by the special committee of an opinion from Goldman Sachs;

•	the vote required to adopt the merger agreement;

•	material contracts and the absence of any default under any material contract;

•	insurance;

•	intellectual property;

•	information to be included in any document filed with the SEC; and

•

absence of amounts payable to our employees on a change of control and amounts payable as a result of the failure of any amount to be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended.

Many of our representations and warranties made in the merger agreement were qualified by, among other things, exceptions relating to the absence of a “company material adverse effect,” which means any effect, event, occurrence, development or change that has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and our subsidiaries, taken as a whole, other than effects, events, occurrences, developments, or changes arising out of or resulting from the following:

•

changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates (but only to the extent such changes do not have a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, relative to other participants in the industry in which we and our subsidiaries operate);

•

general changes or developments in regulatory, political, economic or business conditions or conditions within our industry or the industries of our subsidiaries (but only to the extent such changes do not have a materially disproportionate adverse effect on the Company and our subsidiaries, taken as a whole, relative to other participants in the industry in which we and our subsidiaries operate);

•	changes in law or generally accepted accounting principles or the interpretations thereof;

•

the negotiation, execution, announcement or performance of the merger agreement or the consummation of the merger or the transactions contemplated by the merger agreement, including the impact thereof on relationships with customers, lenders, partners, or employees;

•	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	earthquakes, hurricanes or other natural disasters;

•

any decline in the market price, or change in trading volume, of our capital stock, or any failure to meet internal or published projections, forecasts or revenue or earnings predictions (but the facts and circumstances giving rise or contributing to such decline, change or failure may be taken into account in determining whether there has been a company material adverse effect); or

•	litigation arising from any alleged breach of fiduciary duty or other violation of law relating to the merger agreement.

The merger agreement also contains customary representations and warranties made by Parent and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules that Parent delivered in connection therewith. The representations and warranties of Parent and Merger Sub relate to, among other things:

•	their due organization, existence, and good standing;

•	the authorization by their boards of directors of the execution and delivery of the merger agreement and the consummation of the transactions contemplated by the merger agreement;

•	their corporate power and authority to enter into, and consummate the transactions under, the merger agreement, and the enforceability of the merger agreement against them;

•

the absence of any required government approvals, or violations of, or conflicts with, their governing documents, applicable law and certain agreements, as a result of our entering into and performing our obligations under the merger agreement;

•	the ownership and operations of Merger Sub;

•	the absence of any order before any governmental entity or of any pending or threatened legal or administrative proceeding, investigation or action;

•	sufficiency of funds to consummate the merger, subject to certain conditions;

•	delivery of the equity commitment letter and the debt commitment letter and the absence of any material amendments or modifications thereto;

•

the absence of any default under the equity commitment letter and the debt commitment letter and ability to satisfy on a timely basis any material term or condition to be satisfied by it in any of the financing commitments;

•	payment of fees under the equity commitment letter and the debt commitment letter;

•	the absence of conditions precedent to the funding of the financing other than as set forth in the equity commitment letter or the debt commitment letter;

•	information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in this proxy statement;

•	inapplicability of any anti-takeover law to the merger;

•	the absence of any undisclosed broker’s or finder’s fees;

•	no reliance on any express or implied representation or warranty except those contained in Article III of the merger agreement;

•	validity and enforceability of the guaranty;

•	solvency of the surviving corporation immediately following consummation of the merger; and

•	the absence of certain agreements between Parent, Merger Sub and the Guarantor, on the one hand, and any member of our management, on the other hand.

The representations and warranties in the merger agreement of each of the Company, Parent and Merger Sub will terminate upon the consummation of the merger or the termination of the merger agreement pursuant to its terms.

Conduct of Our Business Pending the Merger

Under the merger agreement, we have agreed that, subject to certain exceptions in the merger agreement and disclosure schedules we delivered in connection with the merger agreement, between the date of the merger agreement and the effective time of the merger, we will use our commercially reasonable efforts, and will cause each of our subsidiaries to use its commercial reasonable efforts, to carry on our or its business in the usual, regular and ordinary course, consistent with past practice or our or its current expense budget disclosed to Parent and, to the extent consistent therewith, we and our subsidiaries will use commercially reasonable efforts to preserve our business organizations intact, keep available the services of our present officers and employees and preserve our relationships and goodwill with governmental entities and our clients and customers.

Subject to certain exceptions set forth in the merger agreement and the disclosure schedules we delivered in connection with the merger agreement, neither we nor our subsidiaries will without Parent’s written approval (which will not be unreasonably withheld, delayed or conditioned):

•

subject to certain exceptions, redeem, split, combine, or reclassify or otherwise retire or acquire any shares of capital stock or other equity interests of the Company or any of our subsidiaries (other than wholly owned subsidiaries) or any rights with respect thereto, any security convertible into or representing a right to acquire such shares, or enter into any agreement, call or commitment that would obligate it to do any of the foregoing;

•	subject to certain exceptions, authorize, declare, set aside or pay any dividend or other distribution in respect of any shares of capital stock of the Company;

•	subject to certain exceptions, authorize for issuance, issue or sell or agree to commit to issue or sell any stock or any class or any other securities or equity equivalents;

•	acquire or sell any entity, business or assets exceeding $2,500,000 in the aggregate other than in the ordinary course of business;

•

subject to certain exceptions, incur, or assume any indebtedness for borrowed money in excess of $3,000,000 in the aggregate, and the aggregate amount of capitalized vehicle lease obligations shall not exceed the difference between $45,000,000 and the portion of such $3,000,000 which is incurred;

•	create or assume any encumbrance or lien on any material assets other than permitted encumbrances and encumbrances securing permitted indebtedness;

•

settle any claim or series of related claims exceeding $5,000,000 in the aggregate (but this provision does not affect our ability to settle individual claims or a series of related claims not exceeding $100,000 individually);

•	change any of the accounting principles or practices (or change an annual accounting period) used by us except as required by GAAP;

•

subject to certain exceptions, increase the compensation or benefits of any director, executive officer, division President or Vice President that reports directly to a division President or, except in the ordinary course of business, any other employees or consultant or independent contractor performing similar services;

•

subject to certain exceptions, grant to any director, officer or employee the right to receive any new severance, change of control or termination pay or termination benefits, or grant any increase in any existing severance, change of control or termination pay or termination benefits to any officer, director or employee, in excess of $500,000 in the aggregate for all such persons;

•	subject to certain exceptions, amend our organizational documents;

•

subject to certain exceptions, adopt a plan of liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

•

subject to certain exceptions, (i) make change or rescind any tax election or change any method of accounting, (ii) enter into any settlement or compromise of any tax liability, (iii) file any amended tax return, (iv) enter into any closing agreement relating to any tax, (v) surrender any right to claim a material tax refund, or (vi) waive or extend the statute of limitations in respect of taxes;

•

except as not otherwise prohibited under the merger agreement, enter into, materially amend or terminate or consent to the termination of any material contract or any contract, agreement or understanding that would be a material contract if in effect on the date of the merger agreement;

•	make any earnout payments under specified acquisition agreements in a form of consideration other than cash;

•

amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the transactions contemplated by the merger agreement;

•

make any capital expenditures other than (i) in accordance with the Company’s budget, (ii) capital expenditures for vehicle lease facilities to the extent not prohibited, and (iii) capital expenditures that do not exceed the Company’s budget by $5,000,000 in the aggregate; and

•	authorize or enter into an agreement, contract or understanding or otherwise make any arrangement or commitment to take any of the foregoing actions.

Solicitation of Takeover Proposals

Except as permitted by the terms of the merger agreement described below, we have agreed in the merger agreement that our board of directors will not (i) fail to recommend to our stockholders that the stockholders adopt the merger agreement or fail to include the board of directors’ recommendation to adopt the merger agreement in the proxy statement, which, in this proxy statement, we refer to as the board recommendation, (ii) change, qualify, withhold, withdraw, or modify (or publicly propose to do so), in a manner adverse to Parent, the board recommendation, (iii) take formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, other than a recommendation against such offer or other permitted communications, (iv) adopt, approve or recommend (or publicly propose to do so) a takeover proposal (any of the actions described in clauses (i), (ii), (iii) and (iv) of this section we refer to in this proxy statement as a “Company adverse recommendation change”), (v) authorize, cause or permit the Company or any of our subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to a takeover proposal (each of the actions described in this clause (v) we refer to in this proxy statement as a “Company acquisition agreement”), or (vi) take any action to terminate the merger agreement in order to enter into a Company acquisition agreement.

At any time from and after May 6, 2010, the effective date of the merger agreement, and until the effective time of the merger or, if earlier, the termination of the merger agreement, we, our subsidiaries and our representatives may not, directly or indirectly:

•

solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiry regarding or the making of any proposals or offers that constitute, or could reasonably be expected to lead to, takeover proposals;

•

engage in, continue or otherwise knowingly participate in discussions or negotiations regarding, or furnish to any other party information in connection with or for the purposes of encouraging or facilitating any takeover proposal; or

•	enter into any letter or intent, agreement or agreement in principle with respect to any takeover proposal.

However, at any time from and after May 6, 2010, the effective date of the merger agreement, and prior to the time our stockholders adopt the merger agreement, if the Company receives an unsolicited written takeover proposal from any person, and if our board of directors, prior to taking any such actions, determines in good faith after consultation with independent financial advisors and outside legal counsel that (x) failure to take such action would be inconsistent with the directors’ fiduciary duties and (y) such takeover proposal either constitutes a superior proposal or is reasonably expected to result in a superior proposal, we may:

•

provided we have first received an executed confidentiality and standstill agreement that contains provisions no less favorable to the Company than those contained in the confidentiality agreement with Parent, furnish to such third party information with respect to the Company and our subsidiaries; and

•	engage in and otherwise participate in discussions or negotiations with such person;

in each case, provided that we promptly provide to Parent (and in any event within 48 hours) a copy of any takeover proposal made in writing provided to the Company or any of our subsidiaries, the identity of the party making the takeover proposal, and a written summary of the material terms of any takeover proposal not made in writing. From and after the date of the merger agreement, the Company may not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent. We are required to keep Parent reasonably informed of any material developments, discussion or negotiations regarding any takeover proposal on a current basis (and in any event within 48 hours) and to notify Parent of the status of any takeover proposal.

At any time before the merger agreement is adopted by our stockholders, we may terminate the merger agreement and enter into a Company acquisition agreement with respect to a superior proposal, so long as we comply with certain terms of the merger agreement, including the payment of a termination fee to Parent. See “The Merger Agreement — Termination Fee.”

Prior to the time our stockholders adopt the merger agreement, our board of directors may make a Company adverse recommendation change or enter into a Company acquisition agreement with respect to a takeover proposal, if, prior to taking such action, our board of directors determines in good faith, after consultation with independent financial advisors and outside legal counsel, that (x) failure to do so would be inconsistent with the directors’ fiduciary duties and (y) such takeover proposal constitutes a superior proposal, and provided further that the following conditions have been satisfied:

•

we must have provided at least four full business days’ prior written notice to Parent of our intention to take such action, which notice must specify the material terms and conditions of any such superior proposal, including the identity of the person making such superior proposal;

•	we must have provided a copy to Parent of the relevant proposed transaction agreements with the party making such proposal, and all related debt and equity financing commitment letters;

•

we must have negotiated with Parent in good faith to enable Parent to propose changes to the terms of the merger agreement, the financing commitments and the guaranty such that it would cause the takeover proposal to no longer constitute a superior proposal;

•

our board of directors must have considered in good faith any changes to the merger agreement, the financing commitments and the guaranty proposed in writing by Parent and must have determined that the takeover proposal would still constitute a superior proposal if such changes were given effect; and

•

in the event of any material change to the material terms of such superior proposal, we must have provided at least three full business days’ prior written notice to Parent, unless the change occurs less than three business days prior to the meeting of our stockholders, in which case the Company is required to deliver notice to Parent as promptly as practicable.

Notwithstanding the above, at any time before the merger agreement is adopted by our stockholders, the board of directors may change, qualify, withhold, withdraw or modify (or publicly propose to do so) in a manner adverse to Parent, the board recommendation in response to a material event or circumstance on the business, results of operations or financial condition of the Company and our subsidiaries that was not known to the board of directors as of the date of the merger agreement (or if known, the consequences of which were not known to or reasonably foreseeable the board of directors as of the date of the merger agreement) (which event or circumstance we refer to in this proxy statement as an intervening event), if the board of directors has determined in good faith after consultation with independent financial advisors and outside legal counsel that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable law, subject to the satisfaction of certain conditions.

Nothing in the provisions of the merger agreement relating to takeover proposals prevents our board of directors from complying with its disclosure obligations under U.S. federal or state law with regard to a takeover proposal, including taking and disclosing to our stockholders a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A under the Exchange Act, but we must comply with the restrictions described above prior to our board of directors recommending that stockholders tender their shares in a tender offer.

In this proxy statement, we refer to any inquiry, proposal or offer from any person or “group” within the meaning of Section 13(d) of the Exchange Act with respect to any (i) acquisition of assets of the Company and our subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable; (ii) acquisition of more than 20% of the

Company’s outstanding common stock; (iii) tender offer or exchange offer that if consummated would result in any person beneficially owning more than 20% of the Company’s outstanding common stock; (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company; or (v) any combination of the foregoing if the sum of the percentage of consolidated assets, consolidated revenues or earnings and the Company’s common stock involved is more than 20%, in each case, other than the transactions contemplated by the merger agreement, as a “takeover proposal.”

In this proxy statement, we refer to any bona fide written takeover proposal that the board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory, and financial aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to our stockholders from a financial point of view than the merger, as a “superior proposal,” provided that for purposes of the definition of “superior proposal,” the references to 20% in the definition of takeover proposal shall be deemed references to 50%.

Stockholders’ Meeting

Unless the merger agreement is terminated, we are required to take all actions in accordance with applicable law, our charter documents and the rules of Nasdaq to convene a meeting of our stockholders, as promptly as practicable after the date of the merger agreement to consider and vote on the adoption of the merger agreement. We may adjourn or postpone the stockholders’ meeting (i) with the prior written consent of Parent, (ii) for the absence of a quorum, (iii) subject to and in compliance with the provisions regarding the solicitation of takeover proposals, to allow additional time for the filing and mailing of any supplemental or amended disclosure which the board of directors has determined is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the meeting of the stockholders, (iv) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the meeting of the stockholders to obtain the approval of the stockholders for the adoption of the merger agreement, or (v) in order to satisfy the four business day notice period required to be given in connection with an adverse recommendation change or to enter into a Company acquisition agreement with respect to a takeover proposal. Subject to the provisions of the merger agreement discussed above under “The Merger Agreement — Solicitation of Takeover Proposals,” the board of directors will recommend that our stockholders vote to adopt the merger agreement and the Company will use its commercially reasonable efforts to solicit from our stockholders proxies in favor of the adoption of the merger agreement and the transactions contemplated by the merger agreement.

Filings; Consents; Other Actions

We, Parent and Merger Sub will cooperate and use our respective reasonable best efforts to take or cause to be taken all actions and do or cause to be done all things reasonably necessary, proper or advisable to consummate the merger and the other transactions contemplated by the merger agreement as promptly as practicable, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions, and authorizations by or from any governmental entities (including effecting the regulatory filings described under the heading “The Merger — Regulatory Approvals”).

We, Parent and Merger Sub have each agreed, subject to certain exceptions, to do the following.

•	as soon as practicable following the date of the merger agreement, properly file any other filings required under the Exchange Act or any other federal, state or foreign law relating to the merger;

•

promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of such other filings by the SEC or any other governmental entity or official, and supply the other with copies of all correspondence;

•

not later than ten business days after the date of the merger agreement, make filings required of such party under the HSR Act or any other antitrust laws with respect to the transactions contemplated by the merger agreement;

•

use reasonable best efforts to respond at the earliest practicable date with any request under the HSR Act or any other antitrust laws for additional information, documents or other materials received by such party from any governmental entity in respect of such filings or the transactions contemplated by the merger agreement;

•

cooperate with the other party in connection with making any filing under the HSR Act or any other antitrust laws and in connection with any filings, conference or other submissions related to resolving any investigation or other inquiry by any such governmental entity under the HSR Act or other law with respect to the transactions contemplated by the merger agreement;

•	use reasonable best efforts to obtain the termination of all waiting periods under the HSR Act and not to extend any waiting periods; and

•

use reasonable best efforts to cooperate in and defend against any litigation instituted by the Federal Trade Commission or the Department of Justice or any other governmental entity that seeks to restrain or prohibit the consummation of the transactions contemplated by the merger agreement.

Employee Benefit Matters

Parent has agreed that it will, and will cause the surviving corporation after the completion of the merger to:

•

honor in accordance with their terms all material employee programs and all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention, and severance obligations of the Company or any Company Subsidiary, except as may otherwise be agreed to by the parties thereto (and the Company or Parent will pay on the closing date to the applicable officers and employees any amounts with respect to such agreements and obligations that are payable by their terms on the closing date, upon consummation of the merger, or at the effective time);

•

from the effective time of the merger until the one-year anniversary of the effective time of the merger, continue to provide our employees and the employees of our subsidiaries with annual base salaries and base wages, and cash target incentive compensation opportunities that are substantially comparable, in the aggregate, to the annual base salaries and base wages, and cash incentive compensation opportunities that we provided immediately prior to the effective time;

•

from the effective time of the merger until the one-year anniversary of the effective time of the merger, continue to provide our employees and the employees of our subsidiaries with employee benefits (excluding equity incentives) that are substantially comparable in the aggregate to those provided to our employees immediately prior to the effective time;

•

provide each of our employees whose employment is terminated during the one-year period following the effective time of the merger with severance benefits at levels no less than those benefits under the existing plans and policies applicable to such employee;

•

use commercially reasonable efforts to (i) treat, and cause the applicable benefit plans to treat, the service of our employees or the employees of our subsidiaries (or their predecessor entities) attributable to any period before the effective time of the merger (subject to certain conditions) as service rendered to Parent or the surviving corporation for purposes of eligibility to participate and vesting but not for purposes of determining the accrual or amount of any benefit, (ii) not treat any of our employees as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the surviving corporation for a pre-existing medical condition, and (iii) credit any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans towards deductibles and co-pays under the health plans of Parent or the surviving corporation; and

•

honor all obligations which accrued prior to the effective time of the merger under the Company’s material deferred compensation plans, management compensation plans, cash bonus plans and other incentive plans.

Conditions to the Merger

The respective obligations of the Company, Parent and Merger Sub to consummate the merger are subject to the satisfaction or waiver of the following conditions:

•	the merger agreement must have been duly adopted by our stockholders;

•

the waiting period applicable to the consummation of the merger under the HSR Act and any applicable foreign antitrust laws relating to the consummation of the merger shall have expired or been terminated, and all material approvals, authorizations and consents of any governmental entity required to consummate the merger (including any such approvals, authorizations and consents under applicable foreign antitrust laws) shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated; and

•

no temporary restraining order, preliminary or permanent injunction or other order is issued by any governmental entity shall be in effect which would have the effect of (i) making the consummation of the merger illegal or (ii) otherwise prohibiting the consummation of the merger (but before asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such restraining order, injunction or other order and to appeal any such temporary restraining order, injunction or other order that may be entered).

The obligations of Parent and Merger Sub to effect the merger are also subject to the satisfaction or waiver by Parent at or prior to the effective time of the merger of the following additional conditions:

•

our representations and warranties regarding (i) our authority to enter into the merger agreement, (ii) the absence of any undisclosed broker’s or finder’s fees, and (iii) the vote required to adopt the merger agreement, shall be true and correct in all material respects as of the effective time of the merger, as if made at and as of such time. In addition, our representations and warranties regarding (i) capitalization and (ii) the absence of amounts payable to our employees on a change of control and amounts payable as a result of the failure of any amount to be deductible by reason of Section 280G of the Internal Revenue Code of 1986, as amended, shall be true and correct as of the effective time of the merger, as if made at and as of such time (except for inaccuracies that do not aggregate to $1,000,000 or more with respect to our representations and warranties regarding capitalization). Each of the other representations and warranties of the Company contained in the merger agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the effective time of the merger, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the date hereof or the effective time of the merger, in which case such representation or warranty shall be true and correct at and as of such other time), except where the failure of such representations and warranties to be so true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) would not constitute a Company material adverse effect;

•

the Company shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

•

the Company shall deliver to Parent a certificate signed on behalf of Company certifying that all of the above conditions with respect to the representations and warranties and performance of the agreements and covenants of the Company have been satisfied; and

•	the absence of any material adverse effect since the date of the merger agreement.

Our obligation to effect the merger is subject to the satisfaction or waiver by us at or prior to the effective time of the merger of the following additional conditions:

•

each of the representations and warranties of Parent and Merger Sub contained in the merger agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the effective time of the merger, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the date hereof or the effective time of the merger, in which case such representation or warranty shall be true and correct at and as of such other time), except where the failure of such representations and warranties to be so true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) would not materially adversely affect the ability of Parent or Merger Sub to perform their obligations under the merger agreement or to consummate the transactions contemplated by the merger agreement;

•

each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by it on or prior to the effective time of the merger;

•

Parent shall deliver to the Company a certificate signed on behalf of Parent and Merger Sub certifying that all of the above conditions with respect to the representations and warranties and performance of the agreements and covenants of Parent and Merger Sub have been satisfied; and

•

Parent shall deliver to the Company a solvency certificate signed by the chief financial officer of Parent in the same form as the solvency certificate delivered to the lenders pursuant to the debt commitment letter or any definitive documents entered into in connection with the financing of the merger.

Termination

We, Parent, and Merger Sub may, by mutual written consent, terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger, whether before or after the adoption of the merger agreement by our stockholders.

The merger agreement may also be terminated and the merger abandoned at any time prior to the effective time of the merger as follows:

•	by either Parent, Merger Sub, or the Company, if:

•

upon a vote taken at our stockholders’ meeting, our stockholders have not adopted the merger agreement at such meeting or any adjournment or postponement of such meeting (but this right to terminate will not be available to a party if the failure of the party to perform its obligations under the merger agreement was the primary cause of or resulted in the failure to obtain stockholder approval);

•

any governmental entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by the merger agreement, and such order, decree, judgment, injunction or other action shall have become final and non-appealable (but this right to terminate will not be available to a party if the issuance of such final, non-appealable order was primarily due to the failure of such party to perform its obligations under the merger agreement); or

•

the merger has not been consummated on or before November 19, 2010 (but this right to terminate will not be available to a party whose failure to comply with any provision of the merger agreement was the primary cause of or resulted in the failure to consummate the merger on or prior to November 19, 2010);

•	by Parent, if:

•

we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements in the merger agreement (except our covenants and agreements with respect to the solicitation of takeover proposals) which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within a 20-day notice period (but this right to terminate will not be available to Parent if it is then in material breach of any of its representations, warranties, covenants or other agreements that would result in the closing conditions with respect to the Company’s obligation to close the merger not being satisfied);

•

we have breached our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” above and such breach, if capable of being cured, shall not have been cured within a five-day notice period; or

•

(i) our board of directors shall have effected a Company adverse recommendation change; (ii) our board of directors shall have effected a change of recommendation in response to an intervening event; (iii) our board of directors shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within two business days after Parent so requests in writing; (iv) our board of directors shall have failed to recommend against any publicly announced takeover proposal and reaffirm the board recommendation, in each case, within ten business days following the public announcement of such takeover proposal and in any event at least two business days prior to the meeting of our stockholders, (v) the Company enters into a company acquisition agreement, or (vi) the Company or our board of directors has publicly announced its intention to take any of the above actions;

•	by the Company, if:

•

Parent or Merger Sub have breached or failed to perform in any material respects any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) cannot be cured by Parent or Merger Sub, or if capable of being cured, shall not have been cured within a 20-day notice period (but this right to terminate will not be available to the Company if we are then in material breach of any of our representations, warranties, covenants or other agreements that would result in the conditions with respect to Parent’s and Merger Sub’s obligations to close the merger not being satisfied);

•

at any time prior to the adoption of the merger agreement by our stockholders we concurrently enter into a company acquisition agreement with respect to a superior proposal if (i) we have complied in all material respects with our obligations described under “The Merger Agreement — Solicitation of Takeover Proposals” and (ii) prior to or concurrently with such termination, we pay Parent the termination fee discussed under the heading “The Merger Agreement — Termination Fees;” or

•

(i) the conditions to the obligations of Parent and Merger Sub to close the merger have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the closing of the merger), (ii) we have irrevocably confirmed in writing that all conditions to our obligations to close the merger had been satisfied or that we are willing to waive all such conditions provided the closing occurs within two business days following the date of such notice (iii) the marketing period has ended or will end on the date of such notice, and (iv) within two business days after we have delivered written notice to Parent of the satisfaction of such conditions and such confirmation, the merger shall not have been consummated, which conditions and events we refer to as a non-closing termination event.

Termination Fee

We must pay Parent a termination fee, which we refer to in this proxy statement as the “termination fee,” equal to $27,500,000 and reimburse up to $7,500,000 of the out-of-pocket fees and expenses reasonably incurred by Parent, Merger Sub and their affiliates in connection with the transactions contemplated by the merger agreement (which we refer to in this proxy statement as the “parent expenses”) upon the occurrence of any of the following events:

•

(i) a takeover proposal has been made, proposed or communicated after the date of the merger agreement and not withdrawn before adoption of the merger agreement by our stockholders or prior to the termination of the merger agreement if a meeting of our stockholders has not occurred; (ii) following such event, the merger agreement is terminated by (a) the Company or Parent because the merger is not consummated prior to November 19, 2010, (b) the Company or Parent due to the failure of our stockholders to adopt the merger agreement at the stockholders’ meeting or (c) by Parent because we breach or fail to perform any of our representations, warranties, covenants or agreements in the merger agreement, subject to the materiality standards and cure periods set forth in the merger agreement, and (iii) within 9 months of such termination, we enter into a definitive agreement with respect to a takeover proposal or any takeover proposal is consummated;

•	before adoption of the merger agreement by our stockholders, we terminate the merger agreement in order to concurrently enter into a Company acquisition agreement with respect to a superior proposal;

•

Parent terminates the merger agreement in circumstances where (i) our board of directors shall have effected a Company adverse recommendation change; (ii) our board of directors shall have effected a change of recommendation in response to an intervening event; (iii) our board of directors shall have failed to publicly reaffirm its recommendation of the merger agreement in the absence of a publicly announced takeover proposal within two business days after Parent so requests in writing; (iv) our board of directors shall have failed to recommend against any publicly announced takeover proposal and reaffirm the board recommendation, in each case, within ten business days following the public announcement of such takeover proposal and in any event at least two business days prior to the meeting of our stockholders, (v) the Company enters into a company acquisition agreement or (vi) the Company or our board of directors have publicly announced its intention to take any of the above actions; or

•

the Company or Parent terminates the merger agreement due to the failure of our stockholders to adopt the merger agreement at the stockholders’ meeting and prior to such stockholders’ meeting, the board of directors makes a change of recommendation based on an intervening event.

In addition, we must reimburse up to $7,500,000 of the out-of-pocket fees and expenses reasonably incurred by Parent, Merger Sub and their affiliates in connection with the transactions contemplated by the merger agreement if Parent terminates the merger agreement because we have breached or failed to perform in any material respect any of our representations, warranties, covenants or other agreements in the merger agreement which breach or failure to perform (i) would give rise to a failure of the condition to Parent’s and Merger Sub’s obligation to close the merger and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within the applicable notice period.

Parent Termination Fee

Parent must pay us a termination fee, which we refer to in this proxy statement as the “parent termination fee,” of $55,000,000, and reimburse up to $7,500,000 of the out-of-pocket fees and expenses reasonably incurred by us or our affiliates in connection with the transactions contemplated by the merger agreement, which we refer to in this proxy statement as the “company expenses,” in the event we terminate the merger agreement because:

•

Parent or Merger Sub have breached or failed to perform in any material respect any of their representations, warranties, covenants or agreements in the merger agreement, which breach or failure to perform (i) would give rise to a failure of a condition to the Company’s obligation to close the merger and (ii) cannot be cured by Parent or Merger Sub, or if capable of being cured, shall not have been cured within a 20-day notice period; or

•	of a non-closing termination event.

THL Equity Fund VI has agreed to guarantee the obligation of Parent to pay the parent termination fee and the company expenses pursuant to the guaranty.

Remedies

Parent and Merger Sub are entitled to injunctions to prevent breaches of the merger agreement and to specifically enforce the terms and provisions of the merger agreement, in addition to any other remedy to which they are entitled at law or in equity. Except for the Company’s right to seek specific performance against Parent in the circumstances described below, the Company is not entitled to an injunction, specific performance or other equitable relief to prevent breaches of the merger agreement or to enforce specifically the terms of the merger agreement.

The Company is entitled to seek specific performance to require Parent to seek to cause the equity financing to be funded in accordance with the terms of the equity financing commitment and to consummate the merger, but only if the following conditions are met: (a) all general conditions to closing and all conditions to the obligations of Parent and Merger Sub to close (other than those that by their nature will not be satisfied until the effective time of the merger) must be satisfied and remain satisfied at the time when the closing would have occurred and the Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred, (b) the debt financing commitment must be funded in accordance with the terms of the debt financing commitment letter or will be funded in accordance with the terms of the debt financing commitment at the closing if the equity financing is funded at closing, and (c) the Company must irrevocably confirm to Parent in writing that (I) all conditions to the obligations of the Company to close have been satisfied or that the Company is willing to waive all such conditions and (II) if specific performance were granted and the equity financing and the debt financing were funded, then the closing would occur.

In addition, the Company is entitled to seek specific performance to require Parent to use its reasonable best efforts to enforce the terms of the debt financing commitment, but only if the following conditions are met: (a) all general conditions to closing and all conditions to the obligations of Parent and Merger Sub to close (other than those that by their nature will not be satisfied until the effective time of the merger) must be satisfied and remain satisfied at the time when the closing would have occurred and Parent and Merger Sub fail to complete the closing by the date the closing is required to have occurred, (b) the conditions to the consummation of the debt financing contemplated by the debt financing commitment must be satisfied (other than those that by their nature will not be satisfied until the effective time of the merger), and (c) the Company must irrevocably confirm to Parent and the sources of debt financing contemplated by the debt financing commitment in writing that (I) all conditions to the obligations of the Company to close have been satisfied or that the Company is willing to waive all such conditions and (II) if specific performance were granted and the equity financing and the debt financing were funded, then the closing would occur.

If a court of competent jurisdiction (i) declines to enter a final order or judgment in favor of the Company awarding it specific performance against Parent in the circumstances described above, but the court awards the Company damages against Parent instead of specific performance or (ii) enters a final order or judgment in favor of the Company awarding it specific performance, but nonetheless the debt financing contemplated by the debt financing commitment is not funded pursuant to the terms thereof, then, in each such event, the Company, as its sole remedy, may seek to terminate the merger agreement and, if the merger agreement is terminated by reason of a non-closing termination event, the Company will be entitled to payment of the parent termination fee and the company expenses. In addition, in the event that, as contemplated by clause (i) above, the court declines to enter a final order or judgment in favor of the Company or, as contemplated by clause (ii) above, the debt financing is not funded (or in either case, if the Company withdraws any such suit prior to a final award or judgment), then, to the extent the parent termination fee is or becomes payable under the merger agreement, it will be reduced by the amount of expenses reasonably incurred by Parent, Merger Sub or their affiliates in connection with any such suit by the Company and any actions taken by Parent or Merger Sub in connection with the satisfaction of their obligation relating to such award of specific performance.

Subject only to the rights of specific performance described above, the maximum liability of the Company for damages under the merger agreement is the sum of the (i) termination fee, (ii) the parent expenses, and (iii) reasonable costs and expenses incurred by the Parent (together with interest) to enforce payment of the amounts specified in clause (i) and (ii) of this sentence, which we refer to as the Company liability limitation. Subject only to the rights of specific performance described above, the maximum liability of the Parent and Merger Sub for damages under the merger agreement is the sum of (i) the parent termination fee and the company expenses (inclusive of (a) the amounts payable under the merger agreement for indemnification of officers or directors of the Company, and (b) the reimbursable expenses reasonably incurred by the Company in connection with the financing of the transaction by Parent and Merger Sub), and (ii) reasonable costs and expenses incurred by the Company (together with interest) to enforce payment of the amounts specified in clause (i) of this sentence, which we refer to as the Parent liability limitation. The Company and its affiliates may not seek or accept any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, in excess of the Parent liability limitation under or in connection with the merger agreement, the financing commitments or the guaranty or the transactions contemplated thereby against Parent, Merger Sub, THL Equity Fund VI or any of the other “Buyer Parties” specified in the merger agreement other than against Parent or Merger Sub pursuant to the merger agreement or against THL Equity Fund VI pursuant to the guaranty, and in no event shall the Company and its affiliates be entitled to more than one payment of an amount equal in the aggregate to the Parent liability limitation. Parent and Merger Sub may not seek or accept any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company, its subsidiaries or any other “Company Parties” specified in the merger agreement in excess of the Company liability limitation under or in connection with the merger agreement or the merger. Except for the remedies against Parent and Merger Sub pursuant to the merger agreement as described above, recourse against THL Equity Fund VI under the guaranty is the sole and exclusive remedy available to the Company and its affiliates against THL Equity Fund VI and any other Buyer Party in respect of any liabilities or obligations arising under, or in connection with, the merger agreement, the financing commitments or the guaranty or the transactions contemplated thereby.

Indemnification; Directors’ and Officers’ Insurance

From and after the effective time until six years after the effective time, Parent and the surviving corporation will, to the extent not prohibited by applicable law, indemnify and hold harmless (and Parent will advance expenses to) our present and former officers and directors against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, demand, proceeding or investigation (whether civil, criminal, administrative or investigative), whenever asserted, based on, arising out of or related to (i) such officer’s or director’s service as an officer or director of the Company or its subsidiaries (or services performed at our request or the request of any of our subsidiaries) at or prior to the effective time of the merger or (ii) the negotiation, execution or performance of the merger agreement, any agreement or document contemplated by the merger agreement or delivered in connection therewith, or the transactions contemplated by any of the foregoing, whether in any case asserted or arising at or before the effective time of the merger. All rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each of the current and former officers and directors of the Company or in the respective certificate of incorporation or bylaws (or other applicable organizational documents) of the Company and our subsidiaries or otherwise in effect as of the date of the merger agreement shall survive the merger and continue in full force and effect for a period of six years from the effective time of the merger (except that all rights to indemnification in respect of any claims asserted against an indemnified party within such period shall continue until the final disposition of such claim).

As of the effective time of the merger, the surviving corporation may, in its sole discretion, elect to purchase a six-year pre-paid “tail” or “runoff” policy with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the effective time of the merger (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the existing directors and officers liability policy that we maintain, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage will not exceed 300% of the annual premiums paid by us as of the date of the merger agreement under the current policies of directors’ and officers’ liability insurance maintained by us (but if the current policies of directors’ and officers’ liability insurance maintained by the Company cannot be maintained at 300% of the annual premiums and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of such amount, Parent shall maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium not in excess of such amount). If we fail to purchase such “tail” or “runoff” policy, then Parent has agreed to cause the surviving corporation to maintain in effect for a period of six years after the effective date of the merger, the Company’s current directors’ and officers’ liability insurance (or substitute therefor policies with reputable and financially sound carriers with coverage in amount and scope, and on other terms, which in the aggregate are no less advantageous to the officers and directors entitled to indemnification than the Company’s current directors’ and officers’ liability insurance policies) with respect to claims arising from or related to acts or omissions which occurred at or before the effective time of the merger, provided that if the aggregate annual premiums for such insurance exceed 300% of the current aggregate annual premium, then the surviving corporation will obtain as much directors’ or officers’ insurance obtainable for the remainder of such period for a premium on an annualized basis not in excess of 300% of the current aggregate annual premium.

The present and former directors and officers of the Company entitled to indemnification will have the right to enforce the provisions of the merger agreement relating to their indemnification.

Amendment

At any time prior to the effective time of the merger, the parties to the merger agreement may amend the merger agreement, whether before or after the stockholder approval, by written agreement of each of the parties. However, following stockholder approval, the parties may not amend the provisions of the merger agreement in any manner which would require further approval by our stockholders under applicable law without obtaining such approval.

THE SPECIAL MEETING

Time, Place, and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by the board of directors for use at the special meeting to be held on July 21, 2010, starting at 9:00 a.m., local time, at 1180 Avenue of the Americas, 10th Floor, (Times Square Conference Room), New York, New York 10036 or at any postponement or adjournment thereof. At the special meeting, holders of our common stock will be asked to approve the proposal to adopt the merger agreement, and to approve the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

Our stockholders must approve the proposal to adopt the merger agreement in order for the merger to occur. If our stockholders fail to approve the proposal to adopt the merger agreement, the merger will not occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety.

Record Date and Quorum

You are entitled to receive notice of, and to vote at, the special meeting if you owned shares of common stock at the close of business on June 15, 2010, which the Company has set as the record date for the special meeting. You will have one vote for each share of common stock that you owned on the record date. As of the record date, there were 34,957,721 shares of common stock outstanding and entitled to vote at the special meeting.

A majority of our issued and outstanding shares of common stock entitled to vote at the special meeting, present in person or represented by proxy, constitutes a quorum for the purposes of the special meeting. Shares of common stock represented at the special meeting but not voted, including shares of common stock for which a stockholder directs an “abstention” from voting, as well as “broker non-votes” (as described below), will be counted for purposes of establishing a quorum. A quorum is necessary to transact business at the special meeting. Once a share of common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned or postponed special meeting, then a new quorum will have to be established at such adjourned or postponed special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned to solicit additional proxies.

Attendance

Only stockholders of record or their duly authorized proxies have the right to attend the special meeting. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of beneficial ownership as of the record date, a copy of the voting instruction card provided by your broker, bank, trustee or nominee, or similar evidence of ownership.

Vote Required

Approval of the proposal to adopt the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon. If you fail to submit a proxy or vote in person at the special meeting, or if you abstain, it will have the same effect as a vote against the proposal to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of a majority of the votes cast on this proposal. If you fail to submit a proxy or vote in person at the special meeting, or if you abstain, it will not have an effect on the proposal to adjourn the special meeting.

Registered and Beneficial Owners; Proxies

If your shares of the common stock are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered, with respect to those shares of common stock, the “stockholder of record.” This proxy statement and the accompanying proxy card have been sent directly to you by the Company.

If you are a stockholder of record, you may have your shares of the common stock voted on matters presented at the special meeting in any of the following ways:

•	in person — you may attend the special meeting and cast your vote there;

•	by proxy — stockholders of record can choose to vote by proxy;

•	over the internet — the website for internet voting is identified on your proxy card; or

•	by telephone — a toll-free telephone number is identified on your proxy card.

If your shares of common stock are held through a bank, brokerage firm or other nominee, you are considered the “beneficial owner” of shares of common stock held in street name. In that case, this proxy statement has been forwarded to you by your bank, brokerage firm or other nominee who is considered, with respect to those shares of common stock, the stockholder of record. As the beneficial owner, you have the right to direct your bank, brokerage firm or other nominee how to vote your shares by following their instructions for voting.

Brokers who hold shares in street name are precluded from exercising their voting discretion with respect to approving non-routine matters such as the proposal to adopt the merger agreement and, as a result, absent specific instructions from the beneficial owner of such shares of common stock, brokers are not empowered to vote those shares of common stock, which we refer to generally as broker non-votes. Broker non-votes will be counted for purposes of determining a quorum, but will have the same effect as a vote against the proposal to adopt the merger agreement. Broker non-votes will have no effect with respect to the proposal to adjourn the special meeting, if necessary or appropriate to solicit additional proxies.

If you are a beneficial owner, you will receive instructions from your bank, brokerage firm or other nominee that you must follow in order to have your shares of common stock voted. Those instructions will identify which of the above choices are available to you in order to have your shares voted. Please note that if you are a beneficial owner and wish to vote in person at the special meeting, you must provide a legal proxy from your bank, brokerage firm or other nominee.

A control number, located on your proxy card, is designed to verify your identity and allow you to vote your shares of common stock, and to confirm that your voting instructions have been properly recorded, when voting over the internet or by telephone. Please be aware that if you vote over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

Please refer to the instructions on your proxy or voting instruction card to determine the deadlines for voting over the internet or by telephone. If you choose to vote by mailing a proxy card, your proxy card must be filed with the Corporate Secretary of the Company by the time the special meeting begins. Please do not send in your stock certificates with your proxy card. When and if the merger is completed, a separate letter of transmittal will be mailed to you that will enable you to receive the per share merger consideration in exchange for your stock certificates.

If you vote by proxy, regardless of the method you choose to vote, the individuals named on the enclosed proxy card, and each of them, with full power of substitution, or your proxies, will vote your shares of the common stock in the way that you indicate. When completing the internet or telephone processes or the proxy card, you may specify whether your shares of common stock should be voted for, against, or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

If you properly sign and submit your proxy card but do not mark the boxes showing how your shares of common stock should be voted on a matter, the shares of common stock represented by your properly signed proxy will be voted “FOR” the proposal to adopt the merger agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

If you have any questions or need assistance voting your shares, please contact Okapi Partners LLC, our proxy solicitor, by telephone toll-free at (877) 869-0171 (banks and brokers call collect at (212) 297-0720) or by email at info@okapipartners.com.

IT IS IMPORTANT THAT YOU VOTE YOUR SHARES OF COMMON STOCK PROMPTLY. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN, AS PROMPTLY AS POSSIBLE, THE ENCLOSED PROXY CARD IN THE ACCOMPANYING PRE-PAID REPLY ENVELOPE, OR SUBMIT YOUR PROXY BY TELEPHONE OR THE INTERNET. STOCKHOLDERS WHO ATTEND THE SPECIAL MEETING MAY REVOKE THEIR PROXIES AND VOTE BY BALLOT AT THE SPECIAL MEETING.

Revocation of Proxy

You have the right to revoke a proxy delivered in any manner at any time before it is exercised by executing and delivering to the Company a new proxy, by voting again at a later date through any of the methods available to you, by giving written notice of revocation to our Corporate Secretary, which must be filed with the Corporate Secretary by the time the special meeting begins, or by voting by ballot at the special meeting. Attendance at the special meeting, by itself, is not sufficient to revoke a proxy.

Adjournments and Postponements

The special meeting may be postponed, or may be adjourned if a quorum is not present at the special meeting. The special meeting may also be adjourned if stockholders’ approve the proposal to adjourn the special meeting for the purpose of soliciting additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. Other than an announcement to be made at the special meeting of the time, date and place of an adjourned meeting, any adjournment may be made without notice, if the adjournment is not for more than 30 days or a new record date has not been fixed. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Anticipated Date of Completion of the Merger

We are working towards completing the merger as soon as possible. Assuming timely satisfaction of necessary closing conditions, we anticipate that the merger will be completed during the third quarter of 2010. If our stockholders vote to approve the proposal to adopt the merger agreement, the merger will become effective as promptly as practicable following the satisfaction or waiver of the other conditions to the merger. See the section titled “The Merger Agreement — Closing and Effective Time of the Merger; Marketing Period.”

Rights of Stockholders Who Seek Appraisal

Stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger. If applicable requirements of and procedures for making a demand for appraisal rights are satisfied and if the merger occurs, this means that you are entitled to have the fair value of your shares of common stock determined by the Delaware Court of Chancery and to receive a cash payment based on that valuation instead of receiving the per share merger consideration. The ultimate amount you receive in an appraisal proceeding may be less than, equal to, or more than the amount you would have received under the merger agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to the Company before the vote is taken on the proposal to adopt the merger agreement and you must not vote in favor of the proposal to adopt the merger agreement. Your failure to follow exactly the procedures specified under Section 262 of the DGCL may result in the loss of your appraisal rights. If you hold your shares of common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal through the bank, broker or other nominee. In view of the complexity of the procedures specified under Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should promptly consult their legal and financial advisors.

Solicitation of Proxies; Payment of Solicitation Expenses

The Company has engaged Okapi Partners LLC to assist in the solicitation of proxies for the special meeting. The Company estimates that it will pay Okapi Partners LLC a fee of approximately $15,000, plus a per call fee under certain circumstances. The Company will reimburse Okapi Partners LLC for reasonable out-of-pocket expenses and will indemnify Okapi Partners LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. The Company may also reimburse brokers, banks and other custodians, nominees and fiduciaries representing beneficial owners of shares of common stock for their expenses in forwarding soliciting materials to beneficial owners of our common stock and in obtaining voting instructions from those owners. Our directors, officers, and employees may also solicit proxies by telephone, by facsimile, by mail, on the internet or in person. Directors, officers, or employees will not be paid any additional amounts for soliciting proxies.

Material U.S. Federal Income Tax Consequences of the Merger

The following is a summary of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) whose shares of common stock are converted into the right to receive cash in the merger. This summary does not purport to consider all aspects of U.S. federal income taxation that might be relevant to our stockholders. For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of shares of common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States or any of its political subdivisions;

•

a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If an entity treated as a partnership for U.S. federal income tax purposes holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. A partner of a partnership holding common stock should consult the partner’s tax advisor regarding the U.S. federal income tax consequences of the merger to such partner.

This discussion is based upon the Internal Revenue Code of 1986, as amended, which we refer to in this proxy statement as the Code, and Treasury Regulations, Internal Revenue Service rulings and judicial decisions now in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The discussion applies only to beneficial owners who hold shares of common stock as capital assets, and does not apply to shares of common stock received in connection with the exercise of employee stock options or otherwise as compensation, stockholders who hold an equity interest, actually or constructively, in Parent or the surviving corporation after the merger, stockholders who validly exercise their rights under the DGCL to seek appraisal rights or to certain types of beneficial owners who may be subject to special rules (such as insurance companies, banks, tax-exempt organizations, financial institutions, broker-dealers, partnerships, S corporations or other pass-through entities, mutual funds, traders in securities who elect the mark-to-market method of accounting, stockholders subject to the alternative minimum tax, stockholders that have a functional currency other than the U.S. dollar or stockholders who hold common stock as part of a hedge, straddle, constructive sale or conversion transaction). This discussion also does not address the U.S. tax consequences to any stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign estate or trust, and does not address the receipt of cash in connection with the cancellation of options to purchase shares of common stock or any other matters relating to equity compensation or benefit plans (including the 401(k) plan). This discussion does not address any aspect of state, local, foreign, estate or gift tax laws.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement

The exchange of shares of common stock for cash in the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received with respect to such shares (determined before the deduction of any applicable withholding taxes) and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of common stock (i.e., shares of common stock acquired at the same cost in a single transaction). Such gain or loss will be long-term capital gain or loss provided that the U.S. holder’s holding period for such shares of common stock is more than 12 months at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are eligible for reduced rates of taxation. There are limitations on the deductibility of capital losses.

Backup Withholding and Information Reporting

Backup withholding of tax (at the rate of 28%) may apply to cash payments to which a non-corporate U.S. holder is entitled under the merger agreement, unless the U.S. holder or other payee provides a taxpayer identification number, certifies that such number is correct, and otherwise complies with the backup withholding rules. Each of our U.S. holders should complete and sign, under penalty of perjury, the Form W-9 included as part of the letter of transmittal that will be sent promptly after the completion of the merger (but in no event more than three business days thereafter) and return it to the paying agent, in order to provide the information and certification necessary to avoid backup withholding, unless an exemption applies and is established in a manner satisfactory to the paying agent.

Backup withholding is not an additional tax. Any amounts withheld from cash payments to a U.S. holder pursuant to the merger under the backup withholding rules will be allowable as a refund or a credit against such U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Cash payments made pursuant to the merger will also be subject to information reporting unless an exemption applies.

The U.S. federal income tax consequences described above are not intended to constitute a complete description of all tax consequences relating to the merger. Because individual circumstances may differ, each stockholder should consult the stockholder’s tax advisor regarding the applicability of the rules discussed above to the stockholder and the particular tax effects to the stockholder of the merger in light of such stockholder’s particular circumstances, the application of state, local and foreign tax laws, and, if applicable, the tax consequences of the receipt of cash in connection with the cancellation of options, including the transactions described in this proxy statement relating to our other equity compensation and benefit plans.

Regulatory Approvals

Under the merger agreement, each of the Company, Parent, and Merger Sub has agreed to prepare and file any other filings required under the Exchange Act or any other federal, state or foreign Law relating to the merger as soon as practicable following the date of the merger agreement.

A condition to the parties’ respective obligations to consummate the merger is that any waiting period applicable to the merger under the HSR Act, and any applicable foreign antitrust laws, will have expired or been terminated. See “The Merger Agreement — Conditions to the Merger.”

U.S. Antitrust Filing

Under the HSR Act and the rules and regulations promulgated thereunder, certain transactions, including the merger, may not be consummated unless certain waiting period requirements have expired or been terminated. Pursuant to the requirements of the HSR Act, on May 20, 2010, the Company and THL Equity Fund VI filed notification reports, along with requests for early termination of the waiting period, with the Antitrust Division and the FTC. Pursuant to the requirements of the HSR Act, the merger may be closed following the expiration of a 30-calendar day waiting period (if the thirtieth day falls on a weekend or holiday, the waiting period will expire on the next business day) following the filings by the Company and Parent with the FTC and the Antitrust Division, unless the federal government terminates the waiting period early or issues a request for additional information and documentary material. On June 1, 2010, we were informed by the FTC that the requests of the Company and THL Equity Fund VI for early termination of the waiting period had been granted effective as of that date. At any time before or after consummation of the merger, notwithstanding the termination of the waiting period under the HSR Act, the FTC or the Department of Justice could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the completion of the merger or seeking divestiture of substantial assets of the Company or Parent.

Notwithstanding the termination of the waiting period under the HSR Act, private parties, including individual states, may also bring legal actions under the antitrust laws. Neither the Company nor Parent believe that the closing of the merger will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made, or if such a challenge is made, what the result will be. See “The Merger Agreement — Conditions to the Merger” for certain conditions, including conditions with respect to litigation and other legal restraints.

Other than the filings described above, neither the Company nor Parent is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire, to complete the merger.

Litigation Relating to the Merger

On May 7, 2010, a putative stockholder class action, captioned Palkon v. R. Blane Walter et al, Case No. SOM-C-12037-10, was filed in the Chancery Division of New Jersey Superior Court for Somerset County against the Company, our directors, certain of our officers, and THL. An amended complaint was filed with the court on June 7, 2010, which was joined by the plaintiff in the Beard action referenced below. As amended, the complaint alleges that our preliminary proxy statement omitted material information necessary to enable stockholders to cast an informed vote with regard to the proposed merger transaction and that the defendant directors and officers breached their fiduciary duties of loyalty, good faith and care by, among other things, failing to maximize stockholder value, and that THL aided and abetted the alleged breaches of fiduciary duties. Among other remedies, the complaint seeks a declaration that the defendant directors and officers breached their fiduciary duties and an injunction preventing consummation of the merger.

On May 12, 2010, a putative stockholder class action, captioned Steamfitters Local Union 449 v. R. Blane Walter et al, Case No. 5492, was filed in the Delaware Court of Chancery against the Company, our directors, certain of our officers, THL, Parent and Merger Sub. An amended complaint was filed with the court on June 7, 2010. The complaint, as amended, alleges that the defendant directors engaged in self-dealing and breached their fiduciary duties of loyalty, fairness, good faith and care by, among other things, allegedly failing to disclose in our preliminary proxy statement material information to enable the stockholders to render an informed decision with regard to voting for or against the proposed merger transaction, failing to secure adequate merger consideration and to consider a strategic alternative, and that THL aided and abetted the alleged breaches of duty. Among other remedies, the complaint seeks a declaration that the defendant directors breached their fiduciary duties and an injunction preventing the defendants from placing their own interests ahead of those of the Company and its shareholders, or initiating any defensive measures that would inhibit the defendants’ ability to maximize value for the Company stockholders. The complaint also seeks compensatory damages.

On May 13, 2010, a putative stockholder class action, captioned Beard v. inVentiv Health, Inc. et al, Case No. SOM-C-12039-10, was filed in the Chancery Division of New Jersey Superior Court for Somerset County against the Company, our directors, certain of our officers and THL. The plaintiff has indicated his intention to join the amended complaint filed on June 7, 2010 in the Palkon case referenced above and deem that complaint to be the operative pleading in the action. On May 28, 2010, a Notice of Motion for Consolidation and Appointment of Interim Lead and Liaison Counsel was filed with the court seeking to consolidate this action and the Palkon action.

On May 15, 2010, a putative stockholder class action, captioned Carter v. R. Blane Walter et al, Case No. SOM-C-12041-10, was filed in the Chancery Division of New Jersey Superior Court for Somerset County against the Company, our directors, certain of our officers, Parent, Merger Sub and THL. The complaint alleges that the defendant directors and officers engaged in self-dealing and breached their fiduciary duties of loyalty, fairness, good faith and care by, among other things, not taking adequate measures to protect the interests of the Company’s stockholders and by embarking on a process that avoids competitive bidding and provides THL with an unfair advantage by excluding alternative proposals, and that THL aided and abetted the alleged breaches of fiduciary duties. Among other remedies, the complaint seeks a declaration that the defendant directors and officers breached their fiduciary duties and an injunction preventing the defendants from initiating any defensive measures that would inhibit the defendants’ ability to maximize value for the Company stockholders. The complaint also seeks compensatory damages.

On May 25, 2010, a putative stockholder class action, captioned Ramage v. Eran Broshy et al, Case No. SOM-C-12044-10 was filed in the Chancery Division of New Jersey Superior Court for Somerset County against the Company, our directors, certain of our officers, Parent and Merger Sub. The complaint alleges that the defendant directors and officers engaged in self-dealing and breached their fiduciary duties of loyalty and care by failing to engage in an honest and fair sale process and maximize stockholder value, and that THL (which is not named as a party to the action) aided and abetted the alleged breaches of duty. Among other remedies, the complaint seeks an injunction preventing consummation of the merger or, in the event it is consummated, an order rescinding the merger or the award of rescissory damages, and an order directing the defendants to account for all damages caused by them and all profits and any special benefits obtained as a result of the alleged breach of fiduciary duties. On June 7, 2010, the plaintiff filed in the Delaware Court of Chancery an action under the caption Ramage v. Eran Broshy et al, Case No. 5547-CC, containing allegations similar to those contained in the New Jersey Ramage action but also alleging that the defendant directors and officers breached their fiduciary duty by failing to disclose information material to the Company’s stockholders to make an informed decision on whether to vote in favor of the proposed transaction. On June 8, 2010, the Steamfitters case and the Delaware Ramage case were consolidated by the Delaware Court of Chancery.

The Company, its board of directors, and THL believe that the above lawsuits are without merit and intend to defend them vigorously.

APPRAISAL RIGHTS

Under the DGCL, if you do not wish to accept the per share merger consideration provided for in the merger agreement, you have the right to seek appraisal of your shares of common stock by complying with the requirements of and procedures for appraisal under Section 262 of the DGCL and if the merger is completed, to receive payment in cash for the fair value of your common stock, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Delaware Court of Chancery, together with interest, if any, to be paid upon the amount determined to be fair value. The “fair value” of your shares of common stock as determined by the Delaware Court of Chancery may be more or less than, or the same as, the per share merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. These rights are known as appraisal rights. The Company’s stockholders who elect to exercise appraisal rights must not vote in favor of the proposal to adopt the merger agreement and must comply with the provisions of Section 262 of the DGCL, in order to perfect their rights. Strict compliance with the statutory procedures in Section 262 is required. Failure to follow precisely any of the statutory requirements or procedures may result in the loss of your appraisal rights.

This section is intended as a brief summary of the material provisions of the Delaware statutory procedures that a stockholder must follow in order to seek and perfect appraisal rights. This summary, however, is not a complete statement of all applicable requirements, and it is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex C to this proxy statement. The following summary does not constitute any legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262 of the DGCL.

Section 262 of the DGCL requires that where a merger agreement for which appraisal rights are provided is to be submitted for adoption at a meeting of stockholders, the stockholders be notified that appraisal rights will be available not less than 20 days before the meeting of stockholders to vote on the merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes the Company’s notice to our stockholders that appraisal rights are available in connection with the merger, in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex C. Failure to comply timely and properly with the requirements and procedures of Section 262 may result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares of common stock, you must satisfy each of the following requirements and procedures as a condition to receiving the fair value of your shares of common stock as determined by the Delaware Court of Chancery in lieu of the per share merger consideration:

You must deliver to the Company a written demand for appraisal of your shares of common stock before the vote is taken to approve the proposal to adopt the merger agreement, which must reasonably inform us of the identity of the holder of record of the Company’s common stock who intends to demand appraisal of his, her or its shares of common stock, and you must not vote or submit a proxy in favor of the proposal to adopt the merger agreement.

If you fail to comply with these requirements and procedures and the merger is completed, you will be entitled to receive payment for your shares of the common stock as provided for in the merger agreement, but you will have no appraisal rights with respect to your shares of the Company’s common stock. A holder of shares of the Company’s common stock wishing to exercise appraisal rights must hold of record the shares of common stock on the date the written demand for appraisal is made and must continue to hold the shares of common stock of record through the effective time of the merger, because appraisal rights will be lost if the shares of common stock are transferred prior to the effective time of the merger. Voting against or failing to vote for the proposal to adopt the merger agreement by itself does not constitute a demand for appraisal within the meaning of Section 262. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the proposal to adopt the merger agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must either submit a proxy containing instructions to vote against the proposal to adopt the merger agreement or abstain from voting on the proposal to adopt the merger agreement. The written demand for appraisal must be in addition to and separate from any proxy or vote on the proposal to adopt the merger agreement.

All demands for appraisal should be addressed to inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873, Attn: Corporate Secretary, and must be delivered before the vote is taken to approve the proposal to adopt the merger agreement at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of common stock. The demand must reasonably inform the Company of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares of common stock.

A demand for appraisal by a stockholder of the Company’s common stock should be made by, or in the name of, the registered stockholder, fully and correctly, as the stockholder’s name appears on the stockholder’s stock certificate(s) or in the transfer agent’s records, in the case of uncertificated shares. The demand for appraisal cannot be made by the beneficial owner if he or she does not also hold the shares of common stock of record. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares of common stock. If you hold your shares of the Company’s common stock through a bank, brokerage firm or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

If shares of common stock are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made in that capacity. If the shares of common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares of common stock as a nominee for others, may exercise his or her right of appraisal with respect to the shares of common stock held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares of common stock as to which appraisal is sought. Where no number of shares of common stock is expressly mentioned, the demand will be presumed to cover all shares of common stock held in the name of the record owner.

Within ten days after the effective time of the merger, the surviving corporation in the merger must give written notice that the merger has become effective to each of the Company’s stockholders who has properly delivered a written demand for appraisal and who did not vote in favor of the proposal to adopt the merger agreement. At any time within 60 days after the effective time of the merger, any stockholder who has not commenced an appraisal proceeding in the Delaware Court of Chancery or joined a proceeding as a named party may withdraw the demand for appraisal and accept the cash payment specified by the merger agreement for that stockholder’s shares of common stock by delivering to the surviving corporation a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective time of the merger will require written approval of the surviving corporation. Unless the demand is properly withdrawn by the stockholder within 60 days after the effective date of the merger, no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, with such approval conditioned upon such terms as the Court deems just. If the surviving corporation does not approve a request to withdraw a demand for appraisal when that approval is required, or if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to, or more than the consideration offered pursuant to the merger agreement.

Within 120 days after the effective time of the merger, but not thereafter, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares of common stock held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition, and holders should not assume that the surviving corporation will file a petition. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previous written demand for appraisal. In addition, within 120 days after the effective time of the merger, any stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the merger agreement, upon written request, will be entitled to receive from the surviving corporation, a statement setting forth the aggregate number of shares of common stock not voted in favor of the merger agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within 10 days after such written request has been received by the surviving corporation. A person who is the beneficial owner of shares of the Company’s common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the surviving corporation such statement.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, then the surviving corporation will be obligated, within 20 days after receiving service of a copy of the petition, to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares of common stock and with whom agreements as to the value of their shares of common stock have not been reached. After notice to stockholders who have demanded appraisal, if such notice is ordered by the Delaware Court of Chancery, the Delaware Court of Chancery is empowered to conduct a hearing upon the petition and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided by Section 262. The Delaware Court of Chancery may require stockholders who have demanded payment for their shares of common stock to submit their stock certificates to the Delaware Register in Chancery for notation of the pendency of the appraisal proceedings, and if any stockholder fails to comply with that direction, the Delaware Court of Chancery may dismiss the proceedings as to that stockholder.

After determination of the stockholders entitled to appraisal of their shares of common stock, the Delaware Court of Chancery will appraise the shares of common stock, determining their fair value as of the effective time of the merger after taking into account all relevant factors exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. When the value is determined, the Delaware Court of Chancery will direct the payment of such value upon surrender by those stockholders of the certificates representing their shares of common stock. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective time of the merger and the date of payment of the judgment.

You should be aware that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although we believe that the per share merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the per share merger consideration. Moreover, we do not anticipate offering more than the per share merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of common stock is less than the per share merger consideration. In determining “fair value,” the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that in making this determination of fair value the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede &Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.”

Costs of the appraisal proceeding (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Delaware Court of Chancery, as it deems equitable in the circumstances. Upon the application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts used in the appraisal proceeding, to be charged pro rata against the value of all shares of common stock entitled to appraisal. Any stockholder who demanded appraisal rights will not, after the effective time of the merger, be entitled to vote shares of common stock subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares of common stock, other than with respect to payment as of a record date prior to the effective time of the merger. However, if no petition for appraisal is filed within 120 days after the effective time of the merger, or if the stockholder otherwise fails to perfect, successfully withdraws or loses such holder’s right to appraisal, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the per share merger consideration cash payment (without interest) for his, her or its shares of the Company’s common stock pursuant to the merger agreement.

In view of the complexity of Section 262 of the DGCL, stockholders who may wish to pursue appraisal rights should promptly consult their legal and financial advisors.

MARKET PRICES OF COMMON STOCK AND DIVIDEND INFORMATION

The following table contains the high and low sales prices of our common stock traded on the Nasdaq Global Select Market (ticker symbol “VTIV”) during the periods indicated:

	High	Low
Year ending December 31, 2010
First Quarter	$22.58	$14.01
Second Quarter (through June 15, 2010)	$25.24	$22.80

	High	Low
Year ended December 31, 2009
First Quarter	$12.47	$6.74
Second Quarter	$13.65	$7.60
Third Quarter	$17.49	$12.95
Fourth Quarter	$18.53	$15.79

	High	Low
Year ended December 31, 2008
First Quarter	$34.00	$27.78
Second Quarter	$35.70	$26.99
Third Quarter	$28.39	$16.79
Fourth Quarter	$17.53	$8.49

The closing price of our common stock on March 25, 2010, the last trading day before the Company issued a public announcement that it had been approached by financial investors regarding a possible acquisition of the Company, was $17.15 per share. On June 15, 2010, the most recent practicable date before we mailed this proxy statement to our stockholders, the closing price of our common stock was $25.15 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of common stock.

To date, we have not declared cash dividends on our common stock and are currently restricted from doing so under our credit agreement. We do not anticipate paying any cash dividends in the foreseeable future.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, to our knowledge, as of June 15, 2010, the most recent practicable date (except as otherwise noted), with respect to the beneficial ownership of the common stock by (i) each person known to us to be the beneficial owner of more than 5% of the outstanding common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of our directors and executive officers as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned. The number of shares beneficially owned by each person or group includes shares of common stock that such person or group had the right to acquire on or within 60 days after the date indicated above and unvested restricted shares of common stock with respect to which such person or group exercises voting power.

None of our executive officers or directors have pledged or collateralized shares of our Common Stock owned by them.

Name and Address of Beneficial Owner (1)	Number of Shares and Nature of Beneficial Ownership	Percent of Class (2)
Eran Broshy (3)	744,543	2.1%
R. Blane Walter (4)	1,575,526	4.5%
A. Clayton Perfall	46,726	*
Mark E. Jennings	66,697	*
Per G.H. Lofberg	16,933	*
Dr. Craig Saxton (5)	15,000	*
David S. Bassin (6)	115,300	*
Terrell G. Herring (7)	67,336	*
Nat Krishnamurti (8)	19,378	*
Cadian Capital Management (9)	2,930,789	8.4%
BlackRock, Inc. (10)	2,665,840	7.6%
Obsidian Management LLC (11)	2,379,200	6.8%
All directors and executive officers as a group (9 persons)	2,667,439	7.5%

*	Denotes less than 1%.
(1)	Except as otherwise specified below, the address for each such beneficial owner is c/o inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873.
(2)	Percentage ownership is calculated by dividing the number of shares beneficially owned by each person or group listed in the table by the sum of the 34,957,721 shares of common stock outstanding on June 15, 2010 plus the shares of common stock that such person or group had the right to acquire on, or within 60 days after June 15, 2010.
(3)	Includes 504,138 shares of common stock issuable upon exercise of options, which were exercisable on or within 60 days after June 15, 2010. In addition, Mr. Broshy holds an interest in a Private Fund to which shares of our common stock were contributed in exchange for such interest. On June 15, 2010, Mr. Broshy effected a redemption of his interest in the Private Fund and it is estimated that he will receive approximately 22,800 shares of our common stock in satisfaction of such redemption. Such shares have not been included in Mr. Broshy’s beneficial ownership of common stock set forth in the above table.
(4)	Includes 130,286 shares of Common Stock issuable upon exercise of options, 115,808 shares of which were exercisable as of June 15, 2010 and 14,478 shares of which are exercisable within 60 days after June 15, 2010. Also includes 591,795 shares of common stock held by grantor retainer annuity trusts, of which Mr. Walter is both the grantor and the trustee.

(5)	Includes 5,000 shares of Common Stock issuable upon exercise of options, which are exercisable on or within 60 days after June 15, 2010.
(6)	Includes 61,622 shares of Common Stock issuable upon exercise of options, which are exercisable on or within 60 days after June 15, 2010.
(7)	Includes 30,076 shares of Common Stock issuable upon exercise of options, which are exercisable on or within 60 days after June 15, 2010.
(8)	Includes 5,625 shares of Common Stock issuable upon exercise of options, which are exercisable on or within 60 days after June 15, 2010.
(9)	Ownership is as reported in the Schedule 13G/A filed by Cadian Capital Management, LLC on February 16, 2010. Cadian’s address is 461 Fifth Avenue, 24th Floor, New York, NY 10017.
(10)	Ownership is as reported in the Schedule 13G filed by BlackRock, Inc. on January 29, 2010. BlackRock’s address is 40 East 52nd Street, New York, NY 10022.
(11)	Ownership is as reported in the Schedule 13G filed by Obsidian Management LLC on November 9, 2009. Obsidian’s address is 400 East 84th Street, Apt. 39C, New York, NY 10028.

SHARES HELD BY DIRECTORS AND EXECUTIVE OFFICERS

As of June 15, 2010, the directors and executive officers of the Company beneficially owned approximately 5.5% of the outstanding shares of the Company common stock entitled to vote at the special meeting. To our knowledge, our directors and executive officers intend to vote the shares of common stock beneficially owned by them in favor of both proposals to be presented at the special meeting, and any adjournment or postponement thereof.

PROCEDURE FOR RECEIVING THE MERGER CONSIDERATION

The Company will appoint a paying agent reasonably acceptable to Parent for the payment of the merger consideration following the merger. As soon as possible after the effective time, the paying agent will mail a letter of transmittal and instructions to you and the other stockholders. The letter of transmittal and instructions will tell you how to surrender your common stock in exchange for the applicable portion of the stock merger consideration. Please do not send in your stock certificates now.

DELISTING AND DEREGISTRATION OF COMPANY COMMON STOCK

If the merger is completed, you will no longer be a stockholder of our Company, and our common stock will be delisted from Nasdaq and deregistered under the Exchange Act. As a result, we would no longer file periodic reports with the SEC on account of the common stock.

PROPOSAL 2 — ADJOURNMENT OF THE SPECIAL MEETING

If we fail to receive a sufficient number of votes to adopt the merger agreement, we may propose to adjourn the special meeting for the purpose of soliciting additional proxies to adopt the merger agreement. We currently do not intend to propose adjournment of our special meeting if there are sufficient votes to adopt the merger agreement.

Approval of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies, requires the affirmative vote of holders of a majority of the votes cast on this proposal.

Our board of directors recommends that you vote “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

OTHER MATTERS

Our board of directors currently knows of no other business that will be presented for consideration at the special meeting. Nevertheless, should any business other than that set forth in the notice of special meeting of stockholders properly come before the meeting, the enclosed proxy confers discretionary authority to vote with respect to such matters, including matters that our board of directors does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy holders named in the enclosed proxy card will vote in accordance with their judgment.

STOCKHOLDER PROPOSALS

If the merger is completed, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2011 Annual Meeting of Stockholders. If the merger is not consummated, any stockholder nominations or proposals for other business intended to be presented at our next annual meeting must be submitted to us as set forth below.

Pursuant to Rule 14a-8 under the Exchange Act, if a stockholder of the Company wishes to present a proposal for consideration for inclusion in the proxy statement for the 2011 Annual Meeting of Stockholders, the proposal must be sent by certified mail-return receipt requested and must be received at the executive offices of the Company at 500 Atrium Drive, Somerset, New Jersey, 08873, no later than December 30, 2010. All proposals must conform to the rules and regulations of the SEC. Under the Company’s by-laws, in order for a proposal to be raised at the 2011 Annual Meeting of Stockholders without any discussion of the matter in the proxy statement, the proposing stockholder must provide notice of such proposal, and specified accompanying information, to the Company no earlier than February 8, 2011 and no later than March 2, 2011.

The Nominating and Corporate Governance Committee will consider written proposals from stockholders for nominees for director. All bona fide stockholder-recommended candidates will be considered on the same basis as other candidates. Any such nominations should be submitted to the Chairman of the Nominating and Corporate Governance Committee, c/o inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873, and should include the following: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as director if elected); (b) whether the candidate qualifies as “independent” under Nasdaq rules and for service on the Audit Committee under SEC rules; (c) the name and address of the recommending stockholder, as they appear on the Company’s books, and of any beneficial owner on whose behalf the recommendation is made; (d) the class and number of shares of the Company that are beneficially owned and held of record by such stockholder and any such beneficial owner; (e) information regarding whether the recommending stockholder, beneficial owner or candidate or their affiliates have any plans or proposals for the Company; and (f) whether the recommending stockholder, beneficial owner or candidate seeks to use the nomination to redress personal claims or grievances against the Company or to further personal interests or special interests not shared by stockholders at large.

HOUSEHOLDING OF PROXY MATERIAL

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Each stockholder who participates in householding will continue to receive a separate proxy card.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement, please notify your broker, and direct a written request to Investor Relations, inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873 or contact us by telephone at (800) 416-0555. If any stockholders in your household wish to receive a separate copy of this proxy statement, they may call or write to Investor Relations and we will provide such additional copies. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

QUESTIONS

If you have additional questions about the merger or other matters discussed in this proxy statement after reading this proxy statement, please contact our proxy solicitor, Okapi Partners LLC, at:

Okapi Partners LLC

780 Third Avenue, 30th Floor

New York, New York 10017

Stockholders Call Toll-Free: (877) 869-0171

Banks and Brokers Call Collect: (212) 297-0720

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC website at www.sec.gov. You also may obtain free copies of the documents we file with the SEC, including this proxy statement, by going to the Investors page of our corporate website at www.ckr.com. Our website address is provided as an inactive textual reference only. The information provided on our website, other than copies of the documents listed below that have been filed with the SEC, is not part of this proxy statement, and therefore is not incorporated herein by reference.

Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (filed with the SEC on February 24, 2010);

•	Quarterly Report filed on Form 10-Q for the fiscal quarter ended March 31, 2010 (filed with the SEC on May 10, 2010);

•	Current Reports filed on Form 8-K filed with the SEC on March 19, 2010, May 7, 2010, May 7, 2010, May 11, 2010, May 28, 2010, June 1, 2010, and June 10, 2010; and

•	Definitive Proxy Statement for our 2010 Annual Meeting, which was held on June 8, 2010 (filed with the SEC on April 23, 2010).

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to inVentiv Health, Inc., 500 Atrium Drive, Somerset, New Jersey 08873, Attn: Secretary, or by telephone at (800) 416-0555, on the Investors page of our corporate website at www.inventivhealth.com; or from our proxy solicitor, Okapi Partners LLC by telephone toll-free at (877) 869-0171 (banks and brokers call collect at (212) 297-0720) or by email at info@okapipartners.com; or from the SEC through the SEC website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES OF COMMON STOCK AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED JUNE 17, 2010. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A—AGREEMENT AND PLAN OF MERGER, AS AMENDED

AGREEMENT AND PLAN OF MERGER

AMONG

PAPILLON HOLDINGS, INC.,

PAPILLON ACQUISITION, INC.

AND

INVENTIV HEALTH, INC.

Dated as of May 6, 2010

Annex A-1

TABLE CONTENTS

Annex A-2

Annex A-3

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”), dated May 6, 2010, is by and among Papillon Holdings, Inc., a Delaware corporation (“Parent”), Papillon Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and inVentiv Health, Inc., a Delaware corporation (the “Company”).

WHEREAS, pursuant to this Agreement, and upon the terms and subject to the conditions set forth herein, Merger Sub will be merged with and into the Company with the Company as the Surviving Corporation (the “Merger,” and together with the other transactions contemplated by this Agreement, the “Transaction”), in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), whereby each issued and outstanding share of common stock of the Company, par value $.001 per share (the “Company Common Stock”), not owned directly or indirectly by Parent, Merger Sub or the Company (other than Dissenting Shares) will be converted into the right to receive $26.00 in cash plus the Additional Per Share Consideration, if any, without interest (the “Stock Merger Consideration”) subject to any withholding of Taxes required by applicable Law;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has formed a special committee of the Company Board (the members of which are not affiliated with Parent or Merger Sub and are not members of the Company’s management) for the purpose of, among other things, evaluating and making a recommendation to the full Company Board with respect to this Agreement and the Transaction (the “Special Committee”);

WHEREAS, the Company Board has, acting upon the unanimous recommendation of the Special Committee, and on the terms and subject to the conditions set forth herein, (i) determined that the Transaction contemplated by this Agreement is fair to and in the best interests of the Company’s stockholders, (ii) approved, adopted and declared advisable this Agreement and the Transaction, including the Merger, and (iii) resolved and agreed to recommend that the Company’s stockholders adopt this Agreement;

WHEREAS, the Boards of Directors of Parent and Merger Sub have, on the terms and subject to the conditions set forth herein, unanimously approved and declared advisable this Agreement and the Transaction contemplated hereby, including the Merger;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, Thomas H. Lee Equity Fund VI, L.P. (the “Guarantor”) has provided a guaranty, dated as of the date hereof, in favor of the Company with respect to certain obligations of Parent and Merger Sub arising under or in connection with this Agreement (the “Guaranty”);

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE I

The Merger

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, and in accordance with the DGCL, at the Effective Time, the Company and Merger Sub shall consummate the Merger pursuant to which (i) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (ii) the Company shall be the surviving corporation in the Merger and shall continue to be governed by the DGCL and (iii) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The corporation surviving the Merger is sometimes hereinafter referred to as the “Surviving Corporation.” The Merger shall have the effects set forth in this Agreement and in Section 259 of the DGCL.

Annex A-4

(b) At the Effective Time, the certificate of incorporation of the Surviving Corporation shall remain in effect until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the bylaws of the Surviving Corporation shall remain in effect until thereafter changed or amended as provided therein, by the Certificate of Incorporation of the Surviving Corporation or by applicable Law.

1.2 Effective Time. Parent, Merger Sub and the Company shall cause an appropriate certificate of merger or other appropriate documents (the “Certificate of Merger”) to be duly executed and filed in accordance with the DGCL on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL. The Merger shall become effective at the time such Certificate of Merger shall have been duly filed with, and accepted by, the Secretary of State of the State of Delaware or such later date and time as is agreed upon by the parties and specified in the Certificate of Merger, such date and time hereinafter referred to as the “Effective Time.”

1.3 Closing. The closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York time, on a date to be specified by the parties (the “Closing Date”), such date to be no later than the second Business Day after satisfaction or waiver of all of the conditions set forth in Article VII, at the offices of Akerman Senterfitt LLP, 355 Madison Avenue, Suite 2600, New York, New York 10017, unless another time, date or place is agreed to in writing by the parties hereto; provided, that notwithstanding the satisfaction or waiver of the conditions set forth in Article VII hereof, if the Marketing Period has not ended at the time of the satisfaction or waiver of such conditions (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), neither Parent nor Merger Sub shall be required to effect the Closing until the earlier of (a) a date during the Marketing Period specified by Parent on no less than three (3) Business Days’ written notice to the Company and (b) the final day of the Marketing Period.

1.4 Directors and Officers of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall continue as the officers of the Surviving Corporation, in each case until their respective successors shall have been duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Surviving Corporation’s certificate of incorporation and bylaws.

1.5 Subsequent Actions. If at any time after the Effective Time the Surviving Corporation shall determine, in its sole discretion, or shall be advised, that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, instruments of conveyance, assignments and assurances and to take and do, in the name and on behalf of each of such corporation or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title or interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Annex A-5

ARTICLE II

Merger Consideration; Conversion of Stock

2.1 Conversion of Company Stock. At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof:

(a) Capital Stock of Merger Sub. Each share of common stock of Merger Sub, par value $.001 per share, issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation, par value $.001 per share.

(b) Cancellation of Parent-Owned, Merger Sub-Owned and Company-Owned Company Common Stock. Each outstanding or issued share of Company Common Stock that is owned by Parent, Merger Sub or the Company, or by any wholly-owned direct or indirect Subsidiary of Parent, Merger Sub or the Company, immediately prior to the Effective Time (collectively, the “Excluded Shares”) shall automatically be canceled and shall cease to exist, and no cash, stock or other consideration shall be delivered or deliverable in exchange therefor.

(c) Conversion of Company Common Stock. Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded Shares and Dissenting Shares and subject, in the case of restricted stock granted under a Company Equity Incentive Plans, to Section 2.1(d)) shall automatically be converted into the right to receive cash in an amount equal to the Stock Merger Consideration. As of the Effective Time, all shares of Company Common Stock issued and outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry shares (“Book-Entry Shares”) representing any such shares of Company Common Stock shall cease to have any rights with respect to such shares, except, in all cases, the right to receive (other than with respect to Excluded Shares and Dissenting Shares and subject, in the case of restricted stock granted under a Company Equity Incentive Plans, to Section 2.1(d)) the Stock Merger Consideration, without interest, upon surrender of such Certificate or Book-Entry Shares in accordance with Section 2.2. The right of any holder of any share of Company Common Stock to receive the Stock Merger Consideration shall be subject to and reduced by the amount of any withholding that is required under applicable Tax Law.

(d) Cancellation of Company Stock Awards. The Company shall take all requisite action so that:

(i) At the Effective Time, each outstanding qualified or nonqualified option to purchase shares of Company Common Stock (“Company Stock Options”) under any employee equity incentive plan or arrangement of the Company or of any affiliate of the Company (“Company Equity Incentive Plans”) shall be canceled in exchange for the right to receive (i) to the extent such Company Stock Option was vested immediately prior to the Effective Time, payment in cash at the Effective Time equal to the product of (x) the number of shares of Company Common Stock subject to such vested portion and (y) the excess, if any, of the Stock Merger Consideration over the exercise price per share of such vested portion, less all applicable withholding Taxes; and (ii) to the extent such Company Stock Option was not vested immediately prior to the Effective Time, the right to receive, at such time (if any) as, absent the Transaction, such unvested portion would otherwise have vested and become exercisable, a payment in cash equal to the product of (x) the number of shares of Company Common Stock subject to such unvested portion and (y) the excess, if any, of the Stock Merger Consideration (without interest) over the exercise price per share of such unvested portion, less all applicable withholding Taxes; provided that if the exercise price per share of any such Company Stock Option is equal to or greater than the Stock Merger Consideration, such Company Stock Option shall be canceled at the Effective Time without any cash payment or right to any future cash being exchanged or required to be exchanged therefor.

Annex A-6

(ii) At the Effective Time, each outstanding and unvested share of restricted stock, if any, issued under the Company’s 1999 Stock Incentive Plan that is not vested shall be converted into the right to receive the Stock Merger Consideration in accordance with Section 2.1(c).

(iii) At the Effective Time, each outstanding share of restricted Company Common Stock (the “LTIP Stock Awards”) granted under the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) that is not vested at the Effective Time shall be canceled in exchange for the right to receive, at the time such share of restricted Company Common Stock would, absent the Transaction, have become vested, a cash payment equal to the Stock Merger Consideration (without interest), less all applicable withholding Taxes.

(iv) At the Effective Time, each outstanding restricted stock unit award and similar award with substantially equivalent economic effect under the LTIP shall be canceled in exchange for the right to receive in respect of each share of Company Common Stock subject to such award, at such time (if any) as, absent the Transaction, shares of Company Common Stock would otherwise have been issued in respect thereof, the Stock Merger Consideration (without interest), less all applicable withholding Taxes.

(v) From and after the Effective Time, except as provided in paragraphs (i), (ii), (iii) or (iv) above, no award under or interest in any Company Equity Incentive Plans, or award or right granted in exchange for any Company Equity Incentive Plan award, shall entitle the holder thereof to receive Company Common Stock or any other payment of cash or other property. For the avoidance of doubt, any right (conditional or otherwise) to receive a future cash payment pursuant to paragraphs (i), (iii) or (iv) above shall expire and terminate without payment if, and when, the corresponding Company Equity Incentive Plan award, absent the Transaction, would have expired or terminated before vesting or otherwise failed to satisfy any condition for vesting.

2.2 Disposition of Certificates and Book-Entry Shares.

(a) Paying Agent. Prior to the mailing of the Proxy Statement, the Company shall appoint a bank or trust company to act as Paying Agent (the “Paying Agent”), which shall be reasonably satisfactory to Parent, for the payment of the Stock Merger Consideration. Parent will enter into a paying agent agreement with the Paying Agent (the “Paying Agent Agreement”) on customary terms, which terms shall be in form and substance reasonably acceptable to Parent and the Company, prior to the Effective Time. At the Effective Time, Parent shall cause to be deposited with the Paying Agent, for the benefit of the holders of shares of Company Common Stock, the Stock Merger Consideration (such total deposited cash being hereinafter referred to as the “Payment Fund”). The Paying Agent shall make payments of the Stock Merger Consideration out of the Payment Fund in accordance with this Agreement and the Paying Agent Agreement. The Payment Fund shall not be used for any other purpose. Any and all interest earned on the Payment Fund shall be paid to the Surviving Corporation or Parent, as directed by Parent. For the avoidance of doubt, any cash amounts payable after the Effective Time pursuant to Section 2.1(d) shall be paid by the Company.

(b) Stock Transfer Books. At the Effective Time, the common stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Company Common Stock on the records of the Company. From and after the Effective Time, the holders of Certificates and Book-Entry Shares representing ownership of the Company Common Stock outstanding immediately prior to the Effective Time shall cease to have rights with respect to such Company Common Stock, except as otherwise provided for herein. On or after the Effective Time, any Certificates or Book-Entry Shares presented to the Paying Agent or Parent for any reason (other than Certificates or Book-Entry Shares representing Excluded Shares and Dissenting Shares) shall be converted into the right to receive the Stock Merger Consideration.

Annex A-7

(c) Payment Procedures.

(i) As soon as possible after the Effective Time (but in any event within five (5) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Certificate or Certificates or Book-Entry Shares that immediately prior to the Effective Time represented outstanding shares of Company Common Stock (other than Excluded Shares) (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass to the Paying Agent, only upon proper delivery of the Certificates or Book-Entry Shares to the Paying Agent, and which letter shall be in such form and have such other provisions as Parent may reasonably specify) and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Stock Merger Consideration to which the holder thereof is entitled. Upon surrender of a Certificate (or affidavit of loss pursuant to Section 2.2(g)) or Book-Entry Shares for cancellation to the Paying Agent or to such other agent or agents reasonably satisfactory to the Company as may be appointed by Parent, together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the amount of cash payable in respect of the shares of Company Common Stock previously represented by such Certificate or Book-Entry Shares pursuant to the provisions of this Article II, and the Certificate or Book-Entry Shares so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable.

(ii) As soon as possible after the Effective Time (but in any event within five (5) Business Days), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a Company Equity Incentive Plan award described in Sections 2.1(d)(i), (ii), (iii) or (iv) in respect of which a cash payment is payable at the Effective Time under Section 2.1(d) a notice summarizing such holder’s rights under this Agreement with respect to such award and setting forth any procedures that such holder must follow to receive payment.

(d) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed for twelve (12) months after the Effective Time shall be delivered to the Surviving Corporation, and any holders of shares of Company Common Stock shall thereafter look only to Parent or the Surviving Corporation and only as general creditors thereof for payment of the Stock Merger Consideration, without interest.

(e) No Liability. None of Parent, Merger Sub, the Surviving Corporation, the Company or the Paying Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any Person in respect of Stock Merger Consideration or other amounts held in the Payment Fund that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f) Investment of Payment Fund. The Paying Agent shall invest any cash included in the Payment Fund as directed by the Surviving Corporation; provided, however, that the Payment Fund shall not be invested in any manner that would preclude, limit or delay the Paying Agent from timely making all payments contemplated by this Article II; and provided, further, that, if invested, such investments shall be in short-term obligations of, or short-term obligations guaranteed by, the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1.0 billion (based on the most recent financial statements of such bank which are then publicly available). Any net profit resulting from, or interest or

Annex A-8

income produced by, such investments shall be payable to the Surviving Corporation. To the extent that there are losses with respect to such investments, or the Payment Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration as contemplated hereby, Parent shall promptly replace or restore the portion of the Payment Fund lost through investments or other events so as to ensure that the Payment Fund is, at all times, maintained at a level sufficient to make such payments.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, subject to reasonable indemnity arrangements, the Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate the Stock Merger Consideration payable in respect thereof, pursuant to this Agreement.

2.3 Withholding Rights. Parent, the Surviving Corporation or the Paying Agent, as applicable, shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent.

2.4 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares (including restricted shares) of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who is entitled to demand and properly demands appraisal of such shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Section 262 of the DGCL (the “Appraisal Rights”) shall not be converted into the Stock Merger Consideration and shall be entitled to payment of the fair value of such Dissenting Shares in accordance with the Appraisal Rights; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under the Appraisal Rights, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Stock Merger Consideration or, with respect to unvested shares of restricted Company Common Stock, the Incentive Merger Consideration, in either case without interest. The Company shall give Parent prompt notice of any demands for appraisal of shares of Company Common Stock received by the Company, withdrawals of such demands and any other instruments served pursuant to Section 262 of the DGCL and shall give Parent the opportunity to participate in all negotiations and proceedings with respect thereto. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

ARTICLE III

Representations and Warranties of the Company

The Company represents and warrants to Parent and Merger Sub that, except as disclosed in the applicable section of the disclosure schedule delivered at or prior to the execution hereof to Parent and Merger Sub (the “Company Disclosure Schedule”) or in the Company SEC Reports filed after January 1, 2009 and prior to the date of this Agreement (excluding (i) any risk factor disclosures and other forward looking risk statements that do not contain a reasonable level of factual detail about the risks of which the statements warn and (ii) the exhibits to such Company SEC Reports) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the following statements are true and correct.

Annex A-9

3.1 Existence; Good Standing; Authority; Compliance with Law.

(a) The Company is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware. The Company is duly qualified or licensed to do business as a foreign corporation and is in good standing under the laws of any other jurisdiction in which the character of the properties owned, leased or operated by it therein or in which the transaction of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, constitute a Company Material Adverse Effect. The Company has all requisite corporate power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted, except where the failure to have such power or authority would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all of the Company’s Subsidiaries (the “Company Subsidiaries”). Each of the Company Subsidiaries is a corporation, limited partnership or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership of its property or the conduct of its business requires such qualification or licensing, except for jurisdictions in which such failure to be so qualified, licensed or to be in good standing would not, individually or in the aggregate, constitute a Company Material Adverse Effect. Each Company Subsidiary has all requisite power and authority to own, operate, lease and encumber its properties and carry on its business as now conducted. The Company has no Subsidiaries other than the Company Subsidiaries.

(c) Neither the Company nor any of the Company Subsidiaries is, nor since January 1, 2009 has been, in violation of any Law or Order of any Governmental Entity, or has received any written notice from a Governmental Entity that the Company or any of the Company Subsidiaries is in violation of any Law or Order to which the Company or any Company Subsidiary or any of their respective properties or assets is subject, where such violation, alone or together with all other violations, would constitute a Company Material Adverse Effect. The Company and the Company Subsidiaries have obtained all material licenses, permits or other authorizations from any Governmental Entities (collectively, “Permits”), except where the failure to obtain any such Permit would not constitute a Company Material Adverse Effect, and the Company and the Company Subsidiaries have complied with the terms of such Permits, except as would not constitute a Company Material Adverse Effect.

(d) There is no action, audit, suit, demand, claim, proceeding, inquiry or investigation pending or, to the Company’s Knowledge, threatened before any Governmental Entity against the Company or any Company Subsidiaries and neither the Company nor any Company Subsidiaries have received since January 1, 2009 written notice of (i) any material investigation of the Company or any Company Subsidiary, (ii) adverse inspection report or (iii) FDA Form 483, and since January 1, 2009 no material penalty, fine or other sanction has been assessed against the Company or any Company Subsidiary by any Governmental Entity, except in each case and in the aggregate as would not constitute a Company Material Adverse Effect.

(e) The Company has made available to Parent true and complete copies of the certificate of incorporation and bylaws and the other charter documents, articles of incorporation, bylaws, organizational documents and partnership, limited liability company and joint venture agreements (and in each such case, all amendments thereto) of the Company and each of the Company Subsidiaries (other than inactive foreign Company Subsidiaries) as in effect on the date of this Agreement, each of which is in full force and effect.

3.2 Authorization, Takeover Laws, Validity and Effect of Agreements.

(a) The Company has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transaction and perform its obligations hereunder. Subject only to the Company Shareholder Approval as described in Section 3.17, the execution, delivery and performance by the Company of this Agreement and the consummation of the Transaction have been duly authorized by all necessary corporate action on behalf of the Company. In connection with the foregoing, assuming the

Annex A-10

accuracy of the representation contained in the second sentence of Section 4.8, the Company Board has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement and the Transaction. This Agreement has been duly executed and delivered on behalf of the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

3.3 Capitalization.

(a) The authorized capital stock of the Company consists of 50,000,000 shares of Company Common Stock and 10,000,000 shares of preferred stock, par value $0.001 per share (“Company Preferred Stock”). As of May 5, 2010 (i) 33,893,468 shares of Company Common Stock were issued and outstanding, (ii) no shares of Company Preferred Stock were issued and outstanding, (iii) 1,862,827 shares of Company Common Stock were authorized and reserved for issuance upon exercise of Company Stock Options outstanding and held by U.S. employees under the Company Equity Incentive Plans, 1,074,522 shares of which were vested, (iv) no shares of Company Common Stock were authorized or reserved for issuance upon exercise of Company Stock Options outstanding and held by non-U.S. employees under the Company Equity Incentive Plans, (v) 1,057,261 unvested shares of restricted Company Common Stock were issued and outstanding and held by U.S. employees under the Company Equity Incentive Plans, (vi) 8,027 unvested shares of restricted Company Common Stock were issued and outstanding and held by, or issuable on a deferred basis to, non-U.S. employees under the Company Equity Incentive Plans, (vii) 3,707,557 additional shares of Company Common Stock were authorized and reserved for issuance pursuant to the Company’s Equity Incentive Plans and (viii) an indeterminate number of shares were reserved for future issuance, at the sole discretion of the Company, in satisfaction of the earnout obligations under the Company’s Acquisition Contracts. The Company had no shares of Company Common Stock or Company Preferred Stock issued or reserved for issuance other than as described above. All such issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid, nonassessable and free of preemptive or similar rights.

(b) The Company has no outstanding bonds, debentures or notes the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(c) Section 3.3(c) of the Company Disclosure Schedule sets forth a true, complete and correct list of Company Stock Options, including the name of the Person to whom such Company Stock Options have been granted, the number of shares subject to each Company Stock Option, the per share exercise price for each Company Stock Option and the portion of each Company Stock Option that is currently exercisable. Except for the Company Stock Options (all of which have been issued under the Company Equity Incentive Plans), there are not any existing options, warrants, calls, subscriptions, convertible securities, or other rights (including pursuant to a so-called “poison pill”), agreements or commitments which obligate the Company or any Company Subsidiary to issue, transfer or sell any shares of capital stock or other equity or voting interests (or rights to acquire or convert into any such shares or interests) in the Company or any of the Company Subsidiaries. As of the date of this Agreement, the Company has not adopted any “poison pill” or similar arrangement.

(d) Section 3.3(d)(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of the unvested restricted stock awards and other unvested stock awards outstanding under the Company Equity Incentive Plans, including the name of the Person to whom such restricted and other stock awards have been granted and the number of shares granted. Except for the phantom equity plans identified in Section 3.3(d)(ii) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has issued any “phantom” stock or stock appreciation rights.

Annex A-11

(e) There are no voting trusts, proxies, agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the voting of any shares of capital stock or other equity or voting interests of the Company or any Company Subsidiary or which restrict the transfer of any such shares (other than agreements restricting the transfer of unvested shares of restricted Company Common Stock issued and outstanding under the Company Equity Incentive Plans), and, to the Company’s Knowledge there are no third party agreements or understandings with respect to the voting of any such shares or interests or which restrict the transfer of any such shares or interests.

(f) There are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock, partnership interests or any other securities or other equity or voting interests (including rights to acquire or convert into any such securities or interests) of the Company or any Company Subsidiary (other than in satisfaction of withholding Tax obligations pursuant to certain awards outstanding under the Company Equity Incentive Plans in the event the grantees fail to satisfy withholding Tax obligations).

(g) Neither the Company nor any Company Subsidiary is under any obligation, contingent or otherwise, by reason of any agreement to register the offer and sale or resale of any of its securities under the Securities Act.

(h) Except as set forth on Section 3.3(h) of the Company Disclosure Schedule, all earnout obligations under the Company’s acquisition agreements set forth in Section 3.3(a) of the Company Disclosure Schedule for 2009 have been paid in full with no further liability or obligation on the part of the Company or the Company Subsidiaries.

3.4 Subsidiaries. Section 3.1(b) of the Company Disclosure Schedule sets forth the name and jurisdiction of incorporation or organization of each Company Subsidiary. All issued and outstanding shares or other equity interests of each corporate Company Subsidiary are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares or other equity interests of each Company Subsidiary are owned directly or indirectly by the Company free and clear of all liens, pledges, security interests, claims, charges, options, rights of first refusal, easements, servitudes, transfer restrictions, mortgages, deeds of trust or other encumbrances on title (“Encumbrances”) other than Permitted Liens and other than Encumbrances granted or incurred pursuant to the Senior Credit Documents.

3.5 Other Interests. Section 3.1(b) of the Company Disclosure Schedule sets forth all interests and investments (whether equity or debt or rights convertible, exchangeable or exercisable therefor) in any Person owned directly or indirectly by the Company other than investments in short-term investment securities, equity interests in Company Subsidiaries and intercompany receivables owing by and to wholly-owned Company Subsidiaries or by wholly-owned Company Subsidiaries to the Company.

3.6 Consents and Approvals; No Violations. Assuming the Company Shareholder Approval, and except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Securities Laws and state securities or state “blue sky” laws and (ii) the HSR Act or any other antitrust Laws and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transaction or compliance by the Company with any of the provisions hereof will (I) conflict with or result in any breach of any provision of the organizational documents of the Company or any Company Subsidiary, (II) require any filing by the Company or any Company Subsidiary with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (III) result in a violation or breach by the Company of, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under or give rise to transfer fees, penalties or additional payments pursuant to, any of the terms, conditions or provisions of any Material Contract to which the Company or any Company Subsidiary is a party or by which it or any of its respective properties or assets may be bound, or (IV) violate any Order, statute, ordinance, rule, regulation of any Governmental Entity applicable to the Company or any Company Subsidiary or any of its

Annex A-12

respective properties or assets (collectively, “Laws”), excluding from the foregoing clauses (II), (III) and (IV) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Merger, (B) otherwise prevent or materially delay performance by the Company of any of its material obligations under this Agreement or (C) reasonably be expected to constitute a Company Material Adverse Effect.

3.7 SEC Reports; Undisclosed Liabilities.

(a) The Company has filed all required forms, reports, statements and other documents with the SEC since January 1, 2009 (collectively, and in each case including all exhibits and schedules thereto, the “Company SEC Reports”), all of which were prepared in all material respects in accordance with the applicable requirements of the Exchange Act, the Securities Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder (the “Securities Laws”). As of their respective dates, the Company SEC Reports (a) complied in all material respects with the applicable requirements of the Securities Laws and (b) did not or, if not yet filed, will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date hereof, there are no unresolved comments from the SEC with regard to the Company SEC Reports. Each of the consolidated balance sheets included in or incorporated by reference into the Company SEC Reports (including the related notes and schedules) fairly presents in all material respects the consolidated financial position of the Company and the Company Subsidiaries as of its date and each of the consolidated statements of income, retained earnings and cash flows of the Company included in or incorporated by reference into the Company SEC Reports (including any related notes and schedules) fairly presents in all material respects the results of operations, retained earnings or cash flows, as the case may be, of the Company and the Company Subsidiaries for the periods set forth therein, in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Sections 13 or 15(d) of the Exchange Act and for normal year-end audit adjustments which would not be material in amount or effect. Except as would not constitute a Company Material Adverse Effect, the Company (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed, based on its most recent evaluations, to its outside auditors and the audit committee of the Company Board, (A) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.

(b) Except for matters reflected or reserved against in the audited consolidated balance sheet of the Company as of December 31, 2009 (or the notes thereto) included in the Company SEC Reports, neither the Company nor any of the Company Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent, fixed or otherwise) of any nature, except liabilities and obligations (i) reflected on a consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2009 (other than in the notes thereto), and (ii) liabilities and obligations that (A) were incurred since December 31, 2009 in the ordinary course of business, (B) are incurred pursuant to this Agreement or (C) have not had and would not reasonably be expected to constitute, individually or in the aggregate, a Company Material Adverse Effect.

(c) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). Each required form, report and document (including any amendment thereof and supplement thereto) containing financial statements that has been filed with or submitted to the SEC since January 1, 2009 was accompanied by the certifications required to

Annex A-13

be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act and, at the time of filing or submission of each such certification, such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act and Rule 13a-14 or 15d-14 promulgated under the Exchange Act.

3.8 Litigation. (a) There is no suit, claim, action, proceeding or investigation pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries or any of their respective properties or assets and (b) neither the Company nor any Company Subsidiary is subject to any outstanding order, writ, judgment, injunction, award or decree (each an “Order”) of or before any Governmental Entity, which in the case of clause (a) or clause (b) would, individually or in the aggregate, (i) prevent, impede or materially delay the consummation of the Transaction, (ii) otherwise prevent, impede or materially delay performance by the Company of any of its obligations under this Agreement or (iii) reasonably be expected to constitute a Company Material Adverse Effect.

3.9 Absence of Certain Changes. From December 31, 2009 through the date hereof, except for the process leading to the execution of this Agreement, the Company and the Company Subsidiaries have conducted their businesses in the ordinary course of business and there has not been: (a) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company; (b) a Company Material Adverse Effect, (c) a material change in the Company’s relations with its employees or (d) any material change in the Company’s accounting principles, practices or methods except insofar as may have been required by a change in GAAP.

3.10 Taxes.

(a) Each of the Company and each Company Subsidiary (i) has timely filed (or had filed on their behalf) all material Tax Returns required to be filed by it (after giving effect to any filing extension granted by a Governmental Entity) and all such filed Tax Returns (taking into account all amendments thereto) are true complete and accurate in all material respects and (ii) has paid (or had paid on their behalf) all material Taxes that are owed by it (whether or not shown on such Tax Returns) as required to be paid by it except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, have a Company Material Adverse Effect. (A) The most recent financial statements contained in the Company SEC Reports reflect an adequate reserve for all Taxes payable by the Company and each Company Subsidiary for all Tax periods and portions thereof through the date of such financial statements in accordance with GAAP, whether or not shown as being due on any Tax Returns; (B) there are not pending or, to the Company’s Knowledge, threatened, audits, examinations, investigations or other proceedings in respect of any material Taxes of the Company or any of its Subsidiaries; (C) there are no Encumbrances for Taxes on any of the assets of the Company or any of the Company Subsidiaries other than statutory liens for Taxes, assessments or other charges by Governmental Entities not yet due and payable or the amount or validity of which is being contested in good faith and by appropriate proceedings and for which adequate reserves have been established by the Company in accordance with GAAP; (D) all amounts of Tax required to be withheld by the Company and each of its Subsidiaries have been timely withheld and paid over to the appropriate Governmental Entity; (E) all material transactions between and among the Company and any of the Company Subsidiaries have been made on an arms length basis for all Tax purposes, and the Company and each of the Company Subsidiaries have complied in all material respects with all record keeping obligations under Code Section 6038A (and any similar obligations under foreign, state or local law) and maintained appropriate documentation for transfer pricing arrangements for purpose of Code Section 482 (and any similar provisions under foreign, state or local law); and (F) neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of material Taxes or agreed to any extension of time with respect to an assessment or deficiency for material Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course), except, in each case, where the failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

Annex A-14

(b) True, correct and complete (in all material respects) copies of all material income Tax Returns for the Company and each Company Subsidiary with respect to the Company’s 2006, 2007 and 2008 Tax years have been delivered or made available to representatives of Parent.

(c) No unsatisfied deficiencies for any material Taxes have been asserted or assessed in writing against the Company or any of the Company Subsidiaries as of the date of this Agreement. Neither the Company nor any of the Company Subsidiaries has received written notice from a Taxing authority in a jurisdiction in which it does not file a Tax Return that it is or may be liable for material Taxes that would be the subject of such Tax Return, except as would not, individually or in the aggregate, constitute a Company Material Adverse Effect.

(d) Neither the Company nor any of the Company Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax return (other than a group the common parent of which was the Company) or (ii) has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee, successor, by contract or otherwise.

(e) None of the Company, any Company Subsidiary, any of their Affiliates nor any of their predecessors by merger or consolidation has within the past five (5) years been a party to a transaction intended to qualify under Section 355 of the Code or under so much of Section 356 of the Code as relates to Section 355 of the Code.

(f) Neither the Company nor any of the Company Subsidiaries has engaged in, or is required to make any disclosure to the Internal Revenue Service with respect to, a “listed transaction” pursuant to Treasury Regulations Section 1.6011-4(b)(2).

3.11 Properties. Neither the Company nor any Company Subsidiary owns any real estate. Section 3.11 of the Company Disclosure Schedule sets forth a correct and complete list of each material lease pursuant to which the Company or any Company Subsidiary is a lessee (collectively, the “Leases”). The Company has made available to Parent correct and complete copies of all material Leases and amendments, modifications, supplements, renewals and extensions related thereto. Neither the Company nor any Company Subsidiary, on the one hand, nor, to the Company’s Knowledge, any other party, on the other hand, is in default under any Lease, except for defaults that would not have or would not reasonably be likely to constitute, individually or in the aggregate, a Company Material Adverse Effect.

3.12 Environmental Matters. Neither the Company nor any Company Subsidiary has received any written notice (a) of any administrative or judicial action or enforcement proceeding pending, or to the Company’s Knowledge threatened, against the Company or any Company Subsidiary under any Environmental Law or (b) that it is potentially responsible or liable under any Environmental Law, including liability for costs of response or for damages to natural resources, as those terms are defined under the Environmental Laws, at any location, except in each case as would not constitute a Company Material Adverse Effect. To the Company’s Knowledge, there has not been any release on the real property currently or formerly owned, leased or operated by the Company or any Company Subsidiary of Hazardous Materials for which release the Company or any Company Subsidiary could have any material liability under Environmental Laws that would constitute a Company Material Adverse Effect. The operations of the Company and the Company Subsidiaries are now, and have been since January 1, 2009, conducted in compliance with applicable Environmental Laws, except for such conditions of noncompliance that would not constitute a Company Material Adverse Effect.

3.13 Employee Benefit Plans.

(a) Section 3.13(a) of the Company Disclosure Schedule sets forth a list of every material “employee benefit plan” (within the meaning of ERISA Section 3(3)) and each other material bonus, vacation, stock option, stock purchase, restricted stock or other equity-based, incentive, deferred compensation, profit sharing, savings, retirement, retiree medical or life insurance, supplemental retirement, severance, fringe benefit, retention, change of control or other benefit plan, program, agreement, contract, policy or

Annex A-15

arrangement currently sponsored, maintained or contributed or required to be contributed to by the Company or any ERISA Affiliate with respect to which the Company would, individually or in the aggregate, reasonably be expected to have a current or future liability that is material when considered separately or when aggregated with the Company’s liabilities with respect to other such plans, programs, agreements, contracts, policies or arrangements (such plans, programs, policies, agreements and arrangements, including for the avoidance of doubt the Company Equity Incentive Plans, collectively, “Employee Programs”). Each Employee Program that is intended to qualify under Section 401(a) of the Code and each welfare benefit fund intended to qualify under Section 501(c)(9) of the Code (if any) has received a favorable determination or opinion letter from the IRS and, to the Company’s Knowledge, no event has occurred and no condition exists that could reasonably be expected to result in the revocation of any such determination or the loss of any such qualification.

(b) With respect to each Employee Program, the Company has made available to Parent (if applicable to such Employee Program): (i) all material documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, insurance policies or trust agreements) or, if an Employee Program is not in writing, a document describing the material terms of such program; (ii) the most recent IRS determination and opinion letter with respect to such Employee Program under Code Sections 401(a) or 501(c)(9); (iii) the most recently filed IRS Forms 5500 and attached schedules; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all summaries of material modifications thereto; and (v) the most recent audited financial statements.

(c) Each Employee Program has been administered in accordance with the requirements of applicable Law, including the Code, and in accordance with its terms, except as would not, individually or in the aggregate constitute a Company Material Adverse Effect. Neither the Company nor any ERISA Affiliate has, within the past seven years, maintained, sponsored or contributed to, or been required to contribute to, any plan subject to Title IV of ERISA or Section 412 of the Code or any multiemployer plan, within the meaning of ERISA Sections 3(37) or 4001(a)(3).

(d) Full payment has been made or otherwise properly accrued on the books and records of the Company and its ERISA Affiliates, of all amounts that the Company and its ERISA Affiliates, or any of them, is required under the terms of the Employee Programs or under applicable Law to have paid as contributions to, premiums in respect of, or benefits under such Employee Programs on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of the Company through the Closing Date. No Employee Program that is a defined benefit plan (whether or not subject to ERISA) has liabilities that exceed the fair market value of assets set aside in trust to fund such liabilities.

(e) Neither the Company, an ERISA Affiliate or any Person appointed or otherwise designated to act on behalf of the Company has engaged in any transactions in connection with any Employee Program that could form the basis for or result in a material penalty under Section 502(i) of ERISA, a material liability under Section 409 of ERISA, a material Tax under Section 4975(a) of the Code or constitute a Company Material Adverse Effect.

(f) No material liability, claim, action or litigation has been made, commenced or, to the Company’s Knowledge, threatened with respect to any Employee Program (other than for benefits in the ordinary course of business).

(g) No Employee Program provides for welfare benefits (other than medical benefits to the extent required by Part 6 of Subtitle B of Title I of ERISA or by state or foreign health continuation laws) to any current or future retiree or former employee and neither the Company nor any Company Subsidiary otherwise has any obligation to provide such welfare benefits.

Annex A-16

3.14 Labor and Employment Matters.

(a) Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between the Company, or any of the Company Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries. To the Company’s Knowledge, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of the Company Subsidiaries, and no demand for recognition of any employees of the Company or any Company Subsidiary has been made by or on behalf of any labor union. There are no material work slowdowns, lockouts, stoppages, picketing or strikes in effect or, to the Company’s Knowledge, threatened between the Company and/or any Company Subsidiary, on the one hand, and any of its employees, on the other hand.

(b) There are no actions, suits, inquiries, investigations, arbitrations, mediations or proceedings pending or, to the Company’s Knowledge, threatened against the Company or any of the Company Subsidiaries in any forum by or on behalf of any present or former employee of the Company or any of the Company Subsidiaries, any applicant for employment or classes of the foregoing alleging breach of any express or implied employment contract, violation of any Law governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of the Company of any of the Company Subsidiaries in connection with the employment, independent contractor or consulting relationship. Except to the extent as would not constitute a Company Material Adverse Effect, no customer of the Company or any of the Company Subsidiaries has made a demand for, or otherwise given notice of the intent to seek, indemnification from the Company or any of the Company Subsidiaries in respect to any claim, action, suit, hearing, arbitration, alternative dispute resolution action or any other judicial or administrative proceeding, inquiry or investigation pending or threatened against such customer by any employee(s) or former employee(s) of the Company or any of the Company Subsidiaries.

(c) As of the date hereof, to the Company’s Knowledge, no current executive officer, division President or Vice President that reports directly to a division President has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any Company Subsidiary.

3.15 No Brokers; Transaction Expenses. Other than with Goldman, Sachs & Co., which the Special Committee has retained as its financial advisor in connection with the Transaction, neither the Company nor any of the Company Subsidiaries has entered into any contract, arrangement or understanding with any Person or firm which may result in the obligation of such entity or Parent or Merger Sub to pay any finder’s fees, brokerage or agent’s commissions or other like payments in connection with this Agreement or consummation of the Merger.

3.16 Opinion of Financial Advisor. The Special Committee has received an opinion of Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and based upon and subject to the matters set forth therein, the Stock Merger Consideration to be paid to the holders (other than Parent and its Affiliates) of shares of Company Common Stock is fair, from a financial point of view, to such holders.

3.17 Vote Required. Assuming the accuracy of the representation contained in the second sentence of Section 4.8, the affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding and entitled to vote on the adoption of this Agreement (the “Company Shareholder Approval”) is the only vote of the holders of any class or series of capital stock of the Company or any Company Subsidiary necessary to adopt this Agreement.

3.18 Material Contracts. Schedule 3.18 of the Company Disclosure Schedule sets forth a list of all Material Contracts. The Company has made available to Parent a true and correct copy of each Material Contract that is

Annex A-17

not filed as an exhibit to a Company SEC Report. Each Material Contract is valid and binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Company’s Knowledge, on each other party thereto, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles, and each such Material Contract is in full force and effect. Neither the Company or any Company Subsidiary nor, to the Company’s Knowledge, any other party thereto, is in violation of or in material default (with or without notice or lapse of time or both) under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not, individually or in aggregate constitute a Company Material Adverse Effect, nor will the consummation of the Transaction result in any third party having any right to terminate, amend, accelerate, cancel or deprive the Company or any Company Subsidiary of a material benefit under any Material Contract (other than a customer Contract or a Lease), except for (i) such rights that, if exercised, would not, individually or in the aggregate constitute a Company Material Adverse Effect and (ii) any such right that is not substantially different from rights otherwise exercisable by such third party under such Material Contract for grounds other than the consummation of the Transaction (whether or not subject to a different notice period). The Company and the Company Subsidiaries have not received any written termination notice with respect to a Material Contract, except to the extent such termination would not constitute a Company Material Adverse Effect.

3.19 Insurance. The Company maintains insurance coverage with reputable insurers, or maintains self-insurance practices, in such amounts and covering such risks as are reasonably believed to be adequate and in accordance with normal industry practice for companies engaged in businesses similar to that of the Company (taking into account the cost and availability of such insurance), except to the extent the failure to maintain such insurance would not constitute a Company Material Adverse Effect. There is no claim by the Company or any Company Subsidiary pending under any such policies which (a) has been denied or disputed by the insurer or (b) if not paid would, individually or in the aggregate, constitute a Company Material Adverse Effect. All such insurance policies are in full force and effect, all premiums due and payable thereon have been paid, and, no written notice of cancellation, termination or denial of coverage has been received by the Company or any of the Company Subsidiaries with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation, nor, except as would not constitute a Company Material Adverse Effect, has the Company or any Company Subsidiary received written notice from any insurer or agent thereof that any policy’s coverage will be materially reduced or altered, or its premium materially increased.

3.20 Proxy Statement; Company Information. The information relating to the Company and the Company Subsidiaries to be contained or incorporated by reference in the Proxy Statement and any other documents filed with the SEC in connection herewith or any amendment thereof or supplement thereto will not, in the case of the Proxy Statement, on the date the Proxy Statement is first mailed to holders of the Company Common Stock or at the time of the Company Shareholders’ Meeting, or, in the case of any other such filing, at the time it is first mailed to holders of the Company Common Stock or on the date it is first filed with the SEC, contain any untrue statement of any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading at the time and in light of the circumstances under which such statement is made, except that no representation or warranty is made by the Company with respect to the information supplied by Parent for inclusion or incorporation by reference therein.

3.21 No Payments to Employees, Officers, Directors or Consultants. Except as set forth in Section 3.21 of the Company Disclosure Schedule or as would not constitute a cost to the Company in excess of $1 million in the aggregate, there is no (i) employment or severance payment payable or other benefit or amount, including any payment, acceleration, increase in benefits or obligation to fund benefits with respect to any Employee Program, due on a change of control or otherwise as a result of the execution by the Company of this Agreement or the consummation of the Transaction (either alone or upon occurrence of any additional event or subsequent termination of employment of any employee, officer, director or consultant of the Company or any Company Subsidiary) or (ii) required payment resulting in the failure of any amount to be deductible by reason of Section 280G of the Code.

Annex A-18

3.22 Intellectual Property.

(a) Section 3.22(a) of the Company Disclosure Schedule sets forth a list of all material patents, patent applications, registered copyrights, registered marks (including trademarks and service marks, to the extent registered) and applications to register marks, in each case that are owned by the Company or the Company Subsidiaries (collectively, the “Registered Intellectual Property”). The Company or any Company Subsidiary is the sole and exclusive owner of the Registered Intellectual Property free and clear of all Encumbrances except Permitted Liens and except for Encumbrances incurred or granted pursuant to the Senior Credit Documents. To the Company’s Knowledge, no item of material Registered Intellectual Property is being misappropriated, violated, or infringed in any manner materially adverse to the Company or any of the Company Subsidiaries by any third party.

(b)(i) The Company and Company Subsidiaries own or have a valid and enforceable right to use all material intellectual property used in the conduct of the business of the Company and its Subsidiaries as currently conducted (the “Company Intellectual Property”), (ii) no claims are pending or, to the Company’s Knowledge, threatened, alleging that the Company or any of the Company Subsidiaries is violating, misappropriating or infringing the rights of any Person with regard to any intellectual property and to the Company’s Knowledge neither the Company nor any Company Subsidiary has received any written notices regarding the foregoing, and (iii) to the Company’s Knowledge, the operation of the business of the Company and its Subsidiaries as currently conducted does not violate, misappropriate or infringe the intellectual property of any other Person.

(c) Since January 1, 2009, except as would not constitute a Company Material Adverse Effect, there has been no unauthorized disclosure of any third party proprietary or confidential information by or held by Company or any Company Subsidiary. Except as would not constitute a Company Material Adverse Effect, the consummation of the Transaction will not violate any requirement of applicable Laws, privacy policy or contractual obligation relating to privacy or data security.

3.23 No Other Representations or Warranties. Except for the representations and warranties made by the Company in this Article III, the Company makes no representations or warranties, and the Company hereby disclaims any other representations or warranties, with respect to the Company, the Company Subsidiaries, or its or their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or the negotiation, execution, delivery or performance of this Agreement by the Company, notwithstanding the delivery or disclosure to Parent or its Affiliates or Parent Representatives of any documentation or other information with respect to any one or more of the foregoing.

ARTICLE IV

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

4.1 Corporate Organization.

(a) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now conducted and proposed by Parent to be conducted, except where the failure to be duly organized, existing and in good standing or to have such power and authority would not have or would not reasonably be likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) The certificate of incorporation of each of Parent and Merger Sub is in effect, and no dissolution, revocation or forfeiture proceedings regarding Parent or Merger Sub have been commenced.

(c) Parent has made available to the Company correct and complete copies of the certificate of incorporation and bylaws of Parent and the certificate of incorporation and bylaws of Merger Sub, in each case as currently in effect.

Annex A-19

4.2 Authority Relative to this Agreement.

(a) The boards of directors of each of Parent and Merger Sub have, by unanimous vote, duly and validly authorized the execution and delivery of this Agreement and approved the consummation of the Transaction and taken all corporate actions required to be taken by the boards of directors of each Parent and Merger Sub for the consummation of the Transaction.

(b) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the Transaction. Other than the adoption of this Agreement (following its execution) by Parent as the sole stockholder of Merger Sub, no further corporate proceedings on the part of Parent or Merger Sub, or any of their respective Subsidiaries, are necessary to authorize this Agreement or to consummate the Transaction. This Agreement has been duly and validly executed and delivered by each of Parent and Merger Sub and constitutes a valid, legal and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with and subject to its terms and conditions, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar Laws of general applicability relating to or affecting creditors’ rights or by general equity principles. No vote of the holders of capital stock of Parent is necessary to approve this Agreement and the Transaction.

4.3 Consents and Approvals; No Violations. Except for (a) filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, (i) the Exchange Act, the Securities Act and state securities or state “blue sky” laws and (ii) the HSR Act or any other antitrust Laws and (b) the filing of the Certificate of Merger, none of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent or Merger Sub of the Transaction or compliance by Parent or Merger Sub with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the organizational documents of Parent or Merger Sub, (ii) require any filing by Parent or Merger Sub with, notice to, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach by Parent or Merger Sub of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any loan note, bond, mortgage, credit agreement, reciprocal easement agreement, permit, concession, franchise, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub or any of their respective Subsidiaries is a party or by which the respective properties or assets of any of the foregoing may be bound, or (iv) violate any Law, excluding from the foregoing clauses (ii), (iii) and (iv) such filings, notices, permits, authorizations, consents, approvals, violations, breaches or defaults which would not, individually or in the aggregate, (A) prevent or materially delay consummation of the Transaction, (B) otherwise prevent or materially delay performance by Parent or Merger Sub of its material obligations under this Agreement or (C) reasonably be expected to constitute a Parent Material Adverse Effect.

4.4 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transaction, the financing therefor and related transactions, and has engaged in no other business activities and has conducted its operations only as contemplated hereby.

4.5 Litigation. (a) There is no claim, action, suit, hearing, arbitration, alternative dispute resolution proceeding nor any other judicial or administrative proceeding, inquiry or investigation, at law or in equity, pending against (or, to Parent’s Knowledge, threatened against or naming as a party thereto) Parent or any of its Subsidiaries, nor, to Parent’s Knowledge, is there any investigation of a Governmental Entity pending or threatened against Parent or any of its Subsidiaries, and (b) none of Parent or any of its Subsidiaries is subject to any outstanding Order, writ, injunction or decree, which in the case of clauses (a) and (b) would, individually or in the aggregate, reasonably be expected to constitute a Parent Material Adverse Effect.

4.6 Sufficient Funds. At the Effective Time, assuming the satisfaction of the closing conditions in Section 7.2 and performance by the Company in all material respects of its obligations under Section 5.1, the net

Annex A-20

proceeds from the Financing will, together with the cash or cash equivalents available to the Company, in the aggregate be sufficient for Merger Sub and the Surviving Corporation to (i) consummate the Merger, (ii) pay or refinance all Company debt that is required to be paid or refinanced upon consummation of the Merger pursuant to the Debt Financing Commitments and (iii) to pay all fees and expenses incurred by Parent, Merger Sub and the Company (including the Special Committee) in connection with this Agreement and the Transaction upon the terms and conditions contemplated by this Agreement. Parent has delivered to the Company, as of the date of this Agreement, true, complete and correct copies of (i) executed commitment letters (the “Debt Financing Commitments”), pursuant to which the lender parties thereto (together with their officers, employees, directors, affiliates, partners, controlling parties, advisors, agents and representatives, the “Financing Sources”) have agreed, subject to the terms and conditions thereof, to provide or cause to be provided the debt amounts set forth therein (the “Debt Financing”), and (ii) an executed equity commitment letter (the “Equity Financing Commitment”, and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which Thomas H. Lee Equity Fund VI, L.P. have committed, subject to the terms and conditions thereof, to invest the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”). The Financing Commitments are in full force and effect as of the date of this Agreement, and are legal, valid and binding obligations of Parent and the other parties thereto. As of the date hereof, no material amendment or material modification of the Financing Commitments has been or made and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. Parent or Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Commitments that are payable on or prior to the date hereof. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Parent or Merger Sub under any Financing Commitment; provided, that Parent and Merger Sub are not making any representations regarding the effect of the inaccuracy of the representations and warranties set forth in Article III; and as of the date of this Agreement, assuming the accuracy of the representations and warranties set forth in Article III and performance by the Company in all material respects of its obligations under Section 5.1, neither Parent nor Merger Sub has any reasonable basis to believe that it will be unable to satisfy on a timely basis any material term or condition of Closing to be satisfied by it in any of the Financing Commitments on or prior to the Closing Date. There are no precedent conditions related to the funding or investing, as applicable, of the full amount of the Financing other than as expressly set forth in or contemplated by the Financing Commitments. As of the date hereof, there are no side letters or other agreements, contracts or arrangements (except for customary fee letters and engagement letters) related to the funding or investing, as applicable, of the full amount of the Debt Financing other than as expressly set forth in or contemplated by the Debt Financing Commitments. Concurrently with the execution and delivery of this Agreement, Parent has delivered to the Company the Guaranty. The obligations of Parent and Merger Sub under this Agreement and the obligations of the Guarantor under the Guaranty are not contingent in any respect upon the funding of the amounts contemplated to be funded pursuant to the Financing Commitments.

4.7 Information in the Proxy Statement. None of the information supplied by Parent or Merger Sub expressly for inclusion or incorporation by reference in the Proxy Statement (or any amendment thereof or supplement thereto) will, at the date mailed to stockholders of the Company or at the time of the Company Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by Parent or Merger Sub with respect to the information supplied by the Company and the Company Subsidiaries for inclusion or incorporation by reference therein.

4.8 Takeover Statutes. Each of Parent and Merger Sub has taken such actions and votes as are necessary on its part to render the provisions of any “fair price,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar federal or state statute inapplicable to this Agreement, the Merger and the Transaction. Neither Parent nor Merger Sub is, nor at any time during the last three (3) years has it been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Annex A-21

4.9 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission payable by the Company in connection with the Merger based upon arrangements made by and on behalf of Parent or Merger Sub or any of their Subsidiaries other than fees or commissions that will become payable by Parent or the Surviving Corporation after the Closing.

4.10 Reliance. Parent and Merger Sub each acknowledges and agrees that (a) it has had an opportunity to discuss the business of the Company and the Company Subsidiaries with the Company, (b) it has had full access to (i) the books and records made available by the Company and the Company Subsidiaries and (ii) the electronic data room for Project Papillon run by Intralinks, Inc. and maintained by the Company for purposes of the Transaction (the “Electronic Data Room”), (c) it has been afforded the opportunity to ask questions of and receive answers from the Company and (d) neither Parent nor Merger Sub have relied upon or otherwise been induced by, any express or implied representation or warranty with respect to the Company or with respect to any information made available to Parent or Merger Sub in connection with the Transaction, except for the representations and warranties contained in Article III. The Company makes no representations and warranties except as expressly set forth in Article III of this Agreement. Moreover, neither the Company nor any other Person will have or be subject to any liability or obligation to Parent, Merger Sub or any other Person resulting from the distribution to Parent or Merger Sub, or Parent’s or Merger Sub’s use of, any such information, including any information, documents, projections, forecasts or other material made available to Parent or Merger Sub in the Electronic Data Room or management presentations in connection with the Transaction, unless any such information is expressly included in a representation or warranty contained in Article III.

4.11 Guaranty. Concurrently with the execution of this Agreement, the Guarantor has delivered to the Company the Guaranty. The Guaranty is in full force and effect and is the valid, binding and enforceable obligation of the Guarantor for the benefit of the Company on the terms set forth therein, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under such Guaranty.

4.12 Solvency. Neither Parent nor Merger Sub is entering into the Transaction with the intent to hinder, delay or defraud either present or future creditors of Parent, Merger Sub, the Company or the Surviving Company. To the knowledge of Parent, based on information available to Parent as of the date of this Agreement, immediately after giving effect to the Transaction, including the Financing, and the payment of the aggregate Merger Consideration and any other repayment or refinancing of debt that may be contemplated in the Debt Financing Commitment, assuming (a) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger as set forth herein and (b) any estimates, projections or forecasts of the Company and its Subsidiaries have been prepared in good faith based upon assumptions that were and continue to be reasonable as of the Closing, the Surviving Corporation (i) as of such date will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities) as they become absolute and mature; and (ii) shall not have, as of such date, unreasonably small capital to carry on its business.

4.13 Certain Agreement. As of the date of this Agreement, there is no contract between Parent, Merger Sub or the Guarantor, on the one hand, and any member of the Company’s management or directors, on the other hand, that relates in any way to the Company or the Transaction.

ARTICLE V

Conduct of Business Pending the Merger

5.1 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, except as contemplated by this Agreement, the Company shall use its commercially reasonable efforts to, and shall cause each of the Company Subsidiaries to use its commercially reasonable efforts to, carry

Annex A-22

on their respective businesses in the usual, regular and ordinary course, consistent with past practice or its current expense budgets as disclosed to Parent, and, to the extent substantially consistent therewith, use their commercially reasonable efforts to preserve intact their present business organizations, keep available the services of their present officers and employees and preserve their relationships and goodwill with Governmental Entities and its clients and customers. Without limiting the generality of the foregoing, neither the Company nor any of the Company Subsidiaries will (except as contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure Schedule or to the extent that Parent shall otherwise consent in writing; it being understood that Parent shall respond within five (5) Business Days to the Company’s communications soliciting such consent from Parent, and such consent not be unreasonably withheld, conditioned or delayed):

(a)(i) redeem, split, combine or reclassify or otherwise retire or acquire, any shares of capital stock or other equity interest of the Company or any of the Company Subsidiaries (other than Company Subsidiaries that are wholly owned by the Company) or any rights with respect thereto, any security convertible into or representing a right to acquire such shares of the Company or any of the Company Subsidiaries (other than Company Subsidiaries that are wholly owned by the Company), or enter into any agreement, call or commitment of any character that would obligate it to do any of the foregoing, in each case, except as required to consummate the Transaction or (ii) authorize, declare, set aside or pay any dividend or other distribution; (whether in cash, stock, assets or property or any combination thereof) in respect of any shares of capital stock of the Company, except for dividends or distributions declared, set aside or paid by any Company Subsidiary to the Company or to any Company Subsidiary that is, directly or indirectly, wholly-owned by the Company;

(b) authorize for issuance, issue or sell or agree or commit to issue or sell (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including, stock appreciation rights) other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement in accordance with their present terms and the provisions hereof and (ii) in accordance with commitments to issue such shares under any long-term incentive plan awards in accordance with their present terms and the provisions hereof;

(c) except as set forth on Schedule 5.1(c) acquire any entity, business or assets (whether by asset acquisition, stock acquisition, merger, consolidation or otherwise) exceeding $2.5 million in the aggregate or sell any entity, business or assets (whether by asset acquisition, stock acquisition, merger, consolidation or otherwise) exceeding $2.5 million in the aggregate, in each case other than in the ordinary course of business;

(d) except (i) in the ordinary course of business; (ii) pursuant to the Senior Credit Documents; (iii) vehicle finance facilities (including capitalized leasing facilities); (iv) intercompany arrangements exclusively among the Company and the wholly-owned Company Subsidiaries; or (v) credit card obligations that are not delinquent consistent with past practice, incur or assume any Indebtedness for borrowed money (including any guarantee of Indebtedness of a third party) in excess of $3 million in the aggregate; provided, that other than (i) pursuant to clauses (i) and (v) of this Section 5.1(d) and (ii) the Senior Credit Documents and any hedging obligations in existence as of the date hereof, the aggregate amount of Indebtedness permitted to exist shall not exceed $45 million (other than the Senior Credit Documents and any hedging obligations in existence as of the date hereof );

(e) create or assume any Encumbrance or lien on any material assets other than Encumbrances securing Indebtedness permitted by paragraph (d) or Permitted Liens;

(f) settle any individual claim or series of related claims exceeding $5 million in the aggregate; provided, that this Section 5.1(f) shall not affect the Company ability to settle individual claims or a series of related claims not exceeding $100,000 individually;

(g) change any of the accounting principles or practices (or change an annual accounting period) used by it except as required by GAAP;

Annex A-23

(h) except as required by Law or any written contractual commitment (including any commitment imposed by the terms of any Employee Program as in effect on the date hereof), increase the compensation or benefits of any director, executive officer, division President or Vice President that reports directly to a division President or, except for increases in the ordinary course of business consistent with past practice, any other employees or consultant or independent contractor performing similar services;

(i) except as set forth on Schedule 5.1(i), grant to any director, officer or employee the right to receive any new severance, change of control or termination pay or termination benefits, or grant any increase in any existing severance, change of control or termination pay or termination benefits to any officer, director or employee, in excess of $500,000 in the aggregate for all such Persons, provided that it will not constitute a violation of this Section 5.1(i) to enter into indemnification agreements with directors and officers in the form historically used by the Company or to pay severance to terminated employees in the ordinary course of business consistent with past practice;

(j) except to the extent required to comply with its obligations hereunder or with applicable Law, amend its certificate of incorporation or bylaws, certificate of formation, limited partnership or limited liability company agreements, or similar charter, organizational or governance documents (other than such amendments exclusively involving Company Subsidiaries that are wholly owned by the Company and for tax, corporate organizational or other business purposes and that do not have a material adverse impact on the Company and the Company Subsidiaries taken as a whole);

(k) adopt a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, merger, consolidation, restructuring, recapitalization or reorganization (other than the Merger or plans of complete or partial liquidation or dissolution of inactive Company Subsidiaries or other than other similar transactions or amendments exclusively involving Company Subsidiaries that are wholly owned by the Company and for tax, corporate organizational or other business purposes and that do not have a material adverse impact on the Company and the Company Subsidiaries taken as a whole);

(l) other than in the ordinary course of business or as required by applicable Law, in which case written notice shall be provided to Parent and Merger Sub prior to any such change (i) make, change or rescind any Tax election or change any method of accounting, (ii) enter into any settlement or compromise of any Tax liability, (iii) file any amended Tax Return with respect to any Tax, (iv) enter into any closing agreement relating to any Tax, (v) surrender any right to claim a material Tax refund, or (vi) waive or extend the statute of limitations in respect of Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course of business);

(m) except as not otherwise prohibited in this Section 5.1, enter into, materially amend or terminate or consent to the termination of any Material Contract or any contract, agreement or understanding that would be a Material Contract if in effect on the date of this Agreement;

(n) make any earnout payments under the Company’s acquisition agreements listed in Sections 3.3(a), 3.3(d)(i) and 3.3(d)(ii) of the Company Disclosure Schedule in a form of consideration other than in cash;

(o) amend, modify or waive any of the Company’s existing takeover defenses or take any action to render any state takeover or similar statute inapplicable to any transaction other than the Transaction;

(p) make any capital expenditures other than (i) in accordance with the Company’s budget, (ii) such capital expenditures for vehicle lease facilities not prohibited under Section 5.1(d), and (ii) such capital expenditures as do not exceed the Company’s budget by $5,000,000 more than in the aggregate; or

(q) authorize or enter into an agreement, contract or understanding or otherwise make any arrangement or commitment to take any of the foregoing actions.

Annex A-24

ARTICLE VI

Covenants

6.1 Preparation of the Proxy Statement; Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement (but in any event, within fifteen (15) Business Days), the Company shall prepare and file with the SEC a proxy statement in preliminary form relating to the Company Shareholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”) and the Company shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent and Merger Sub shall cooperate with the Company in connection with the preparation of the Proxy Statement, including, but not limited to, furnishing to the Company any and all information regarding Parent and Merger Sub and their respective Affiliates as may be required to be disclosed therein as promptly as possible after the date hereof. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, shall consult with each other prior to responding to any such comments or request or filing any amendment or supplement to the Proxy Statement and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Transaction.

(b) If, at any time prior to the Company Shareholder Approval, any event occurs with respect to the Company, any Company Subsidiary, Parent or Merger Sub, or any change occurs with respect to other information to be included in the Proxy Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement, the Company or Parent, as the case may be, shall promptly notify the other party of such event and the Company shall promptly file, with Parent’s cooperation, any necessary amendment or supplement to the Proxy Statement.

(c) The Company shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a meeting of the holders of the Company Common Stock (the “Company Shareholders’ Meeting”) for the purpose of seeking the Company Shareholder Approval; provided, however, for the avoidance of doubt, the Company may postpone or adjourn the Company Shareholders’ Meeting (i) with the prior written consent of Parent; (ii) for the absence of a quorum; (iii) subject to and in compliance with Section 6.4, to allow additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s stockholders prior to the Company Shareholders’ Meeting; (iv) if necessary, to solicit additional proxies in the event that there are not sufficient votes at the time of the Company Shareholders’ Meeting to obtain the Company Shareholder Approval; or (v) if the Company has provided a written notice to Parent and Merger Sub pursuant to Section 6.4(d) or Section 6.4(e) hereof and the four (4) Business Day notice period contemplated by Section 6.4(d) or Section 6.4(e), as applicable, with respect to such notice has not been reached. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to such holders as promptly as practicable (and in any event within seven (7) Business Days) after the Proxy Statement has been cleared by the SEC. The Company shall, through the Company Board, recommend to holders of the Company Common Stock that they give the Company Shareholder Approval (the “Company Recommendation”), except to the extent that the Company Board shall have made a Company Adverse Recommendation Change, or as otherwise permitted by Section 6.4. Subject to Section 6.4, the Company will use its commercially reasonable efforts to solicit from its shareholders proxies in favor of the adoption of this Agreement and the Transaction. The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.

6.2 Other Filings.

(a) Subject to the terms and conditions of this Agreement, as soon as practicable following the date of this Agreement, the Company, Parent and Merger Sub each shall properly prepare and file any other filings

Annex A-25

required under the Exchange Act or any other federal, state or foreign Law relating to the Merger (collectively, the “Other Filings”). Each of the Company, Parent and Merger Sub shall promptly notify the other of the receipt of any comments on, or any request for amendments or supplements to, any of the Other Filings by the SEC or any other Governmental Entity or official, and each of the Company, Parent and Merger Sub shall supply the other with copies of all correspondence between it and each of the Company Subsidiaries and Company Representatives, on the one hand, and the SEC or the members of its staff or any other appropriate official of any Governmental Entity, on the other hand, with respect to any of the Other Filings. The Company, Parent and Merger Sub each shall promptly obtain and furnish the other (a) the information which may be reasonably required in order to make such Other Filings and (b) any additional information which may be requested by a Governmental Entity and which the parties reasonably deem appropriate.

(b) Without limitation of Section 6.2(a), Parent and the Company shall, not later than ten (10) Business Days after the date hereof, make the filings required of such party under the HSR Act or any other antitrust Laws with respect to the Transaction, and shall use their reasonable best efforts to (i) respond at the earliest practicable date with any request under the HSR Act or any other antitrust Laws for additional information, documents or other materials received by such party from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings or the Transaction and (ii) cooperate with the other in connection with making any filing under the HSR Act or any other antitrust Laws and in connection with any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Entity under the HSR Act or other Law with respect to the Transaction. Each of Parent and the Company shall, and Parent shall cause Merger Sub and the Company shall cause each Company Subsidiary to, use its reasonable best efforts to obtain the termination of all waiting periods under the HSR Act and not to extend any waiting period under the HSR Act. Prior to the termination of this Agreement, each party hereto shall use its reasonable best efforts to cooperate in and defend against any litigation instituted by the Federal Trade Commission or the Department of Justice or any other Governmental Entity that seeks to restrain or prohibit the consummation of the Transaction.

6.3 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and to cooperate with each other in connection with the foregoing, including the taking of such actions as are necessary to obtain any necessary consents, approvals, orders, exemptions and authorizations by or from any Governmental Entities and, as reasonably requested and agreed to by the parties, any private third party, to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the Transaction, to effect all necessary registrations and Other Filings and submissions of information requested by a Governmental Entity, and to use its reasonable best efforts to cause to be lifted or rescinded any injunction or restraining order or other Order adversely affecting the ability of the parties to consummate the Merger.

6.4 Solicitation; Change in Recommendation.

(a) Except as permitted by this Section 6.4, from the date of this Agreement until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article VIII, the Company shall not and shall cause each of the Company Subsidiaries and their respective officers, directors, employees, counsel, accountants, consultants, agents, advisors, Affiliates and other representatives (collectively, “Company Representatives”) not to, directly or indirectly, (A) solicit, initiate or knowingly facilitate or encourage (including by way of furnishing non-public information) any inquiries regarding, or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, a Takeover Proposal, (B) engage in, continue or otherwise knowingly participate in any discussions or negotiations regarding, or furnish to any other party information in connection with or for the purpose of encouraging or facilitating, a Takeover Proposal or (C) enter into any letter of intent, agreement or agreement in principle with respect to a Takeover Proposal.

Annex A-26

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time on or after the date of this Agreement and prior to obtaining the Company Shareholder Approval, the Company or any of the Company Representatives receives a written Takeover Proposal from any Person, which Takeover Proposal did not result from any breach of this Section 6.4, and the Company Board determines in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and that such Takeover Proposal constitutes or is reasonably expected to lead to a Superior Proposal, then the Company and the Company Representatives may (x) furnish, provided that the Company first receives from such Person an executed Acceptable Confidentiality Agreement, information (including non-public information) with respect to the Company and the Company Subsidiaries to the Person or group of Persons who has made such Takeover Proposal; provided that the Company shall promptly provide to Parent any material non-public information concerning the Company or the Company Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or the Parent Representatives; and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal; provided, further that the Company shall promptly provide to Parent (and in any event within 48 hours) (i) a copy of any written Takeover Proposal (including copies of any related debt and equity financing commitment letters) made in writing provided to the Company or any Company Subsidiary, and the identity of the Person making the Takeover Proposal, and (ii) a written summary of the material terms of any such Takeover Proposal not made in writing. From and after the date hereof, the Company shall not grant any waiver, amendment or release under any standstill agreement without the prior written consent of Parent (it being understood that the Company shall have no obligation to seek to modify any such agreement that by its terms becomes inoperative in accordance with the terms of such agreement as in effect on the date of this Agreement).

(c) Following the date of this Agreement, the Company shall keep Parent reasonably informed of any material developments, discussions or negotiations regarding any Takeover Proposal on a current basis (and in any event within 48 hours) and shall notify Parent of the status of such Takeover Proposal. The Company agrees that neither it nor any Company Subsidiary will enter into any confidentiality agreement with any Person subsequent to the date hereof which prohibits the Company from providing any information to Parent in accordance with this Section 6.4.

(d) Except as expressly permitted by this Section 6.4(d) or Section 6.4(e), the Company Board shall not (i)(A) fail to make the Company Recommendation or fail to include the Company Recommendation in the Proxy Statement, (B) change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, or publicly propose in a manner adverse to Parent, the Company Recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer other than a recommendation against such offer or a temporary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act, or (D) adopt, approve or recommend, or publicly propose to approve or recommend to the stockholders of the Company a Takeover Proposal (actions described in this clause (i) being referred to as a “Company Adverse Recommendation Change”), (ii) authorize, cause or permit the Company or any of the Company Subsidiaries to enter into any letter of intent, agreement or agreement in principle with respect to any Takeover Proposal (other than an Acceptable Confidentiality Agreement) (each, a “Company Acquisition Agreement”) or (iii) take any action pursuant to Section 8.1(e). Notwithstanding anything to the contrary in this Agreement, prior to the time the Company Shareholder Approval is obtained, but not after, the Company Board may make a Company Adverse Recommendation Change or enter into a Company Acquisition Agreement with respect to a Takeover Proposal, if and only if, prior to taking such action, the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, (u) that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law and (v) that such Takeover Proposal constitutes a Superior Proposal; provided, however, that (w) the Company has given Parent at least four (4) full Business Days’ prior written notice of its intention to take such action, which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the party making such Superior Proposal) and has

Annex A-27

contemporaneously provided a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and all related debt and equity financing commitment letters, (x) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period, to enable Parent to propose changes to the terms of this Agreement, the Financing Commitments and the Guaranty such that it would cause such Superior Proposal to no longer constitute a Superior Proposal, (y) following the end of such notice period, the Company Board shall have considered in good faith any revisions to this Agreement, the Financing Commitments and the Guaranty proposed in writing by Parent, and shall have determined that the Superior Proposal would continue to constitute a Superior Proposal if such changes were to be given effect, and (z) in the event of any material change to the material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice and the notice period shall have recommenced, except that the notice period shall be at least three (3) full Business Days unless the event requiring notice pursuant to this Section 6.4(d) occurred less than three (3) Business Days prior to the Company Shareholders’ Meeting, in which case the Company shall deliver notice to Parent of such event as promptly as practicable; and provided, further that the Company has complied in all material respects with its obligations under this Section 6.4; and provided, further, that any purported termination of this Agreement pursuant to this Section 6.4 shall be void and of no force or effect, and the Company shall not enter into a Company Acquisition Agreement unless the Company terminates this Agreement in accordance with Section 8.1 and the Company pays to Parent the Termination Fee in accordance with Section 8.3 prior to or concurrently with such termination.

(e) Notwithstanding anything to the contrary herein, prior to the time the Company Shareholder Approval is obtained, but not after, the Company Board may change, qualify, withhold, withdraw or modify, or publicly propose to change, qualify, withhold, withdraw or modify, in a manner adverse to Parent, the Company Recommendation (“Change of Recommendation”) in response to an Intervening Event if the Company Board has determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to take such action would be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that prior to taking such action, (x) the Company Board has given Parent at least four (4) full Business Days’ prior written notice of its intention to take such action and a description of the Intervening Event, (y) the Company has negotiated, and has caused the Company Representatives to negotiate, in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement, the Financing Commitments and the Guaranty in such a manner that would obviate the need for taking such action as a result of an Intervening Event and (z) following the end of such notice period, the Company Board shall have considered in good faith any changes to this Agreement, the Financing Commitments and the Guaranty proposed in writing by Parent, and shall have determined in good faith, after consultation with independent financial advisors and outside legal counsel, that failure to effect a Change of Recommendation in response to an Intervening Event would be inconsistent with the directors’ fiduciary duties under applicable Law.

(f) Nothing in this Section 6.4 shall prohibit the Company Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, if failure to do so would violate applicable Law; provided, however, that the Company Board and the Company shall not recommend that the stockholders of the Company tender their shares in connection with any tender offer or exchange offer (or otherwise approve or recommend any Takeover Proposal) unless the requirements of Sections 6.4(d) and 6.4(e) shall have been satisfied.

(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent and its Subsidiaries) or “group”, within the meaning of Section 13(d) of the Exchange Act, relating to, in a single transaction or series of related transactions, any (A) acquisition of assets of the Company and the Company Subsidiaries equal to more than 20% of the Company’s consolidated assets or to which more than 20% of the Company’s revenues or earnings on a consolidated basis are attributable, (B) acquisition of more than 20% of the outstanding Company Common Stock, (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning more

Annex A-28

than 20% of the outstanding Company Common Stock, (D) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or (E) any combination of the foregoing types of transactions if the sum of the percentage of consolidated assets, consolidated revenues or earnings and Company Common Stock involved is more than 20%; in each case, other than the Transaction.

(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Takeover Proposal that the Company Board has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, regulatory and financial aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (including any changes to the terms of this Agreement proposed by Parent to the Company in writing in response to such proposal or otherwise), provided that for purposes of the definition of “Superior Proposal”, the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

6.5 Officers’ and Directors’ Indemnification.

(a) In the event of any threatened or actual claim, action, suit, demand proceeding or investigation, whether civil, criminal or administrative, including, any such claim, action, suit, proceeding or investigation in which any Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of the Company or any of the Company Subsidiaries (each, an “Indemnified Party” and collectively, the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director or officer of the Company or any of the Company Subsidiaries, or is or was serving at the request of the Company or any of the Company Subsidiaries as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or (ii) the negotiation, execution or performance of this Agreement, any agreement or document contemplated hereby or delivered in connection herewith, or any of the transactions contemplated hereby or thereby, whether in any case asserted or arising at or before or after the Effective Time, then (A) the Company and, from and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Law, each Indemnified Party against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, demand, proceeding or investigation, and, in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising at or before or after the Effective Time), (B) the Company and, after the Effective Time, the Surviving Corporation shall promptly pay expenses in advance of the final disposition of any such threatened or actual claim, action, suit, demand, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Law and (C) the Indemnified Parties may retain counsel satisfactory to them, and the Company and, after the Effective Time, the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties within twenty (20) days after statements therefor are received; provided, however, that none of the Company, the Surviving Corporation or Parent shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed); and provided further that the Company, the Surviving Corporation and Parent shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification by such entities of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law; and provided, further, that as a condition precedent to any payment pursuant to clause (B), an Indemnified Party must first provide a written undertaking (in form and substance reasonably satisfactory to Parent) to repay such payments in the event of a determination as set forth in the immediately preceding proviso. Any Indemnified Party wishing to claim indemnification under this Section 6.5, upon learning of any such threatened or actual claim, action, suit, demand, proceeding or investigation, shall promptly notify the Company and, after the Effective Time, the Surviving Corporation

Annex A-29

and Parent thereof; provided that the failure to so notify shall not affect the obligations of the Company, the Surviving Corporation and Parent except to the extent, if any, such failure to promptly notify materially prejudices such party. Parent and/or the Surviving Corporation shall be entitled to participate in and/or control, to the extent provided in any applicable indemnification agreements to which Company is a party, the defense of any matter covered by this Section 6.5(a) at their sole cost and expense.

(b) Section 6.5(b) of the Disclosure Schedules lists all Company or Company Subsidiary officers and directors who have entered into indemnification agreements with the Company. Parent and Merger Sub each agree that all rights to indemnification and advancement of expenses existing in favor of, and all limitations on the personal liability of, each Indemnified Party pursuant to Section 6.5(a) above or in the respective certificates of incorporation or bylaws (or other applicable organizational documents) of the Company and the Company Subsidiaries or otherwise in effect as of the date hereof, shall, without limitation of any such rights that would otherwise exist in favor of such Indemnified Party (including through any written agreement between the Company or any Company Subsidiary, on the one hand, and any Indemnified Party or employee or agent of the Company or any Company Subsidiary, on the other hand), survive the Merger and continue in full force and effect for a period of six (6) years from the Effective Time; provided, however, that all rights to indemnification, advancement of expenses and limitations on personal liability in respect of any claims asserted or made against such Indemnified Party, employee or agent within such period pursuant to Section 6.5(a) above shall continue until the final disposition of such claim.

(c) For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by the Company (provided, however, that the Surviving Corporation may substitute therefor policies with reputable and financially sound carriers with coverage in amount and scope, and on other terms, which in the aggregate are no less advantageous to the Indemnified Parties than the Company’s current directors’ and officers’ liability insurance policies) with respect to claims arising from or related to acts or omissions which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 300% of the annual premiums paid as of the date hereof by the Company for such insurance (such 300% amount, the “Base Premium”); provided, further, that if such insurance coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Base Premium, or expires, is terminated or canceled during such six-year period, the Surviving Corporation will obtain as much directors’ and officers’ insurance obtainable for the remainder of such period for a premium on an annualized basis not in excess of the Base Premium; and provided, further, that effective as of the Effective Time, the Surviving Corporation in its sole discretion may elect in lieu of any of the foregoing insurance to purchase a directors’ and officers’ liability insurance “tail” or “runoff” insurance program for a period of six (6) years after the Effective Time with respect to wrongful acts and/or omissions committed or allegedly committed at or prior to the Effective Time (such coverage shall have an aggregate coverage limit over the term of such policy in an amount not to exceed the annual aggregate coverage limit under the Company’s existing directors and officers liability policy, and in all other respects shall be comparable to such existing coverage), provided that the premium for such “tail” or “runoff” coverage shall not exceed an amount equal to the Base Premium, provided that if the current policies of directors’ and officers’ liability insurance maintained by the Company can not be maintained for the Base Premium and such “tail” or “runoff” coverage can only be obtained at an annual premium in excess of the Base Premium, Parent shall maintain the most advantageous “tail” or “runoff” coverage obtainable for an annual premium not in excess of the Base Premium.

(d) Notwithstanding anything in this Agreement to the contrary, the obligations under this Section 6.5 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party to whom this Section 6.5 applies without the consent of each such affected Indemnified Party. This Section 6.5 is intended for the irrevocable benefit of, and to grant third party beneficiary rights to, the Indemnified Parties and their respective heirs and shall be binding on all successors of Parent and the Surviving Corporation. Each of the Indemnified Parties and their respective heirs shall be entitled to enforce the provisions of this Section 6.5.

Annex A-30

(e) In the event that, following the Effective Time, Parent or the Surviving Corporation or any of its respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person (including by dissolution, liquidation, assignment for the benefit of creditors or similar action), then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.5.

6.6 Access to Information; Confidentiality.

(a) Subject to applicable Law, between the date hereof and the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries and shall use commercially reasonable efforts to cause each of their respective directors, officers, employees, auditors, advisors, consultants, agents or other representatives to, (i) furnish Parent and its authorized representatives (including counsel, financial advisors and auditors) (the “Parent Representatives”) with such financial and operating data (including the Required Information) and other information with respect to the business, properties and personnel of the Company and the Company Subsidiaries (including, all contracts, commitments and records) as Parent may from time to time reasonably request, (ii) provide reasonable access to Parent and the Parent Representatives and its financing sources during normal business hours, and upon reasonable advance notice, to the Company’s and the Company Subsidiaries’ offices, properties, and other facilities, and the books and records related thereto and (iii) use commercially reasonable efforts to provide to Parent and the Parent Representatives (including counsel, financial advisors and auditors) with access to the Company’s and the Company Subsidiaries’ officers and employees; provided, that all such access shall be coordinated through the Company or its designated representatives, in accordance with such reasonable procedures as they may establish. Neither Company nor any Company Subsidiary shall be required to provide access to or to disclose information where such access or disclosure would contravene any Law, Order or binding agreement entered into prior to the date of this Agreement or would be reasonably likely to result in a loss of any attorney-client or work product privilege. The parties hereto shall use commercially reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) Prior to the Effective Time, Parent, Merger Sub and the Company each shall hold in confidence all such information provided hereunder or in connection with the Transaction on the same terms and subject to the same conditions contained in that certain confidentiality agreement between Thomas H. Lee Partners, L.P. and the Company dated March 5, 2010 (the “Confidentiality Agreement”).

6.7 Public Announcements. The Company and Parent shall (unless and until a Company Adverse Recommendation Change or a Change of Recommendation may reasonably be deemed to have occurred in accordance with Section 6.4) consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Merger and shall not issue any such press release or make any such public statement without the prior consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may be required by Law or the applicable rules of any stock exchange or quotation system if the party issuing such press release or making such public statement has used its reasonable best efforts to consult with the other party and to obtain such party’s consent but has been unable to do so in a timely manner. In this regard, the parties shall make a joint public announcement of the Transaction no later than the opening of trading on the Nasdaq on the Business Day following the date on which this Agreement is signed.

6.8 Employee Benefit Arrangements.

(a) On and after the Closing, Parent shall, and shall cause the Surviving Corporation to, honor in accordance with their terms (i) all Employee Programs and (ii) all employment agreements, severance agreements, retention bonus agreements and performance cash bonus agreements, and all bonus, retention

Annex A-31

and severance obligations, of the Company or any Company Subsidiary, except as may otherwise be agreed to by the parties thereto, and the Company or Parent shall pay on the Closing Date to the applicable officers and employees any amounts with respect to such agreements and obligations that are payable by their terms on the Closing Date, upon consummation of the Merger, or at the Effective Time. The Company’s material bonus programs are listed in Section 6.8 (a) of the Company Disclosure Schedule.

(b) For a period of one (1) year following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, continue to provide employees of the Company and the Company Subsidiaries who remain employed by Parent or the Parent Subsidiaries after the Effective Time (the “Company Employees”) with (i) annual base salary and base wages, and cash target incentive compensation opportunities, in each case, that are substantially comparable, in the aggregate, than such annual base salary and base wages, and cash target incentive compensation opportunities provided to the Company Employees immediately prior to the Effective Time and (ii) employee benefits (for the avoidance of doubt, excluding equity incentives) that are substantially comparable in the aggregate to those provided to Company Employees immediately prior to the Effective Time. Notwithstanding any other provision of this Agreement to the contrary, Parent shall or shall cause the Surviving Corporation to provide each Company Employee whose employment is terminated during the one (1) year period following the Effective Time with severance benefits at levels no less than those benefits under the existing plans and policies applicable to such Company Employee. Parent shall, and shall cause the Surviving Corporation to, use commercially reasonable efforts (including by using commercially reasonable efforts to make appropriate arrangements with its insurance carrier(s) and/or third party administrators) to: (i) treat, and cause the applicable benefit plans to treat, the service of Company Employees with the Company or the Company Subsidiaries (or their predecessor entities) attributable to any period before the Effective Time (to the extent such service would have been taken into account under the relevant Employee Program immediately prior to the Effective Time and including minimum waiting periods for participation) as service rendered to Parent or the Surviving Corporation for purposes of eligibility to participate and vesting but not for purposes of determining the accrual or amount of any benefit, (ii) not treat any Company Employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and (iii) credit any deductibles and co-pays paid under any of the Company’s or any of the Company Subsidiaries’ health plans towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation.

(c) After the Effective Time, Parent shall cause the Surviving Corporation to honor all obligations which accrued prior to the Effective Time under the Company’s deferred compensation plans, management compensation plans, cash bonus plans and other incentive plans, that in any such case, are listed in Section 6.8(a) of the Company Disclosure Schedule.

(d) The parties acknowledge and agree that all provisions contained in this Section 6.8 and Section 3.13 with respect to Company Employees and Employee Programs are included for the sole benefit of the Company, Parent and Merger Sub, and that nothing herein, whether express or implied, shall create any third party beneficiary or other rights (i) in any other Person, including without limitation, any Company Employees, former Company Employees, any participant in any Employee Program or Non-U.S. Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Parent, Company or any of their respective affiliates.

(e) This Section 6.8 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 6.8, express or implied, is intended to or shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.8 or is intended to be, shall constitute or be construed as an amendment to or modification of any employee benefit plan or arrangement of Parent, the Surviving Corporation or any of their Affiliates. Nothing in this Section 6.8 shall limit the right of Parent, the Surviving Corporation or any of their Subsidiaries to terminate the employment of any Company Employee at any time after the Effective Time.

Annex A-32

6.9 Financing.

(a) Parent and Merger Sub acknowledge and agree that the Company and its Affiliates have no responsibility for any financing that Parent or Merger Sub may raise in connection with the Transaction except as expressly contemplated by Section 6.9(d) below.

(b) Parent and Merger Sub shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the proceeds of the Financing on the terms and conditions described in the Financing Commitment, including using reasonable best efforts to (i) maintain in effect the Financing and the Financing Commitments, (ii) enter into definitive financing agreements with respect to the Financing on the terms and conditions specified in the Financing Commitments, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing and (iii) consummate the Financing at or prior to the Closing. Parent and Merger Sub shall provide to the Company copies of all final documents relating to the Financing and shall keep the Company fully informed of material developments in respect of the financing process relating thereto. Without limiting the generality of the foregoing, Parent and Merger Sub shall give the Company prompt notice (i) of any material breach or default by any party to any Financing Commitments or definitive document related to the Financing of which Parent or Merger Sub become aware; (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any: (A) material breach, default, termination or repudiation by any party to any Financing Commitments or any definitive document related to the Financing of any provisions of the Financing Commitments or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any Financing Commitments or any definitive documents related to the Financing; and (iii) if for any reason Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Financing Commitments or the definitive documents relating to the Financing; provided, that the Parent and Merger Sub shall be under no obligation to disclose any information that is subject to attorney client or similar privilege, but only if such privilege is asserted in good faith. As soon as reasonably practicable, but in any event within 5 days of the date the Company delivers Parent and Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstances referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. Prior to the Closing, Parent and Merger Sub shall not agree to, or permit, any amendment or modification of, or waiver under, the Financing Commitments or other final documentation relating to the Financing without the prior written consent of the Company (such consent not to be unreasonably withheld), except Parent and Merger Sub may amend, modify, supplement, restate or replace the Financing Commitments, in whole or part, if such amendment, modification, supplement, restatement or replacement (x) does not reduce the aggregate amount of the Financing, (y) does not imposes new or additional conditions or otherwise expand or the conditions to the Financing and (z) is not reasonably expected to hinder or delay the Closing. Notwithstanding anything contained in this Section 6.9 or in any other provision of this Agreement, in no event shall Parent or Merger Sub be required to consummate the Closing any earlier than the final day of the Marketing Period. Parent shall deliver to the Company copies of any such amendment, modification or replacement. For purposes of this Section 6.9, references to “Financing” shall include the financing contemplated by the Financing Commitments as permitted to be amended, modified, supplemented, restated or replaced by this Section 6.9(b) and references to “Debt Financing Commitments” and “Financing Commitments” shall include any amendment, modification, restatement, supplement and replacement permitted by this Section 6.9(b).

(c) If, notwithstanding the use of reasonable best efforts by Parent and Merger Sub to satisfy its obligations under Section 6.9(b), any of the Financing Commitments (or any definitive financing agreement relating thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Parent and Merger Sub shall (i) promptly notify the Company of such expiration or termination and the reasons therefor and (ii) to the extent such alternative debt financing is then available, use its reasonable best efforts to arrange to obtain alternative debt financing from other financing sources on terms and conditions no less

Annex A-33

favorable to Parent or Merger Sub (including as to economic terms, flex provisions and funding conditions) in an amount sufficient to replace the financing contemplated by such expired or terminated commitments or agreements.

(d) Subject to Section 6.9(a), in the period between the date hereof and the Closing Date, upon request of Parent and Merger Sub, the Company shall, and shall use reasonable best efforts to cause its Subsidiaries, and its and their Affiliates and its and their Company Representatives (including legal and accounting), to cooperate in connection with the arrangement and obtaining of the Financing, including (i) providing to Parent from time to time information regarding the Company and its industry reasonably requested by the lenders providing the Financing and identifying any portion of such information that constitutes material non-public information, (ii) using commercially reasonable efforts to ensure that the efforts to syndicate the Financing benefit materially from existing lending relationships of the Company and its Subsidiaries, (iii) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with prospective lenders and sessions with rating agencies in connection with the Financing, including direct contact (to the extent consistent with their obligations to the Company) between senior management and Representatives (including accounting) of the Company and its Subsidiaries, on the one hand, and the financing sources, potential lenders and investors for the Financing, on the other hand, (iv) assisting with the preparation of materials for rating agency presentations, offering and syndication documents (including prospectuses, private placement memoranda and lender and investor presentations), business projections and similar marketing documents required in connection with the Financing (all such documents and materials, collectively the “Offering Documents”) and other materials to be used in connection with obtaining the Debt Financing and all documentation and other information required by Governmental Entities under applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (v) as promptly as practical after Parent’s request, furnishing Parent and its financing sources all Required Information, including all information and disclosures reasonably requested by Parent and Merger Sub to assist with preparation of the Offering Documents, including customary authorization and management representation letters, (vi) cooperating in satisfying the conditions precedent set forth in the Financing Commitments or any definitive document relating to the financing (to the extent the satisfaction of such condition requires the cooperation of, and is within the control of, the Company), including but not limited to (A) permitting the prospective lenders to evaluate the Company’s and the Company’s Subsidiaries’ current assets, cash management and accounting systems, policies and procedures relating thereto for the purposes of establishing collateral arrangements and (B) establishing bank and other accounts and blocked account agreements and lock box arrangements in connection with the foregoing, (vii) issuing customary representation letters to auditors and using reasonable best efforts to obtain (A) accountants’ comfort letters and consents to the use of accountants’ audit reports relating to the Company, and legal opinions, (B) corporate, credit and facility ratings from rating agencies, (C) consents and waivers and legal opinions, and (D) other documentation and items contemplated by the Financing Commitments or any definitive document relating to the Financing as reasonably requested by Parent, (viii) promptly providing monthly financial statements (excluding footnotes) to the extent available and prepared by the Company in the ordinary course of business consistent with past practice, (ix) executing and delivering, as of the Effective Time, any pledge and security documents, other definitive financing documents, or other certificates or documents contemplated by the Financing Commitments and hedging agreements as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any Company Subsidiary with respect to solvency matters and consents of accountants for use of their reports in any materials relating to the Financing) and otherwise reasonably facilitating the pledging of collateral (including obtaining payoff letters, releases, terminations, waivers, consents, estoppels and approvals as may be required in connection therewith) contemplated by the Financing and (x) as of the Effective Time, taking all corporate actions necessary to authorize the consummation of the Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately upon the Effective Time. The Company will update any Required Information to be included in the Offering Document to be used in connection with such Financing as reasonably requested by Parent so that Parent may ensure that any such offering documents are Compliant. The Company hereby consents to the use of its

Annex A-34

and the Company Subsidiaries’ logos in connection with the Financing. Notwithstanding anything in this Section 6.9 to the contrary, none of the Company or any Company Subsidiary shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Financing prior to the Effective Time and Parent shall, promptly upon written request by the Company, reimburse the Company for all reasonable documented out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with any actions taken pursuant to this Section 6.9 if the Effective Time does not occur.

(e) Notwithstanding anything to the contrary contained in this Agreement, in no event shall either Parent or Merger Sub be required to (i) seek the Equity Financing from any source other than those counterparty to, or in an amount in excess of that contemplated by, the Equity Financing Commitments or (ii) pay any fees in excess of those contemplated by the Financing Commitments.

6.10 Adoption by Parent. Prior to the Effective Time, Parent shall take all requisite action to adopt this Agreement in its capacity as the sole stockholder of Merger Sub.

6.11 Stockholder Litigation; Notification of Certain Matters. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation against the Company and/or its directors relating to the Transaction, and no such settlement shall be agreed to without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed). Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any material notice or other communication received by such party from any Governmental Entity in connection with the Transaction and any actions, suits, claims, or proceedings commenced or, to the Company’s Knowledge on the one hand and the Parent’s Knowledge on the other, threatened against, such party or, to the Company’s Knowledge on the one hand and the Parent’s Knowledge on the other, its Affiliates which relate to the Transaction.

ARTICLE VII

Conditions to the Merger

7.1 Conditions to the Obligations of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law), at or prior to the Effective Time, of each of the following conditions:

(a) Shareholder Approval. The Company shall have obtained the Company Shareholder Approval.

(b) Other Regulatory Approvals. Any applicable waiting period under the HSR Act and any applicable foreign antitrust Laws relating to the consummation of the Merger shall have expired or been terminated and all material approvals, authorizations and consents of any Governmental Entity required to consummate the Merger (including any such approvals, authorizations and consents under applicable foreign antitrust Laws) shall have been obtained and remain in full force and effect, and all statutory waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated.

(c) No Injunctions, Orders or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order issued by any Governmental Entity shall be in effect which would have the effect of (i) making the consummation of the Merger illegal, or (ii) otherwise prohibiting the consummation of the Merger; provided, however, that prior to a party asserting this condition such party shall have used its reasonable best efforts to prevent the entry of any such temporary restraining order, injunction or other Order and to appeal as promptly as possible any such temporary restraining order, injunction or other Order that may be entered.

Annex A-35

7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction of the following conditions, any one or more of which may be waived by Parent at or prior to the Effective Time:

(a) Representations and Warranties. The representations and warranties in Section 3.2(a), the first sentence of Section 3.15 and Section 3.17, shall be true and correct in all material respects as of the Effective Time, as if made at and as of such time. In addition, the representations and warranties in (i) Sections 3.3(a), (c), (d), (f) and (h) and (ii) Section 3.21 shall be true and correct as of the Effective Time, as if made at and as of such time (except for inaccuracies that do not aggregate to $1 million or more with respect to clause (i) of this Section 7.2(a)). Each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the date hereof or the Effective Time, in which case such representation or warranty shall be true and correct at and as of such other time), except where the failure of such representations and warranties to be so true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) would not constitute a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(b) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time and Parent shall have received a certificate signed on behalf of the Company, dated as of the Closing Date, to the foregoing effect.

(c) Absence of Company Material Adverse Effect. There shall not have occurred since the date of this Agreement a Company Material Adverse Effect.

7.3 Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction of the following conditions, any one or more of which may be waived by the Company at or prior to the Effective Time:

(a) Representations and Warranties. Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) at and as of the Effective Time, as if made at and as of such time (except to the extent a representation or warranty is made as of a time other than the date hereof or the Effective Time, in which case such representation or warranty shall be true and correct at and as of such other time), except where the failure of such representations and warranties to be so true and correct (determined without regard to any materiality or material adverse effect qualification contained in any representation or warranty) would not constitute a Parent Material Adverse Effect. The Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated the Closing Date, to the foregoing effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub, dated as of the Closing Date, to the foregoing effect.

(c) Solvency Certificate. Parent shall have delivered to the Company a solvency certificate of the chief financial officer of Parent in the same form as the solvency certificate to be delivered to the lenders pursuant to the Debt Financing Commitment or any definitive documents entered into in connection with the Financing.

Annex A-36

ARTICLE VIII

Termination, Amendment and Waiver

8.1 Termination. This Agreement may be terminated and the Transaction abandoned at any time prior to the Effective Time, whether before or after the receipt of the Company Shareholder Approval:

(a) by the mutual written consent of Parent, Merger Sub and the Company;

(b) by either of the Company, on the one hand, or Parent or Merger Sub, on the other hand, by written notice to the other:

(i) if, upon a vote taken thereon at a duly held meeting of holders of the Company Common Stock (or at any adjournment or postponement thereof), held to obtain the Company Shareholder Approval, the Company Shareholder Approval is not obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if the failure by such party to perform any of its obligations under this Agreement has been the primary cause or resulted in the failure to obtain the Company Shareholder Approval;

(ii) if any Governmental Entity of competent jurisdiction shall have issued an order, decree, judgment, injunction or taken any other action which permanently restrains, enjoins or otherwise prohibits or makes illegal the consummation of the Transaction, and such order, decree, judgment, injunction or other action shall have become final and non-appealable; provided, however, that the right to terminate this Agreement under this Section 8.1(b)(ii) shall not be available to a party if the issuance of such final, non-appealable Order was primarily caused by, or resulted from, the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the consummation of the Merger shall not have occurred on or before November 19, 2010 (the “End Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(b)(iii) shall not be available to any party whose failure to comply with any provision of this Agreement in a material respect has been the primary cause of, or resulted in, the failure of the Merger to occur on or before the End Date.

(c) by written notice from Parent to the Company, if (A) the Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement (except the covenants and agreements in Section 6.4), which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 and (ii) cannot be cured by the Company, or if capable of being cured, shall not have been cured within twenty (20) days following receipt by the Company of written notice of such breach or failure to perform from Parent (or, if earlier, the End Date); provided that, Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.3 not being satisfied; or (B) the Company shall have breached its obligations under Section 6.4, which breach, if curable by the Company, shall not have been fully cured by the Company within 5 days following receipt by the Company of written notice and subject matter of such breach;

(d) by written notice from the Company to Parent if Parent or Merger Sub breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.3 and (ii) cannot be cured by Parent or Merger Sub, or if capable of being cured, shall not have been cured within twenty (20) days following receipt by Parent or Merger Sub of written notice of such breach or failure to perform from Company (or, if earlier, the End Date); provided that, the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Section 7.2 not being satisfied;

Annex A-37

(e) by written notice from the Company to Parent if, prior to the receipt of the Company Shareholder Approval, in order to concurrently enter into a Company Acquisition Agreement in accordance with, and if (A) the Company has complied in all material respects with, the requirements of Section 6.4 and (B) prior to or concurrently with such termination, the Company pays the fee due under Section 8.3;

(f) by written notice from Parent or Merger Sub to the Company, if (A) the Company Board shall have effected a Company Adverse Recommendation Change; (B) the Company Board shall have effected a Change of Recommendation in response to an Intervening Event; (C) the Company Board shall have failed to publicly reaffirm its recommendation of this Agreement in the absence of a publicly announced Takeover Proposal within two (2) Business Days after Parent so requests in writing; (D) the Company Board shall have failed to recommend against any publicly announced Takeover Proposal and reaffirm the Company Recommendation, in each case, within ten (10) Business Days following the public announcement of such Takeover Proposal and in any event at least two (2) Business Days prior to the Company Shareholders’ Meeting; (E) the Company enters into a Company Acquisition Agreement; or (F) the Company or the Company Board shall have publicly announced its intention to do any of the foregoing.

(g) by written notice from the Company to Parent if (i) the conditions set forth in Sections 7.1 and 7.2 have been satisfied (other than those conditions which by their nature are to be satisfied by actions taken at the Closing), (ii) the Company has irrevocably confirmed in writing that all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 provided that the Closing occurs within two (2) Business Days following the date of such notice, (iii) the Marketing Period has ended or will end on the date of such notice, and (iv) within two (2) Business Days after the Company has delivered written notice to Parent of the satisfaction of such conditions and such confirmation, and the Merger shall not have been consummated; provided that such conditions in Sections 7.1 and 7.2 remain satisfied and the Company’s certification remains in full force and effect at the close of business on such second Business Day; provided, further, that during such period of two (2) Business Days, no party shall be entitled to terminate this Agreement pursuant to Section 8.1(b)(iii).

8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void and have no effect, without any liability on the part of Parent, Merger Sub, the Company or any Financing Source and their respective directors, officers, employees, partners, members, stockholders or other Affiliates and all rights and obligations of any party hereto shall cease, provided that (i) the agreements contained in Sections 6.6(b) (Confidentiality), 6.7 (Public Announcements), 8.2 (Effect of Termination), 8.3 (Fees and Expenses) and Article IX (General Provisions) of this Agreement and, subject to the terms thereof, the Guaranty shall survive any termination of this Agreement and (ii) nothing contained herein shall relieve any party from liabilities or damages arising out of any fraud by such party.

8.3 Fees and Expenses.

(a) In the event that:

(i)(A) a Takeover Proposal shall have been made, proposed or communicated, after the date hereof and not withdrawn prior to the Company Shareholders’ Meeting or prior to the termination of this Agreement if there has been no Company Shareholders’ Meeting, (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Sections 8.1(b)(i) or 8.1(b)(iii) or by Parent pursuant to Section 8.1(c) and (C) within nine (9) months of the date this Agreement is terminated, the Company enters into a definitive agreement with respect to any Takeover Proposal or any Takeover Proposal is consummated (in each case whether or not the Takeover Proposal was the same Takeover Proposal referred to in clause (A)); provided that for purposes of clause (C) of this Section 8.3(a)(i), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”;

Annex A-38

(ii) this Agreement is terminated pursuant to Section 8.1(b)(i) and prior to the Company Shareholders’ Meeting the Company Board has made a Change of Recommendation based on an Intervening Event; or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(e) or by Parent pursuant to Section 8.1(f);

then, in any such event under clause (i), (ii) or (iii) of this Section 8.3(a), the Company shall pay as directed by Parent (A) a termination fee of $27.5 million in cash (such payment, as applicable, the “Termination Fee”) and (B) following the delivery by Parent of an invoice therefor and reasonable documentation thereof, all Expenses incurred by Parent, Merger Sub or their Affiliates in connection with the Transaction, provided that the Company shall not be required to pay more than an aggregate of $7.5 million pursuant to this clause (B) (“Parent Expenses”), such payment to be made by wire transfer of same day funds (x) in the case of clause (ii) above, within two (2) Business Days after such termination, (y) simultaneously with such termination if pursuant to clause (iii) above or (z) in the case of clause (i) above, within two (2) Business Days after the earlier of the entry into a Company Acquisition Agreement or the consummation of a Takeover Proposal; it being understood that in no event shall the Company be required to pay the Termination Fee or the Parent Expenses on more than one occasion. In the event that Parent shall receive full payment pursuant to this Section 8.3(a) and Section 8.3(d), subject to clause (ii) of Section 8.2, the receipt of the Termination Fee, the Parent Expenses and any amounts required to be paid pursuant to Section 8.3(d) shall be deemed to be the sole and exclusive remedy against the Company and its Affiliates for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transaction (and the abandonment thereof) or any matter forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.7.

(b) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(d) or Section 8.1(g) then, if at such time the Company is not in material breach of any representations, warranties, covenants or other agreements hereunder that would result in the conditions to Closing set forth in Article VII not being satisfied and all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger in Article VII shall have been satisfied (other than those conditions which by their nature are to be satisfied by actions taken at the Closing), then Parent shall pay to the Company (A) a termination fee of $55 million in cash (such payment, as applicable, the “Parent Termination Fee”) and (B) following the delivery by the Company of an invoice therefor and reasonable documentation thereof, all out-of-pocket fees and Expenses incurred by the Company or its Affiliates in connection with the Transaction, provided that Parent shall not be required to pay more than an aggregate of $7.5 million pursuant to this clause (B) (“Company Expenses”), such payment to be made by wire transfer of same day funds within two (2) Business Days after such termination; it being understood that in no event shall Parent be required to pay the Parent Termination Fee or the Company Expenses on more than one occasion. In the event that the Company shall receive full payment pursuant to this Section 8.3(b) and Section 8.3(d), subject to clause (ii) of Section 8.2, the receipt of the Parent Termination Fee, the Company Expenses, any amounts required to be paid pursuant to Section 8.3(d) and the reimbursement provided for in Section 6.9(b) and the guarantee of such obligations pursuant to the Guaranty shall be the sole and exclusive remedy against Parent and its Affiliates and the Financing Sources for any and all losses or damages suffered or incurred by the Company or any other Person in connection with this Agreement, the Financing Commitments or the Guaranty (and the termination hereof), the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any claim, action or proceeding against Parent, Merger Sub or any other Buyer Party arising out of or in connection with this Agreement, the Financing Commitments or the Guaranty, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination; provided, however, nothing in this Section 8.3(b) shall limit the right of the Company to seek specific performance as expressly set forth in Section 9.7(b).

(c) In the event that Parent shall terminate this Agreement pursuant to Section 8.1(c), then in any such event, the Company shall pay Parent or its designees, as promptly as possible (but in any event within two

Annex A-39

(2) Business Days) following the delivery by Parent of an invoice therefor, all Parent Expenses; provided that the Company shall not be required to pay more than an aggregate of $7.5 million pursuant to this Section 8.3(c). The expenses payable pursuant to this Section 8.3(c) shall be paid by wire transfer of same day funds within ten (10) Business Days after demand therefor following such termination. The payment of the expense reimbursement pursuant to this Section 8.3(c) shall not relieve the Company of any subsequent obligation to pay the Termination Fee upon the occurrence of an event described in Section 8.3(a)(i), but no additional Parent Expenses shall be required to be reimbursed in connection with the occurrence of such an event. In the event that Parent or its designees shall receive full payment pursuant to this Section 8.3(c) and Section 8.3(d), subject to clause (ii) of Section 8.2 and the immediately preceding sentence, the receipt of such payment shall be deemed to be the sole and exclusive remedy against the Company and its Affiliates for any and all losses or damages suffered or incurred by Parent, Merger Sub or any of their respective Affiliates in connection with this Agreement (and the termination hereof), the Transaction (and the abandonment thereof) or any matter forming the basis for such termination; provided, however, that nothing in this Section 8.3(a) shall limit the rights of Parent and Merger Sub under Section 9.7.

(d) Each of the parties hereto acknowledge that the agreements contained in this Section 8.3 are an integral part of the Transaction, and that without these agreements, the other party would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the other party for the payment set forth in this Section 8.3, such paying party shall pay the other party its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received; provided, that in the case that the Parent Termination Fee is subject to reduction in accordance with Section 9.7(e), the Company shall not be entitled to its costs and Expenses pursuant to this Section 8.3(d).

8.4 Amendment. This Agreement may be amended by the parties hereto only by an instrument in writing signed on behalf of each of the parties hereto at any time before or after the Company Shareholder Approval; provided, however, that after the Company Shareholder Approval, no amendment shall be made which by Law requires further approval by the Company’s stockholders without obtaining such approval.

8.5 Extension, Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other parties with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced. Notwithstanding the foregoing, the failure or delay of a party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights nor shall any single or partial exercise thereof preclude any further exercise thereof or the exercise of any right hereunder.

Annex A-40

ARTICLE IX

General Provisions

9.1 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if delivered personally or sent by facsimile (providing confirmation of transmission) or sent by nationally recognized prepaid overnight carrier (providing proof of delivery), to the parties at the following addresses or facsimile numbers (or at such other addresses or facsimile numbers as shall be specified by the parties by like notice):

(a)	if to Parent or Merger Sub:

Papillon Holdings, Inc.

c/o Thomas H. Lee Partners, L.P.

100 Federal Street

Boston, Massachusetts 02110

Attention: Todd M. Abbrecht

Facsimile: (617) 227-3514

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: David C. Chapin, Esq.

                    Julie H. Jones, Esq.

Facsimile: (617) 951-7050

(b)	if to the Company:

inVentiv Health, Inc.

500 Atrium Drive

Somerset, New Jersey 08873

Attention: General Counsel

Facsimile: (732) 537-4912

with a copy (which shall not constitute notice) to:

Akerman Senterfitt LLP

335 Madison Avenue, Suite 2600

New York, New York, 10017

Attention: Kenneth G. Alberstadt

Facsimile: (212) 880-8965

(c)	if to the Special Committee:

inVentiv Health, Inc.

500 Atrium Drive

Somerset, New Jersey 08873

Attention: Chairman of the Special Committee

Facsimile: (732) 537-4912

with a copy (which shall not constitute notice) to:

Richards, Layton & Finger, P.A.

One Rodney Square

920 North King Street

P.O. Box 551

Wilmington, Delaware 19899

Attention: Mark J. Gentile

Facsimile: (302) 498-7722

Annex A-41

All such notices, requests and other communications shall be deemed to be given or made on the date of receipt by the recipient thereof if received prior to 7 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been given or made until the next succeeding Business Day in the place of receipt.

9.2 Certain Definitions. For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means any confidentiality and standstill agreement that contains provisions that are no less favorable to the Company than those contained in the Confidentiality Agreement, it being understood that such confidentiality agreements need not prohibit the submission of Takeover Proposals or amendments thereto to the Company.

“Additional Consideration Period” shall mean the period (A) beginning on the date on which the Closing would have been required to occur pursuant to Section 1.3, were it not for an extension of the Closing Date due to the proviso in Section 1.3 relating to the Marketing Period and (B) ending on the Business Day immediately prior to the Effective Time; provided that, in no event shall the Additional Consideration Period extend beyond the End Date.

“Additional Per Share Consideration” shall mean an amount, rounded down to the nearest penny, equal to the product of (A) the number of days within the Additional Consideration Period multiplied by (B) $0.004274 (for purposes of illustration, the Additional Per Share Consideration for a 30 day calendar month would equal $0.1282).

“Affiliate” of any Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise.

“Business Day” shall mean 12:00 a.m. to 11:59 p.m. Eastern Time on any day other than (a) a Saturday or Sunday, (b) a day on which banking and savings and loan institutions in New York, New York are authorized or required by Law to be closed or (c) a day on which the principal offices of the SEC in the District of Columbia are not open to accept filings.

“Company Material Adverse Effect” means, with respect to the Company, an effect, event, occurrence, development or change which, individually or in the aggregate with all other effects, events, occurrences, developments and changes occurring subsequent to the date of this Agreement, has had or would reasonably be expected to have a material adverse effect on the business, assets, results of operations or financial condition of the Company and the Company Subsidiaries on a consolidated basis taken as a whole, other than effects, events, occurrences, developments or changes arising out of or resulting from (a) changes in conditions in the U.S. or global economy or capital or financial markets generally, including changes in interest or exchange rates, (b) general changes or developments in regulatory, political, economic or business conditions or conditions within the industry of the Company or any Company Subsidiary, (c) changes in Law or generally accepted accounting principles or the interpretation thereof, (d) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transaction, including the impact thereof on relationships, contractual or otherwise, with customers, lenders, partners or employees, (e) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (f) earthquakes, hurricanes or other natural disasters, (g) any decline in the market price, or change in trading volume, of the capital stock of the Company or any failure to meet internal or published projections, forecasts or revenue or earnings predictions (it being understood that the facts and circumstances giving rise or contributing to such decline, change or failure may be taken into account in determining whether there has been a Company Material Adverse Effect) or (h) litigation arising from any alleged breach of fiduciary

Annex A-42

duty or other violation of Law relating to this Agreement, except, in the case of clauses (a) and (b), such effects, events, occurrences, developments or changes which substantially disproportionately affect, individually or in the aggregate with any other effects, events, occurrences, developments or changes specified in clauses (a) and (b) and occurring subsequent to the date of this Agreement, the Company and the Company Subsidiaries, as compared to other Persons operating in the industry in which the Company and the Company Subsidiaries operate.

“Company’s Knowledge” shall mean the actual (and not the constructive or imputed) knowledge of those individuals identified in Section 9.2 of the Company Disclosure Schedule.

“Compliant” means, with respect to the Required Information, that (a) such Required Information does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Information, in light of the circumstances under which they were made, not misleading, provided, that (i) Required Information shall not fail to be compliant as a result of a new development with respect to the Company and the Company Subsidiaries occurring after the commencement of the Marketing Period (and not relating to their historical operations) so long as the Company shall promptly update such information to make it otherwise Compliant and provide it to Parent and Parent does not reasonably determine that it is necessary to commence a new Marketing Period and (ii) Required Information that is forward-looking information shall not fail to be compliant as long as it is prepared and provided in good faith and based upon assumptions that are reasonable when made, and (b) such Required Information is, and remains throughout and on the last day of the Marketing Period, (i) compliant in all material respects with all requirements of Regulation S-K and Regulation S-X under the Securities Act (excluding information with respect to non-guarantor subsidiaries required by Regulation S-X Rule 3-10, but including customary qualitative and quantitative disclosure with respect to assets, liabilities, revenue, operating income and adjusted EBITDA of guarantor and non-guarantor subsidiaries) for offerings of debt securities that customarily would be included in offering documents used in private placements of debt securities under Rule 144A of the Securities Act, to consummate the offerings or placements of such debt securities, and (ii) sufficient to permit the financing sources to receive customary comfort letters from the Company’s independent auditors on the financial information contained in such offering documents, including, without limitation, as to customary negative assurances and change period, to consummate any offering of debt securities on the last day of the Marketing Period, drafts of which have been received by Parent, Merger Sub and the financing sources, and such auditors have confirmed they are prepared to issue subject only to completion of customary procedures.

“Environmental Laws” means any United States or foreign federal, state or local Law relating to the pollution, protection, or restoration of the environment, including those relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or other trade or business (whether or not incorporated) that is, or at any relevant time would have been, considered a single employer with the Company under ERISA Section 4001(b) or under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expenses” means all fees, costs and out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates and equity holders) reasonably incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, filing and mailing of the Proxy Statement, solicitation of shareholder and shareholder approvals, the filing of any required notices under the HSR Act or similar Laws, any filings with the SEC and all other matters related to the Transaction.

Annex A-43

“FDA” means the Food and Drug Administration of the United States Department of Health and Human Services.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Entity” means any United States or foreign local, state, provincial or federal government or governmental agency, board, commission, authority or other entity, court, or self-regulatory organization, arbitrator, arbitral body or tribunal.

“Hazardous Materials” means any “hazardous waste” as defined in either the Resource Conservation and Recovery Act or regulations adopted pursuant to said act, any “hazardous substances” or “pollutant” or “contaminant” as defined in the Comprehensive Environmental Response, Compensation and Liability Act and, to the extent not included in the foregoing, any petroleum or fractions thereof or any other chemical substance or pollutant whose use, handling, presence, transportation, treatment, storage, disposal, release or discharge is regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Incentive Merger Consideration” shall mean all amounts (other than the Stock Merger Consideration) that will be payable in cash pursuant to Section 2.1(d) at the Effective Time.

“Indebtedness” shall mean, with respect to any Person, without duplication, (A) all indebtedness of such Person for borrowed money (including the aggregate principal amount thereof, the aggregate amount of any accrued but unpaid interest thereon and penalties, fees, and premiums with respect thereto), whether secured or unsecured, (B) all obligations of such Person under conditional sale or other title retention agreements relating to property purchased by such Person, (C) all capitalized lease obligations of such Person, (D) all obligations of such Person under interest rate or currency hedging transactions or arrangements (valued at the termination value thereof), including those with respect to interest rate and currency obligation swaps, hedges, collars or similar arrangements, (E) all obligations evidenced by bonds, notes, debentures, letters of credit or similar instruments, (F) all obligations for the deferred purchase of property, goods or services (other than trade payables or accruals in the ordinary course of business, consistent with past practice), (G) obligations of any Person in which the Company or any of the Company Subsidiaries beneficially owns equity interests that are intended to function primarily as a borrowing of funds by the Company or any of the Company Subsidiaries (such as receivables financing transactions and minority interest transactions) that are not included as a liability on the Company’s consolidated balance sheet in accordance with GAAP and (H) all guarantees of such Person of any such Indebtedness of any other Person.

“Intervening Event” means a material event or circumstance on the business, results of operations or financial condition of the Company and the Company Subsidiaries taken as a whole that was not known to the Company Board on the date of this Agreement (or if known, the consequences of which are not known to or reasonably foreseeable by the Company Board as of the date hereof), which event or circumstance, or any material consequences thereof, becomes known to the Company Board prior to the time at which the Company receives the Company Shareholder Approval; provided, however, that in no event shall the receipt, existence or terms of a Takeover Proposal or any matter relating thereto or consequence thereof constitute an Intervening Event.

“IRS” means the United States Internal Revenue Service.

“Marketing Period” shall mean the first period of 21 consecutive Business Days throughout and at the end of which (A) Parent shall have received the Required Information, (B) all conditions set forth in Section 7.2 (other than the receipt of the certificate referred to in such Section) have been satisfied and nothing has occurred

Annex A-44

and no condition exists that would cause any of the conditions set forth in Section 7.2 (other than the receipt of the certificate referred to in each such Section) to fail to be satisfied assuming the Closing were to be scheduled for any time during such 21-consecutive-Business Day period, and (C) the conditions set forth in Section 7.1 shall be satisfied; provided, that (x) if the Marketing Period has not ended on or prior to August 20, 2010, the Marketing Period shall commence no earlier than September 7, 2010; and (y) the Marketing Period shall not commence and shall not be deemed to have commenced if, prior to the completion of such 21-consecutive-Business Day period, (1) the Company’s independent registered accounting firm shall have withdrawn its audit opinion with respect to any financial statements contained in the Required Information, in which case the Marketing Period shall not be deemed to commence until the time at which a new unqualified audit opinion is issued with respect to the consolidated financial statements for the applicable periods by the Company’s independent registered accounting firm or another independent registered accounting firm reasonably acceptable to Parent, (2) the Company shall have publicly announced any intention to restate any of its material financial information contained in the Company SEC Reports, in which case the Marketing Period shall not be deemed to commence until the time at which such restatement has been completed and the Company SEC Reports have been amended or the Company has announced that it has concluded that no restatement shall be required or (3) the Company shall have failed to file any report with the SEC by the date required under the Exchange Act containing any financial information that would be required, if such offering documents were a filed registration statement, to be contained therein or incorporated therein by reference, in which case the Marketing Period shall not be deemed to commence until the time at which all such report have been filed. Notwithstanding the foregoing, if the Required Information is not Compliant throughout and on the last day of such 21-consecutive-Business Day period, then a new 21-consecutive-Business-Day period shall commence upon Parent receiving updated Required Information that is Compliant and the requirements in clauses (B) and (C) above shall also be required to be satisfied throughout and on the last day of such new 21-consecutive-Business-Day period.

“Material Contracts” shall mean:

(a) all contracts, agreements and understandings of the Company or the Company Subsidiaries that are material within the meaning set forth in Item 601(b)(10) of Regulation S-K of Title 17, Part 229 of the Code of Federal Regulations;

(b) all notes, bonds, mortgages, indentures, contracts (written or oral), agreements, leases, licenses, permits, franchises or other binding commitments, instruments or obligations (each, a “Contract”) (other than among consolidated Company Subsidiaries) relating to (i) other than vehicle finance facilities (including capitalized leasing facilities) not exceeding $45 million, (ii) indebtedness for borrowed money and having an outstanding principal amount in excess of $3 million with respect to any such Contract or (iii) interest rate or currency hedging activities, in each case in connection with which the aggregate actual or contingent obligations of the Company and the Company Subsidiaries under such Contract are greater than $3 million;

(c) all Contracts other than service contracts entered into in the ordinary course of business that purport to limit the right of the Company or the Company Subsidiaries (i) to engage or compete in any line of business or (ii) to compete with any Person or operate in any location, in the case of each of (i) and (ii), in any respect material to the business of the Company and the Company Subsidiaries, taken as a whole;

(d) all Contracts entered into since January 1, 2007 for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets or capital stock or other equity interests of another person (i) to which the Company or any of the Company Subsidiaries has continuing indemnification, “earn-out” or other contingent payment obligations or (ii) outside the ordinary course of business for aggregate consideration under any such Contract in excess of $2.5 million (each such Contract, an “Acquisition Contract”);

(e) all Contracts that are with a Governmental Entity with consideration in excess of $2 million;

(f) all Contracts that are a limited liability company agreement, joint venture entity or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture entity;

Annex A-45

(g) all Contracts of the Company or a Company Subsidiary that are with Affiliates that are natural persons; and

(h) all Contracts that are executive employment agreements that carry annual compensation in excess of $225,000.

“Merger Consideration” shall mean the Stock Merger Consideration and Incentive Merger Consideration.

“Nasdaq” means the NASDAQ National Market.

“Parent’s Knowledge” shall mean the actual knowledge after reasonable investigation of any of the officers of the Parent.

“Parent Material Adverse Effect” means, with respect to Parent or Merger Sub, an effect, event or change which materially adversely affects the ability of Parent or Merger Sub to perform their obligations hereunder or to consummate the Transaction.

“Permitted Liens” means: (A) zoning restrictions, easements, rights-of-way or other restrictions on the use of real property (provided that such liens and restrictions were incurred prior to the date hereof and do not, individually or in the aggregate, materially interfere with the use of such real property or the Company’s or its Subsidiaries’ operation of their respective businesses as currently operated or otherwise materially and adversely impair the Company’s current business operations at such location); (B) pledges or deposits by the Company or any of its Subsidiaries under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice; (C) Liens imposed by Law, including carriers’, warehousemen’s, landlords’ and mechanics’ liens, in each case incurred in the ordinary course of business consistent with past practice for sums not yet due or being contested in good faith by appropriate proceedings; (D) statutory Liens for Taxes, assessments or other governmental charges not yet due and payable or which are being contested in good faith by appropriate proceedings; (E) Encumbrances that do not materially impair the ownership or use of the assets to which they relate; (F) gaps in the chain of title evident from the records of the relevant Governmental Entity maintaining such records; (G) licenses granted to third parties in the ordinary course of business by the Company or its Subsidiaries; and (H) liens and security interests granted under the Senior Credit Documents.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d) of the Exchange Act) or any Governmental Entity.

“Required Information” means (a) all financial statements and pro forma financial information required to be delivered pursuant to paragraph 7 of Exhibit D to the Debt Financing Commitments on the dates and within the time periods specified for receipt thereof in such paragraph 7, (b) to the extent relating to the Company and the Company Subsidiaries, all information reasonably requested by Parent or Merger Sub to prepare the confidential information memorandum required to be delivered pursuant to paragraph 8 of Exhibit D to the Debt Financing Commitments and paragraph 9(b) of Exhibit D to the Debt Financing Commitments, and receipt of each completed confidential information memorandum within the time periods specified for receipt thereof in such paragraphs 8 and 9(b), and (c) to the extent relating to the Company and the Company Subsidiaries, all financial statements, pro forma financial statements, business and other financial data and disclosures reasonably requested by Parent or Merger Sub to prepare the offering memorandum and private placement memoranda, and of the type and in the form, required to be delivered pursuant to paragraph 9(a) of Exhibit D to the Debt Financing Commitments and receipt of drafts of customary comfort letters by auditors of the Company and completed offering or private placement memoranda within the time periods specified for receipt thereof in

Annex A-46

paragraph 9 of Exhibit D to the Debt Financing Commitments. As used herein, Debt Financing Commitments means the Debt Financing Commitments as in effect on the date hereof, and any amendment, modification, restatement, supplement and replacement permitted by this Section 6.9(b) (in which case references to any provisions will be to the corresponding provisions therein).

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Credit Documents” means the Amended and Restated Credit Agreement, dated as of July 6, 2007 (the “Credit Agreement”), among the Company, the subsidiary guarantors parties thereto, the lenders parties thereto, UBS Securities LLC, KeyBank N.A., UBS Loan Finance LLC, UBS AG, Stamford Branch, Banc of America Securities LLC and Bank of America, N.A., and each of the agreements, instruments and other documents executed in connection with the Credit Agreement.

“Subsidiary” means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total equity interest, is directly or indirectly owned by Parent or the Company, as the case may be.

“Tax Returns” means all reports, returns, declarations, statements or other information required to be filed with a Tax authority in connection with Taxes, including any schedule or attachment thereto or amendments thereof.

“Taxes” means (i) any and all taxes and similar charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto, whether disputed or not) imposed by any government or taxing authority domestic or foreign, including: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, net worth, excise, withholding, ad valorem, stamp, transfer, value added or gains taxes and similar charges, and (ii) any liability for the payment of any amounts of the type described in clause (i) of this definition as a result of being a member of an affiliated, consolidated, combined or unitary group for any period, as a result of any tax sharing or tax allocation agreement, arrangement or understanding, or as a result of being liable for another Person’s taxes as a transferee or successor, by contract or otherwise.

9.3 Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Appraisal Rights”	Section 2.4
“Base Premium”	Section 6.5(c)
“Book-Entry Shares”	Section 2.1(c)
“Buyer Parties”	Section 9.7(d)
“Certificate”	Section 2.1(c)
“Certificate of Merger”	Section 1.2
“Change of Recommendation”	Section 6.4(e)
“Closing”	Section 1.3
“Closing Date”	Section 1.3
“Code”	Section 2.3
“Company”	Preamble
“Company Acquisition Agreement”	Section 6.4(d)
“Company Adverse Recommendation Change”	Section 6.4(d)
“Company Board”	Recitals

Annex A-47

“Company Common Stock”	Recitals
“Company Disclosure Schedule”	Article III
“Company Employees”	Section 6.8(b)
“Company Expenses”	Section 8.3(b)
“Company Equity Incentive Plans”	Section 2.1(d)(i)
“Company Intellectual Property”	Section 3.22(b)
“Company Liability Limitation”	Section 9.7(c)
“Company Parties”	Section 9.7(d)
“Company Preferred Stock”	Section 3.3(a)
“Company Recommendation”	Section 6.1(c)
“Company Representatives”	Section 6.4(a)
“Company SEC Reports”	Section 3.7(a)
“Company Shareholder Approval”	Section 3.17
“Company Shareholders’ Meeting”	Section 6.1(c)
“Company Stock Options”	Section 2.1(d)(i)
“Company Subsidiaries”	Section 3.1(b)
“Confidentiality Agreement”	Section 6.6(b)
“Debt Financing”	Section 4.6
“Debt Financing Commitments”	Section 4.6
“DGCL”	Recitals
“Dissenting Shares”	Section 2.4
“Effective Time”	Section 1.2
“Electronic Data Room”	Section 4.10
“Employee Programs”	Section 3.13(a)
“Encumbrances”	Section 3.4
“End Date”	Section 8.1(b)(iii)
“Equity Financing”	Section 4.6
“Equity Financing Commitment”	Section 4.6
“Excluded Shares”	Section 2.1(b)
“Financing”	Section 4.6
“Financing Commitments”	Section 4.6
“Financing Source”	Section 4.6
“Guarantor”	Recitals
“Guaranty”	Recitals
“Incentive Merger Consideration”	Section 2.2(a)
“Indemnified Parties”	Section 6.5(a)
“Laws”	Section 3.6
“Leases”	Section 3.11
“LTIP”	Section 2.1(d)(iii)
“LTIP Stock Awards”	Section 2.1(d)(iii)
“Merger”	Recitals
“Merger Consideration”	Section 2.2(a)
“Merger Sub”	Preamble
“Offering Document”	Section 6.9(d)
“Order”	Section 3.8
“Other Filings”	Section 6.2(a)
“Parent”	Preamble
“Parent Expenses”	Section 8.3(a)
“Parent Liability Limitation”	Section 9.7(c)
“Parent Representatives”	Section 6.6(a)
“Parent Termination Fee”	Section 8.3(b)

Annex A-48

“Paying Agent”	Section 2.2(a)
“Paying Agent Agreement”	Section 2.2(a)
“Payment Fund”	Section 2.2(a)
“Permits”	Section 3.1(c)
“Proxy Statement”	Section 6.1(a)
“Registered Intellectual Property”	Section 3.22(a)
“Sarbanes-Oxley Act”	Section 3.7(c)
“Securities Laws”	Section 3.7(a)
“Special Committee”	Recitals
“Stock Merger Consideration”	Recitals
“Superior Proposal”	Section 6.4(h)
“Surviving Corporation”	Section 1.1(a)
“Takeover Proposal”	Section 6.4(g)
“Termination Fee”	Section 8.3(a)
“Transaction”	Recitals

9.4 Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever this Agreement indicates that the Company or any Company Subsidiaries have “made available” any document to Parent or Merger Sub, such statement shall mean that such document was (i) delivered or provided to Parent or Merger Sub or (ii) made available for viewing in the Electronic Data Room, as such site existed as at 7:00 p.m. Boston, Massachusetts time on the date prior to the date of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

9.5 Non-Survival of Representations, Warranties, Covenants and Agreements. Except for Articles I and II, Sections 6.5, 6.8, 9.7(f), and 9.7(g) and any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time, (a) none of the representations, warranties, covenants and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time and (b) thereafter (and, for the avoidance of doubt, subject in all regards to the limitations set forth in Section 9.7) there shall be no liability on the part of any of Parent, Merger Sub or the Company or any of their respective officers, directors or stockholders in respect thereof. Except as expressly set forth in this Agreement, there are no representations or warranties by or on behalf of any party hereto, express or implied.

9.6 Miscellaneous. (a) This Agreement (i) constitutes, together with the Confidentiality Agreement, the Guaranty and the Company Disclosure Schedule, the entire agreement and supersedes all of the prior agreements

Annex A-49

and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof, (ii) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and is not intended to confer upon any other Person (except as set forth below) any rights or remedies hereunder and (iii) may be executed in two or more counterparts which together shall constitute a single agreement.

9.7 Remedies.

(a) The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement were not performed by the Company in accordance with the terms hereof and that Parent and Merger Sub shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms hereof, without posting a bond or undertaking, in addition to any other remedy at law or equity. Notwithstanding anything herein to the contrary, except as expressly permitted by Section 9.7(b) and Section 9.7(c), the parties hereto agree that the Company shall not be entitled to an injunction, specific performance or other equitable relief to prevent breaches of this Agreement or to enforce specifically the terms hereof.

(b) Notwithstanding Section 9.7(a) above, the Company shall be entitled to seek specific performance against Parent to require Parent to seek to cause the Equity Financing to be funded in accordance with the terms of the Equity Financing Commitments and to consummate the Merger in accordance with the terms of this Agreement, but only in the event that (i) the conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and the Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, (ii) the Debt Financing Commitments delivered to the Company pursuant to Section 4.6 have been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing and (iii) the Company has irrevocably confirmed to Parent in writing that (A) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 and (B) if specific performance were granted and the Equity Financing and such Debt Financing were funded, then the Closing would occur. For the avoidance of doubt, in no event shall the Company be entitled to enforce specifically Parent’s obligation to seek to cause the Equity Financing to be funded or to consummate the Merger, if the Debt Financing Commitments delivered to the Company pursuant to Section 4.6 have not been funded in accordance with the terms thereof (or would not have been funded at the Closing in accordance with the terms thereof even if the Equity Financing had been funded at the Closing).

(c) Notwithstanding Section 9.7(a) above, the Company shall be entitled to seek specific performance against Parent to require Parent to use its reasonable best efforts to enforce the terms of the Debt Financing Commitments delivered to the Company pursuant to Section 4.6, but only in the event that (i) the conditions set forth in Sections 7.1 and 7.2 (other than conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, and remain satisfied, at the time when the Closing would have occurred and the Parent and Merger Sub fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 1.3, (ii) all of the conditions to the consummation of the Debt Financing contemplated by the Debt Financing Commitments delivered to the Company pursuant to Section 4.6 have been satisfied (other than conditions that by their nature are to be satisfied by actions taken at the Closing) and (iii) the Company has irrevocably confirmed to Parent and the sources of Debt Financing contemplated by the Debt Financing Commitments delivered to the Company pursuant to Section 4.6 in writing that (A) all conditions set forth in Section 7.3 have been satisfied or that it is willing to waive all conditions in Section 7.3 and (B) if specific performance were granted and the Equity Financing and the Debt Financing were funded, then the Closing would occur.

(d) Each of the parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of Section 9.7(a), Section 9.7(b) or

Annex A-50

Section 9.7(c), as applicable, on the basis that the other parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or in equity. When the Company seeks specific performance as permitted by Section 9.7(b) or Section 9.7(c), the Company shall not be required to provide any bond or other security in connection therewith. For the avoidance of doubt, under no circumstance shall the Company be permitted or entitled to receive both a grant of specific performance (which is only available to the extent expressly permitted by Section 9.7(b) and 9.7(c)) and payment of the Parent Termination Fee (which is only available to the extent, expressly permitted by 8.3(b)).

(e) If a court of competent jurisdiction described in Section 9.10(b)(i): (i) declines to enter a final order or judgment in favor of the Company awarding it specific performance against Parent pursuant to Section 9.7(b) or Section 9.7(c), but (notwithstanding the express requirements of this Agreement) such court awards the Company damages against Parent in lieu of such specific performance or (ii) enters a final order or judgment in favor of the Company awarding it specific performance hereunder, but nonetheless the Debt Financing contemplated by the Debt Financing Commitments delivered to the Company pursuant to Section 4.6 is not funded pursuant to the terms thereof, then, in each such event, the Company, as its sole remedy at law or in equity, may seek to terminate this Agreement in accordance with Section 8.1, and, in the event the conditions of 8.1(g) are satisfied, upon such termination, Parent (or its designee) shall pay to the Company (or as directed by the Company), the Parent Termination Fee pursuant to the terms and conditions of this Agreement. In addition, the Company agrees to cause any suit, action or proceeding still pending to be dismissed with prejudice at such time as Parent and Merger Sub consummate the Merger or pay the Parent Termination Fee pursuant to this Section 9.7(e), as applicable. It is further acknowledged and agreed that, notwithstanding anything herein to the contrary, in the event that, as contemplated by clause (i) of the first sentence of this Section 9.7(d), such court declines to enter a final order or judgment in favor of the Company or, as contemplated by clause (ii) of such first sentence, the Debt Financing is not funded (or in either case, if the Company withdraws any such suit prior to a final award or judgment), then, for all purposes under this Agreement, to the extent the Parent Termination Fee is or becomes payable under this Agreement, it shall be reduced by the amount of Expenses incurred by Parent, Merger Sub or their Affiliates in connection with any such suit by the Company and any actions taken by Parent or Merger Sub in connection with the satisfaction of their obligation relating to such award of specific performance.

(f) For the avoidance of doubt and subject only to the rights of Parent and Merger Sub under Section 9.7(a) and the Company’s right to seek specific performance under Section 9.7(b) and Section 9.7(c), notwithstanding anything herein to the contrary, the maximum aggregate liability of the Company under or relating to this Agreement to any Person shall be limited to either the Termination Fee plus the Parent Expenses if the Company is required to pay the Termination Fee plus any amounts that may be payable by the Company under Section 8.3(d) (the “Company Liability Limitation”), and the maximum aggregate liability of Parent and Merger Sub under or relating to this Agreement to any Person shall be limited to the amount of the Parent Termination Fee described in Section 8.3(b) (inclusive of any amounts owed pursuant to Section 6.5 and Section 6.9(b)) plus any amounts that may be payable under Section 8.3(d) less any amounts contemplated by the last sentence of Section 9.7(e) (the “Parent Liability Limitation”), and in no event shall (i) the Company or any of its Affiliates seek or accept any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, under or in connection with this Agreement, the Financing Commitments or the Guaranty or the transactions contemplated hereby or thereby, against Parent, Merger Sub, the Guarantor or any other Buyer Parties (as defined below), other than against Parent or Merger Sub pursuant to this Agreement or against Guarantor pursuant to the Guaranty, in each such case not to exceed the Parent Liability Limitation, and in no event shall the Company and its Affiliates be entitled to more than one payment of an amount equal in the aggregate to the Parent Liability Limitation and (ii) Parent or Merger Sub seek or accept any other recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against the Company, the Company Subsidiaries or any other Company Parties (as defined below) in excess of the Company Liability Limitation under or in connection with this Agreement or the Transaction. The Company acknowledges, covenants and agrees that it has no right of recovery against, and no personal liability shall

Annex A-51

attach to, in each case with respect to damages or any other right to relief of the Company and its Affiliates, any of the Buyer Parties (other than the Parent and the Merger Sub to the extent provided in this Agreement and the Guarantor to the extent provided in the Guaranty), through the Parent or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of the Parent against the Guarantor or any other Buyer Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Law, or otherwise, except for its rights to recover from the Guarantor (but not any other Buyer Party) under and to the extent provided in the Guaranty and subject to the Cap (as defined therein) and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantor and any other Buyer Party (other than Parent and the Merger Sub to the extent provided in this Agreement) in respect of any liabilities or obligations arising under, or in connection with, this Agreement, the Financing Commitments or the Guaranty or the transactions contemplated hereby or thereby.

(g) For purpose hereof: “Buyer Parties” shall mean, collectively, Parent, Merger Sub, the Guarantor and any of their respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing, and, the Financing Sources and “Company Parties” shall mean, collectively, any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of the Company and its Subsidiaries and any and all former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.

9.8 Assignment; Benefit. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties and any purported assignment without the prior written consent of the other parties shall be null and void; provided, however, that Parent and Merger Sub may, without the prior written consent of the Company, assign any of their rights, interests and obligations hereunder to one or more of their Subsidiaries or Affiliates so long as Parent and Merger Sub are not relieved of any of their respective obligations hereunder. Notwithstanding anything contained in this Agreement to the contrary, except (i) for the provisions of Sections 6.5, 9.7(f) and 9.7(g) hereof, which shall inure to the benefit of the Persons or entities benefiting therefrom who are expressly intended to be third-party beneficiaries thereof and who may enforce the covenants contained therein and (ii) the rights of the Financing Sources under Section 8.2, 8.3(b), 9.7(f), 9.7(g), 9.10 and 9.13, nothing in this Agreement, expressed or implied, is intended to or shall confer on any Person (including, stockholders and creditors of the Company or any Company Subsidiary) other than the parties hereto or their respective heirs, successors, executors, administrators and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.9 Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

9.10 Choice of Law/Consent to Jurisdiction.

(a) All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement or the Transaction shall be governed by, construed and enforced in accordance with the laws of the State of Delaware without regard to its rules of conflict of laws.

Annex A-52

(b) Each of the Company, Parent and Merger Sub hereby irrevocably and unconditionally (i) consents to submit to the sole and exclusive jurisdiction of the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over the matter is vested in the federal courts, any court of the United States located in the State of Delaware, for any litigation (whether sounding in contract, tort or otherwise) arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the Transaction, (ii) agrees not to commence any such litigation (including any litigation against any Financing Sources arising out of this Agreement or the Financing Commitments except to the extent expressly provided for in the Financing Commitments) except in such courts as herein provided, waives any objection to the laying of venue of any such litigation in such courts, and (iii) agrees not to plead or claim in such courts that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, in any litigation subject to this Section 9.10(b), (i) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process, and (ii) that, in addition to any method of service of process authorized by applicable Law, service of process may be made on such party by nationally recognized prepaid overnight courier, addressed in accordance with Section 9.1 hereof (such service to be effective on the date of delivery). Service made pursuant to (i) or (ii) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.

9.11 Waiver. Except as provided in this Agreement, no action taken pursuant to this Agreement, including, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

9.12 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. Facsimile transmission or electronic transmission in pdf format of any signed original document shall be deemed the same as delivery of an original. At the request of any party, the parties will confirm facsimile transmission or electronic transmission in pdf format by signing a duplicate original document.

9.13 Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY LITIGATION WHICH MAY ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, VALIDITY OR PERFORMANCE OF THIS AGREEMENT, OR THE TRANSACTION, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM IN ANY SUCH LITIGATION (WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE) INCLUDING ANY LITIGATION AGAINST ANY FINANCING SOURCES ARISING OUT OF THIS AGREEMENT OR THE FINANCING COMMITMENTS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF SUCH LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.13.

[Remainder of page intentionally left blank]

Annex A-53

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAPILLON HOLDINGS, INC.

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	President

PAPILLON ACQUISITION, INC.

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	President

INVENTIV HEALTH, INC.

By:	/s/ R. Blane Walter
Name:	R. Blane Walter
Title:	CEO

Annex A-54

EXECUTION VERSION

AMENDMENT (this “Amendment”) dated as of May 27, 2010 to the AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of May 6, 2010, by and among Papillon Holdings, Inc., a Delaware corporation (“Parent”), Papillon Acquisition, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of Parent (“Merger Sub”), and inVentiv Health, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

1. Section 2.1(d)(i) is hereby amended and restated to read as follows:

“(i) At the Effective Time, each outstanding qualified or nonqualified option to purchase shares of Company Common Stock (“Company Stock Options”) under any employee equity incentive plan or arrangement of the Company or of any affiliate of the Company (“Company Equity Incentive Plans”) shall be canceled in exchange for the right to receive (i) to the extent such Company Stock Option was vested immediately prior to the Effective Time (or is (a) disclosed on Schedule 3.21 or (b) permitted to be provided for under Section 5.1(i) and, in either case, will become vested upon the Closing as a result of the Transaction (collectively, “CIC Options”)), payment in cash at the Effective Time equal to the product of (x) the number of shares of Company Common Stock subject to such portion that has vested or will become vested upon a change of control of the Company or otherwise as a result of the Transaction and (y) the excess, if any, of the Stock Merger Consideration over the exercise price per share of such vested portion, less all applicable withholding Taxes; and (ii) to the extent such Company Stock Option, other than a CIC Option, was not vested immediately prior to the Effective Time, the right to receive, at such time (if any) as, absent the Transaction, such unvested portion would otherwise have vested and become exercisable, a payment in cash equal to the product of (x) the number of shares of Company Common Stock subject to such unvested portion and (y) the excess, if any, of the Stock Merger Consideration (without interest) over the exercise price per share of such unvested portion, less all applicable withholding Taxes; provided that if the exercise price per share of any such Company Stock Option is equal to or greater than the Stock Merger Consideration, such Company Stock Option shall be canceled at the Effective Time without any cash payment or right to any future cash being exchanged or required to be exchanged therefor.”

2. Section 2.1(d)(iii) is hereby amended and restated to read as follows:

“(iii) At the Effective Time, each outstanding share of restricted Company Common Stock (the “LTIP Stock Awards”) granted under the Company’s 2006 Long-Term Incentive Plan (the “LTIP”) that is not vested at the Effective Time (other than LTIP Stock Awards (a) disclosed on Schedule 3.21 or (b) permitted to be provided for under Section 5.1(i) that, in either case, will become vested upon the Closing as a result of the Transaction) shall be canceled in exchange for the right to receive, at the time such share of restricted Company Common Stock would, absent the Transaction, have become vested, a cash payment equal to the Stock Merger Consideration (without interest), less all applicable withholding Taxes.”

3. Section 5.1(d) is hereby amended and restated to read as follows:

“(d) except (i) in the ordinary course of business; (ii) pursuant to the Senior Credit Documents; (iii) vehicle finance facilities (including capitalized leasing facilities); (iv) intercompany arrangements exclusively among the Company and the wholly-owned Company Subsidiaries; or (v) credit card obligations that are not delinquent consistent with past practice, incur or assume any Indebtedness for borrowed money (including any guarantee of Indebtedness of a third party) in excess of $3 million in the aggregate; provided, that other than (A) pursuant to clauses (i), (ii), (iv) and (v) of this Section 5.1(d) and

Annex A-55

(B) any hedging obligations in existence as of the date hereof, the aggregate amount of Indebtedness permitted to exist shall not exceed $45 million;”

4. Section 5.1(i) is hereby amended and restated to read as follows:

“(i) grant to any director, officer or employee the right to receive any new severance, change of control or termination pay or termination benefits, or grant any increase in any existing severance, change of control or termination pay or termination benefits to any officer, director or employee, in excess of $500,000 in the aggregate for all such Persons, provided that it will not constitute a violation of this Section 5.1(i) to enter into indemnification agreements with directors and officers in the form historically used by the Company or to pay severance to terminated employees in the ordinary course of business consistent with past practice;”

5. Section 5.1(n) is hereby amended and restated to read as follows:

“(n) make any earnout payments under the Company’s acquisition agreements listed in Sections 3.3(a), 3.3(d)(ii) and 3.3(h) of the Company Disclosure Schedule in a form of consideration other than in cash;”

6. Section 5.1(p) is hereby amended and restated to read as follows:

“(p) make any capital expenditures other than (i) in accordance with the Company’s budget, (ii) such capital expenditures pursuant to vehicle lease facilities not prohibited under Section 5.1(d), and (iii) such capital expenditures as do not exceed the Company’s budget by $5,000,000 in the aggregate; or”

7. Clause (y) of Section 6.9(b) is hereby amended and restated to read as follows:

“(y) does not impose new or additional conditions or otherwise expand the conditions to the Financing and”

8. Section 9.3 is hereby amended by changing the “Buyer Parties” reference to “Section 9.7(g)”, changing the “Company Liability Limitation” reference to “Section 9.7(f)”, changing the “Company Parties” reference to “Section 9.7(g)”, changing the “Parent Liability Limitation” reference to “Section 9.7(f)”, deleting the reference to “Merger Consideration” and adding the following references:

Acquisition Contract	Section 9.2
CIC Options	Section 2.1(d)(i)
Contract	Section 9.2
Credit Agreement	Section 9.2

9. The last sentence of Section 9.7(b) is hereby amended by changing the word “or” to “and” in the parenthetical appearing therein.

10. The first two sentences of Section 9.7(e) of the Agreement are hereby amended by inserting the words “and the Company Expenses” after the words “Parent Termination Fee” each time they appear, and the third sentence of Section 9.7(e) is amended by substituting a reference to “Section 9.7(e)” for the reference to “Section 9.7(d)”.

11. The first sentence of Section 9.7(f) of the Agreement is hereby amended by adding the words “and the Company Expenses” after the words “Section 8.3(b)” in the tenth line thereof.

12. Except as set forth above, the Agreement shall remain unmodified and in full force and effect.

13. This Amendment shall be governed by, and construed in accordance with, the Laws of the State of Delaware.

[Remainder of page intentionally left blank]

Annex A-56

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Amendment to be executed as of the date first written above by their respective officers thereunto duly authorized.

PAPILLON HOLDINGS, INC.

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	President

PAPILLON ACQUISITION, INC.

By:	/s/ Todd M. Abbrecht
Name:	Todd M. Abbrecht
Title:	President

INVENTIV HEALTH, INC.

By:	/s/ R. Blane Walter
Name:	R. Blane Walter
Title:	CEO

Annex A-57

ANNEX B—OPINION OF GOLDMAN, SACHS & CO., DATED MAY 6, 2010

PERSONAL AND CONFIDENTIAL

May 6, 2010

Special Committee of the Board of Directors

inVentiv Health, Inc.

500 Atrium Drive

Somerset, New Jersey 08873

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than Papillon Holdings, Inc. (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of inVentiv Health, Inc. (the “Company”) of the $26.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of May 6, 2010 (the “Agreement”), by and among Parent, Papillon Acquisition, Inc., an indirect wholly owned subsidiary of Parent, and the Company. Pursuant to Section 2.1 of the Agreement, the holders of Shares (other than Parent and its affiliates) may be paid Additional Per Share Consideration (as defined in the Agreement), as to which we express no opinion.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, any of its affiliates and any affiliates and portfolio companies of Thomas H. Lee Partners, L.P., an affiliate of Parent (“THL”), or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Special Committee of the Board of Directors of the Company (the “Special Committee”) in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We also have provided certain investment banking and other financial services to THL and its affiliates and portfolio companies from time to time for which our investment banking division has received, and may receive, compensation, including, but not limited to, having acted as a joint bookrunning manager with respect to an offering of 10% Senior Secured Notes due 2013 of Nortek, Inc., a portfolio company of THL, (aggregate principal amount $750,000,000) in May 2008; arranger with respect to an investment by Goldman Sachs Senior Loan Fund in ARAMARK Corporation, a portfolio company of THL, in December 2008; joint bookrunning manager with respect to an offering of 11.5% Senior Notes due 2016 of The Nielsen Company BV, a portfolio company of THL, (aggregate principal amount $500,000,000) in April 2009; joint bookrunning manager with respect to an offering of 9.5% Senior Secured Notes due 2016 of Warner Music Group, a portfolio company of THL, (aggregate principal amount $1,100,000,000) in May 2009; and joint bookrunning manager with respect to an offering of 9.25% Series A and Series B Senior Notes due 2017 of Clear Channel Communications, Inc., a portfolio company of THL, (aggregate principal amount $2,500,000,000) in December 2009. We also may provide investment banking and other financial services to the Company and its affiliates and THL and its affiliates and portfolio companies in the future for which our investment banking division may receive compensation. Affiliates of Goldman, Sachs & Co. may have co-invested with THL and its affiliates and may have invested in limited partnership units of affiliates of THL from time to time, and may do so in the future.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five fiscal years ended December 31, 2009; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the

Annex B-1

Company; and certain internal financial analyses and forecasts for the Company prepared by its management, as approved for our use by the Company (the “Forecasts”). We have also held discussions with members of the senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the healthcare industry and in other industries; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us, and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company; nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $26.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or class of such persons, in connection with the Transaction, whether relative to the $26.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay its obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Special Committee in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $26.00 per Share in cash to be paid to the holders (other than Parent and its affiliates) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
(GOLDMAN, SACHS & CO.)

Annex B-2

ANNEX C—GENERAL CORPORATION LAW OF THE STATE OF DELAWARE—SECTION 262

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of

Annex C-1

incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

Annex C-2

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder

Annex C-3

whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13.)

Annex C-4

0

INVENTIV HEALTH, INC.

500 Atrium Drive

Somerset, New Jersey 08873

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints R. Blane Walter and David S. Bassin as proxies, and each of them individually, each with the power to appoint his substitute, and hereby authorizes each of them to represent and to vote as designated on the reverse side of this card all of the shares of Common Stock of inVentiv Health, Inc. (the “Company”) held of record by the undersigned on June 15, 2010 at the Special Meeting of Stockholders to be held on July 21, 2010 at 9:00 a.m., local time, at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, New York 10036, or any adjournment or postponement thereof.

Continued and to be signed on reverse side.

14475

PLEASE RETAIN THIS ADMISSION TICKET

for the SPECIAL MEETING OF STOCKHOLDERS OF

INVENTIV HEALTH, INC.

JULY 21, 2010

9:00 A.M., LOCAL TIME

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST on July 20, 2010.

COMPANY NUMBER
ACCOUNT NUMBER
MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Special Meeting to be held on July 21, 2010 at 9:00 a.m., local time, at 1180 Avenue of the Americas, 10th Floor (Times Square Conference Room), New York, New York 10036.

i  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.  i

¢ 00030003000000001000 7	072110

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

			FOR	AGAINST	ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted “FOR” proposals 1 and 2.

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided.

Proposal Number 1 - A proposal to adopt the Agreement and Plan of Merger, dated as of May 6, 2010, as it may be amended from time to time, by and among the Company, Papillon Holdings, Inc., a Delaware corporation, and Papillon Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Papillon Holdings, Inc., a copy of which is attached as Annex A to the accompanying proxy statement.

			☐	☐	☐
			FOR	AGAINST	ABSTAIN

Proposal Number 2 - A proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement.

			☐	☐	☐

IT IS IMPORTANT THAT YOUR SHARES ARE REPRESENTED AT THIS SPECIAL MEETING, WHETHER OR NOT YOU ATTEND THE SPECIAL MEETING IN PERSON. TO MAKE SURE YOUR SHARES ARE REPRESENTED, WE URGE YOU TO COMPLETE AND MAIL THE PROXY CARD BELOW OR GRANT A PROXY VIA THE INTERNET OR BY TELEPHONE. IF YOU GRANT A PROXY OVER THE INTERNET OR BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD BY MAIL.

IF YOU PLAN TO ATTEND THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 21, 2010, PLEASE MARK THE APPROPRIATE BOX ON THE PROXY CARD BELOW. PRESENT THIS TICKET TO THE INVENTIV HEALTH, INC. REPRESENTATIVE AT THE ENTRANCE TO THE MEETING ROOM.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

¢	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.	¢